Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Dated as of October 26, 2005,

by and among

SAND HILL IT SECURITY ACQUISITION CORP.,

SAND HILL MERGER CORP.

and

ST. BERNARD SOFTWARE, INC.

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Exhibits

Exhibit A	–	Board of Directors and Officers
Exhibit B	–	Form of Amended and Restated Certificate of Incorporation of Parent
Exhibit C	–	Form of Amended and Restated Bylaws of Parent
Exhibit D	–	Form of Letter of Transmittal
Exhibit E	–	Form of Stock Escrow Agreement
Exhibit F	–	Form of Affiliate Letter
Exhibit G	–	Form of Lock-Up Agreement
Exhibit H	–	Form of Company Counsel Opinion

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER, dated as of October 26, 2005 (this “Agreement”), is by and among SAND HILL IT SECURITY ACQUISITION CORP., a Delaware corporation (the “Parent”), SAND HILL MERGER CORP., a Delaware corporation and a wholly owned subsidiary of Parent (the “Merger Sub”), and ST. BERNARD SOFTWARE, INC., a Delaware corporation (the “Company”).

RECITALS

WHEREAS each of the Boards of Directors of Parent and Merger Sub, the sole stockholder of Merger Sub, Merger Sub and the Board of Directors of the Company have unanimously approved and declared advisable this Agreement and the merger of Merger Sub with and into the Company, with the Company surviving (the “Merger”) on the terms and subject to the conditions set forth in this Agreement, whereby each share of common stock, par value $0.10 per share, of the Company shall be converted into the right to receive common stock, par value $0.01 per share, of Parent (“Parent Common Stock”), on the terms set forth in this Agreement;

WHEREAS for federal income tax purposes it is intended that the Merger qualify as a reorganization as described in Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and this Agreement constitutes a “plan of reorganization” within the meaning of Section 1.368-1(c) of the Treasury Regulations; and

WHEREAS Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties, and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

Section 1.01 The Merger.

(a) On the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (as defined herein). At the Effective Time, the separate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

(b) The Merger, the issuance by Parent of shares of Parent Common Stock in connection with the Merger, the Charter Amendment (as defined herein) and the other transactions contemplated by this Agreement are referred to in this Agreement collectively as the “Transactions.” This Agreement, together with the Stock Escrow Agreement (as defined herein), the Lock-Up Agreements (as defined herein) and the Affiliate Letters (as defined herein), are referred to in this Agreement collectively as the “Transaction Agreements.”

Section 1.02 Closing. The closing (the “Closing”) of the Merger shall take place at the offices of the Company, 15015 Avenue of Science, San Diego, CA 92128 at 10:00 a.m. on the second business day following the satisfaction (or, to the extent permitted by Law (as defined herein), waiver by all parties) of the conditions set forth in Section 7.01, or, if on such day any condition set forth in Section 7.02 or Section 7.03 has not been satisfied (or, to the extent permitted by Law, waived by the party or parties entitled to the benefits thereof), as soon as practicable after all the conditions set forth in Article VII have been satisfied (or, to the extent permitted by Law, waived by the parties entitled to the benefits thereof), or at such other place, time and date as shall be agreed in writing between Parent and the Company. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

Section 1.03 Effective Time. Prior to the Closing, the parties shall prepare, and on the Closing Date the parties will execute and file with the Delaware Secretary of State, a certificate of merger (the “Certificate of Merger”) executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to give full effect to the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State, or at such other time as Parent and the Company shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the “Effective Time”).

Section 1.04 Effects. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the assets, property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.05 Certificate of Incorporation and Bylaws.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b) The Bylaws of the Company as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

Section 1.06 Directors and Officers.

(a) From and after the Effective Time, each of the Parent and the Surviving Corporation shall be governed by a board of directors consisting of the persons identified on

Exhibit A attached hereto, and each shall serve as a member of the board of directors from and after the Effective Time until his successor shall have been elected or appointed and shall have qualified in accordance with applicable Law, the Certificate of Incorporation or Bylaws of the Surviving Corporation. From and after the Effective Time, the officers of the Parent will be the persons listed on Exhibit A.

(b) From and after the Effective Time, the officers of the Surviving Corporation will consist of the officers of the Company at the Effective Time. Such persons will continue as officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Certificate of Incorporation and the Bylaws of the Surviving Corporation.

Section 1.07 Parent Charter and Bylaws.

(a) Charter Amendment. The Parent Charter (as defined herein), as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit B attached hereto (the “Charter Amendment”), and, as so amended, shall be the certificate of incorporation of Parent until thereafter changed or amended as provided therein or by applicable Law.

(b) Bylaw Amendment. The Parent Bylaws (as defined herein), as in effect immediately prior to the Effective Time, shall be amended immediately prior to the Effective Time, in substantially the form of Exhibit C attached hereto, and, as so amended, shall be the by-laws of Parent until thereafter changed or amended as provided therein or by applicable Law.

ARTICLE II

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.01 Conversion of Company Shares, Options and Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Company or Merger Sub:

(a) Common Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub that shall be outstanding immediately prior to the Effective Time, shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive one share of common stock, par value $0.10 per share of the Surviving Corporation, so that at the Effective Time, Parent shall be the holder of all of the issued and outstanding shares of the Surviving Corporation.

(b) Cancellation of Company Treasury Shares and Common Stock Owned by Parent. Each share of the Company’s common stock, par value $0.10 per share (the “Company Common Stock”), held in the treasury of the Company and each share of Company Common Stock owned by Parent, or any other direct or indirect, wholly-owned subsidiary of Parent immediately prior to the Effective Time shall be automatically canceled and retired and shall cease to exist and no payment or other consideration shall be made with respect thereto.

(c) Conversion of Company Common Stock, Options and Warrants. Subject to Section 2.01(b) and Section 2.04, each share of Company Common Stock, together with each share of Company Common Stock issuable pursuant to all options and warrants to purchase Company Common Stock, issued and outstanding immediately prior to the Effective Time, shall be converted into the right to receive or purchase, as the case may be, a number of duly authorized, validly issued, fully paid and nonassessable shares of Parent Common Stock, or options or warrants to purchase Parent Common Stock, as applicable, equal to the quotient obtained by dividing the sum of (i) 10,880,000 (the “Initial Parent Shares”) (as adjusted pursuant to Section 2.04), plus (ii) two (2) times the number of shares of Parent Common Stock issued subsequent to the date hereof, plus (iii) without duplication, two (2) times the number of shares of Parent Common Stock that are the subject of any options or warrants issued subsequent to the date hereof, excluding in the case of clause (ii) and clause (iii), shares of Parent Common Stock issued or issuable upon the exercise of any outstanding warrants (including warrants issued or issuable upon the exercise of outstanding units) issued in connection with Parent’s initial public offering by the sum of (A) the total number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and (B) the total number of shares of Company Common Stock issuable pursuant to options and warrants to purchase Company Common Stock outstanding immediately prior to the Effective Time (the “Exchange Ratio”).

(d) Conversion of Company Common Stock. As of the Effective Time, all Company Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of Company Common Stock shall cease to have any rights with respect thereto, except the right to receive the applicable portion of the Merger Consideration in accordance with Section 2.02, without interest. The aggregate shares of Parent Common Stock to be issued, upon the conversion of the Company Common Stock pursuant to Section 2.01, are referred to as the “Merger Consideration”.

(e) Conversion of Options.

(i) At the Effective Time, all options to purchase Company Common Stock then outstanding (individually, an “Outstanding Employee Option,” and collectively, the “Outstanding Employee Options”) under the Company’s (i) 1992 Stock Option Plan, and (ii) 2005 Stock Option Plan (each as amended, collectively, the “Option Plans”), by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with this Section 2.01.

(ii) At the Effective Time, each Outstanding Employee Option, whether vested or unvested, will be assumed by Parent without further action by the holder thereof. Each such Outstanding Employee Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plans, option agreements thereunder and other relevant documentation in existence immediately prior to the Effective Time, except that each such Outstanding Employee Option will be converted into the option to purchase that number of shares of Parent Common Stock calculated by multiplying such Outstanding Employee Option by the Exchange Ratio and rounding to the nearest whole share of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Employee Option will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Employee Option was exercisable immediately prior to the Effective

Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(iii) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Employee Options assumed by Parent under this Agreement. Parent shall file as soon as practicable after the Closing Date a registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”) covering the shares of Parent Common Stock issuable upon the exercise of the Outstanding Employee Options assumed by Parent, and shall use its reasonable efforts to cause such registration statement to become effective as soon thereafter as practicable and to maintain such registration in effect until the exercise or expiration of such assumed Outstanding Employee Options.

(iv) The vesting of each Outstanding Employee Option will accelerate pursuant to its terms as a result of, or in connection with, the transactions contemplated hereby. The Company shall ensure that none of its Board of Directors nor any committee thereof nor any other body or person within its control takes any discretionary action so as to cause the vesting of any Outstanding Employee Option which does not vest by its terms.

(f) Conversion of Warrants.

(i) At the Effective Time, all warrants to purchase Company Common Stock then outstanding (individually, an “Outstanding Company Warrant,” and collectively, the “Outstanding Company Warrants”), by virtue of the Merger and without any action on the part of the holder thereof, shall be assumed by Parent in accordance with this Section 2.01.

(ii) At the Effective Time, each Outstanding Company Warrant will be assumed by Parent without further action by the holder thereof. Each such Outstanding Company Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the agreements which govern the Outstanding Company Warrant in existence immediately prior to the Effective Time, except that each such Outstanding Company Warrant will be converted into a warrant to purchase that number of shares of Parent Common Stock calculated by multiplying such Outstanding Company Warrant by the Exchange Ratio and rounding to the nearest whole share of Parent Common Stock. The per-share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Outstanding Company Warrant will be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Outstanding Company Warrant was exercisable immediately prior to the Effective Time by the Exchange Ratio, and rounding the resulting exercise price up to the nearest whole cent.

(iii) Parent shall reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of Outstanding Company Warrants assumed by Parent under this Agreement.

Section 2.02 Exchange of Certificates.

(a) Exchange Agent. Immediately prior to the Effective Time, Parent shall deposit with American Stock Transfer & Trust Company (or another comparable bank or trust company)

(the “Exchange Agent”), for the benefit of the holders of Company Common Stock, for exchange in accordance with this Article II, through the Exchange Agent, certificates representing the shares of Parent Common Stock issuable pursuant to Section 2.01, less the Stock Escrow Amount (as defined herein), in exchange for outstanding Company Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the “Exchange Fund”). Upon the occurrence of the Effective Time, the Exchange Agent shall, pursuant to irrevocable instructions, immediately deliver the Parent Common Stock contemplated to be issued pursuant to Section 2.01 out of the Exchange Fund. The Exchange Fund shall not be used for any other purpose.

(b) Exchange Procedures. Upon the surrender of the certificate that formerly represented shares of Company Common Stock in accordance with the provisions of Section 2.02(c), the Exchange Agent shall deliver to the holders of Company Common Stock certificates representing (i) the number of shares of Parent Common Stock into which such shares shall have been converted in accordance with Sections 2.01(c) and 2.04, less (ii) the portion of the Stock Escrow Amount attributable to each such holder of Company Common Stock. Company Common Stock to be exchanged shall be delivered under cover of a Letter of Transmittal in the form of Exhibit D, attached hereto.

(c) No Further Ownership Rights in the Company. At and after the Effective Time, each holder of Company Common Stock immediately prior to the Effective Time shall cease to have any rights as a stockholder of the Company, except for the right to surrender such stockholder’s certificates which immediately prior to the Effective Time represented outstanding Company Common Stock in exchange for receipt of the Merger Consideration and after the Effective Time no transfer of shares of Company Common Stock which were outstanding immediately prior to the Effective Time shall be made on the stock transfer books of the Company. Any certificates representing Shares presented after the Effective Time for transfer shall be canceled and exchanged for the applicable Merger Consideration. Subject to the terms of Section 2.03 and Section 9.03, Parent shall have no obligation to deliver to any holder of Company Common Stock their portion of the applicable Merger Consideration except to the extent that such holder has caused certificates representing such holder’s shares of Company Common Stock (or affidavits of lost certificates, together with a bond in favor of Parent if requested by Parent, each in form, substance and amount acceptable to Parent, if applicable) to be tendered to Parent.

(d) Dissenting Shares. Shares of Company Common Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such shares in accordance with the DGCL shall not be converted into a right to receive the applicable Merger Consideration, unless such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal under the DGCL. If, after the Effective Time, such holder fails to perfect, withdraws or otherwise loses such holder’s right to appraisal, each such share shall be treated as if it had been converted as of the Effective Time into a right to receive the applicable Merger Consideration. The Company shall give Parent (i) prompt notice of any demands for appraisal pursuant to the DGCL received by the Company, withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company in connection with such demands and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL prior to the Effective Time. The Company shall not, except with the prior written consent of Parent or as otherwise required by any applicable Law, make any payment with respect to any such demands for appraisal or offer to settle or settle any such demands.

(e) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of Company Common Stock with respect to the shares of Parent Common Stock until surrender of Company Common Stock in accordance with this Article II. Following surrender of any such Company Common Stock, there shall be paid to the holder of the certificate representing shares of Parent Common Stock issued in exchange therefor, without interest, the amount of dividends or other distributions with a record date after the Effective Time payable with respect to such shares of Parent Common Stock.

(f) Fractional Shares. No fraction of a share of Parent Common Stock shall be issued in the Merger. In lieu of any fractional shares, the fractional amount of Parent Common Stock to which any holder of Company Common Stock is entitled to receive under Sections 2.01(c) and 2.02(b) shall be rounded up to the nearest whole number, and such holder shall receive a whole share of Parent Common Stock in lieu of a fractional share.

Section 2.03 Stock Escrow Agreement. Immediately prior to the Effective Time, the Stockholders’ Representative (as defined herein), the Parent Indemnified Parties’ Representative (as defined herein), Parent, Merger Sub and the Company shall enter into a Stock Escrow Agreement in substantially the form of Exhibit E attached hereto (the “Stock Escrow Agreement”) with American Stock Transfer & Trust Company, as escrow agent (the “Stock Escrow Agent”). At the Effective Time, Parent shall deposit with the Stock Escrow Agent ten percent (10%) of the Merger Consideration otherwise issuable to the holders of Company Common Stock pursuant to Section 2.01(c) (the “Stock Escrow Amount”), plus an additional 30,000 shares of Parent Common Stock that is otherwise issuable to the holders of Company Common Stock pursuant to Section 2.01(c) for use by the Stockholders’ Representative to pay the costs and expenses of the Stockholders’ Representative. The Stock Escrow Amount and such additional shares shall be held and distributed pursuant to the Stock Escrow Agreement. The number of shares of Parent Common Stock on deposit with the Escrow Agent from time to time shall be referred to as the “Stock Escrow.”

Section 2.04 Working Capital Adjustment. The parties hereto hereby agree to make the following adjustments to the Initial Parent Shares:

(a) Prior to the Closing Date, the Company shall prepare a calculation of the Working Capital (as defined herein) for the end of the month immediately prior to the Closing Date (the “Adjusted Working Capital”), each component of which shall be prepared in accordance with generally accepted United States accounting principles applied in a manner consistent with past practices (“GAAP”) from the books and records of the Company and which shall be derived from the balance sheet of the Company as of the end of the month immediately prior to the Closing Date (the “Closing Balance Sheet”). The Company shall, within five (5) days of the end of the relevant month, deliver such Closing Balance Sheet and the calculation of the Adjusted Working Capital to Parent for review. Within five (5) business days of its receipt of the Closing Balance Sheet and Adjusted Working Capital, Parent shall notify the Company whether Parent agrees with such Closing Balance Sheet and the calculation of the Adjusted Working Capital or disputes such Closing Balance Sheet and the calculation of the Adjusted Working Capital, in the latter case specifying in reasonable detail the points of disagreement. If any such dispute cannot be resolved to the satisfaction of both the Company and Parent within five (5) days after the Company receives notice from Parent of the existence of such dispute, then Peterson & Company, LLP, CPA’s (“Peterson”), shall resolve all points of disagreement with respect to the Closing Balance Sheet and the calculation of the Adjusted Working Capital. All determinations made by Peterson, shall be final, conclusive and binding with respect to such Closing Balance Sheet and the calculation of the Adjusted Working Capital.

(b) “Working Capital” means the sum of cash, accounts receivable and prepaid expenses set forth as a current asset on the Closing Balance Sheet, minus the sum of accounts payable, accrued expenses and all indebtedness for borrowed money set forth as a current liability on the Closing Balance Sheet. Expenses (as defined herein) shall not be taken into account in the calculation and determination of Working Capital.

(c) In the event that the Adjusted Working Capital of the Company is less than $1,800,000 (the “Target Working Capital”), the Initial Parent Shares shall be reduced in the amount by which the Adjusted Working Capital of the Company is less than the Target Working Capital; and in the event the Adjusted Working Capital of the Company exceeds the Target Working Capital, the Initial Parent Shares shall be increased in the amount by which the Adjusted Working Capital of the Company so exceeds the Target Working Capital (such increase or reduction being the “Working Capital Adjustment”).

(d) The Working Capital Adjustment shall be calculated by increasing or reducing the Initial Parent Shares by an amount equal to the quotient, rounded to the nearest whole number, represented by dividing the Working Capital Adjustment by $5.10; provided, however, that no such adjustment shall be made if the Working Capital Adjustment is less than $100,000.

(e) The amount of any Merger Consideration to be issued pursuant to Section 2.04(d) that is a subject of a dispute pursuant to Section 2.04(a), shall remain as part of the Stock Escrow Amount until the dispute is resolved, and the amount of the Merger Consideration that is not subject to such dispute shall be distributed to the holders of Company Common Stock pursuant to the terms of this Agreement and the Escrow Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub that, except as set forth in the letter, dated as of the date of this Agreement, from the Company to Parent and Merger Sub (the “Company Disclosure Letter”):

Section 3.01 Organization, Standing and Power. The Company, is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals (“Permits”) necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such Permits, the lack of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. The term “Company Material Adverse Effect” shall mean any material adverse effect on the business, financial condition, or results of operations of the Company and every Company Subsidiary (defined below), taken as a whole; provided, however, that Company Material Adverse Effect shall not be deemed to include (i) any adverse effect on the Company occurring either prior to, or after the Effective Time resulting from any change in general economic conditions relating to the market in which the Company operates, (ii) any effect directly resulting from the public announcement or pendency of the transactions contemplated hereby, or (iii) terrorist attack, act of war, or natural disaster. The Company is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties make such qualification necessary, except where the failure to so qualify could not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Parent true and complete copies of the Certificate of Incorporation of the Company (as so amended, the “Company Certificate of Incorporation”) and the Company Bylaws in each case, as amended through the date of this Agreement.

Section 3.02 Company Subsidiaries; Equity Interests.

(a) Section 3.02(a) of the Company Disclosure Letter lists each subsidiary of the Company (each a “Company Subsidiary”), and the jurisdiction of its incorporation or organization. Each Company Subsidiary is a corporation duly formed, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and has full corporate power and authority and possesses all Permits necessary to carry on their respective businesses as they are now being conducted and as now proposed to be conducted other than such Permits, the lack of which, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) Except for each Company Subsidiary, neither the Company nor any Company Subsidiary has any direct or indirect interest (by way of stock ownership or otherwise) in any firm, corporation, limited liability company, partnership, association or business. Each Company Subsidiary is duly qualified to conduct business as a foreign corporation and is in good standing in each jurisdiction wherein the nature of its activities or its properties owned or leased makes such qualification necessary, except where the failure to be so qualified could not reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in Section 3.02(b) of the Company Disclosure Letter, the Company owns all of the issued and outstanding capital stock of each Company Subsidiary free and clear of all Liens, and there are no outstanding options, warrants or rights to purchase capital stock or other equity securities of any Company Subsidiary, other than the capital stock owned by the Company.

Section 3.03 Capital Structure. The authorized capital stock of the Company consists of (i) 37,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $1.00 per share (“Company Preferred Stock”). As of the date hereof, (a) 23,158,887 shares of Company Common Stock are issued and outstanding (treating any treasury shares as not outstanding); (b) no shares of Company Preferred Stock are issued and outstanding; (c) 1,165,000 shares of Company Common Stock are reserved for issuance upon exercise of the Outstanding Company Warrants as more particularly described in Section 3.03 of the Company Disclosure Letter (such disclosure to include the holders thereof, the expiration date, the exercise prices thereof and the dates of issuance); and (d) 1,493,619 shares of Company Common Stock in the aggregate are issuable as of the date hereof pursuant to options that have been granted under the Option Plans that have not been exercised and that remain in effect, as more particularly described in Section 3.03 of the Company Disclosure Letter (such disclosure to include the holders thereof, the expiration date, the exercise prices thereof and the dates of grant). Except as set forth above, the Company does not have any outstanding bonds, debentures, notes or other securities or obligations, the holders of which have the right to vote or which are or were convertible into or exercisable for, voting securities, capital stock or other equity ownership interests in the Company. Except as set forth in Section 3.03 of the Company Disclosure Letter, there are not as of the date of this Agreement any existing options, warrants, calls, subscriptions, convertible securities or other rights (x) to acquire shares of capital stock or other equity ownership interests in the Company, (y) which obligate the Company to issue, exchange, transfer or sell any shares of capital stock or other equity ownership interests of the Company, or (z) to receive any payment from the Company that is based on the value of any equity securities of the Company, such as stock appreciation rights, phantom stock, or other equity participation rights. Except as set forth in Section 3.03 of the Company Disclosure Letter, there are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock or other equity ownership interests of the Company. Section 3.03 of the Company Disclosure Letter sets forth a true and correct list of the Company’s stockholders and any persons with rights to acquire the Company’s securities, which list will be promptly updated prior to the Closing to reflect any changes thereto. Except as set forth in Section 3.03 of the Company Disclosure Letter, none of the outstanding options permit any accelerated vesting or exercisability of those options by reason of the Merger or any other transactions contemplated by this Agreement. True and complete copies of all agreements and instruments relating to stock options or warrants have been provided or made available to Parent and such agreements and instruments have not been amended, modified or supplemented, and there are no agreements to amend, modify or supplement such agreements or instruments in any case from the form provided to Parent. All shares of Company Common Stock were issued in compliance with all applicable federal and state securities laws, and each share of Company Common Stock was duly authorized, validly issued, fully paid and nonassessable, and issued free of any preemptive rights or other rights of first refusal.

Section 3.04 Authority; Execution and Delivery; Enforceability.

(a) The Company has all requisite corporate power and corporate authority to execute and deliver the Transaction Agreements to which it is a party and to consummate the Transactions. The execution and delivery by the Company of each Transaction Agreement to which it is a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. The Company has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party (when executed and delivered pursuant hereto) will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors’ rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought, and (iii) with respect to any indemnification agreements set forth herein or therein, enforceability may be limited by principles of public policy.

(b) This Agreement, the Merger and the consummation by the Company of the transactions contemplated hereby and by the other Transaction Agreements have been duly authorized by all requisite corporate action and no other action on the part of the Company is necessary to authorize the execution, delivery or performance of this Agreement, the Merger, the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby.

Section 3.05 No Conflicts; Consents.

(a) The execution and delivery by the Company and each Company Subsidiary of each Transaction Agreement to which it is a party does not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien (as defined herein) upon any of the properties or assets of the Company under, any provision of (i) the Company’s Certificate of Incorporation or Bylaws, (ii) each Company Subsidiary’s certificate of incorporation, bylaws, articles of association or memorandum of association, (iii) any contract, lease, license, indenture, note, bond, agreement, concession, or other agreement (a “Contract”) to which the Company or a Company Subsidiary is a party and which is a Material Contract (as defined herein), or (iv) subject to the filings and other matters referred to in Section 3.05(b), any judgment, order or decree (“Judgment”) or statute, law, ordinance, rule or regulation (“Law”) applicable to the Company or any Company Subsidiary or their respective properties or assets, other than in the case of clause (iv) any such items that, individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

(b) No consent, approval, license, Permit, order or authorization (“Consent”) of, or registration, declaration or filing with, any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign (a “Governmental Entity”) is required to be obtained or made by or with respect to the Company or a Company Subsidiary in connection with the execution, delivery and performance of any Transaction Agreement to which it is a party or the consummation of the Transactions, other than (i) approval by the Company’s stockholders, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), if applicable, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State, and (iv) such other items, individually or in the aggregate, as are not material to the consummation of the Transactions.

Section 3.06 Financial Statements; Undisclosed Liabilities.

(a) Section 3.06 of the Company Disclosure Letter sets forth on a consolidated basis (i) the audited Balance Sheet of the Company as of December 31, 2004 (the “Company Balance Sheet”), December 31, 2003, and reviewed as of September 30, 2005, and (ii) the audited Income Statement of the Company for the years ended December 31, 2004 and December 31, 2003, and reviewed for the period ended September 30, 2005, in each case, together with the notes thereto, if any (collectively, the “Company Financial Statements”). The Company Financial Statements have been prepared in conformity with GAAP and fairly present, the financial condition and results of operations of the Company as of the respective dates thereof and for the respective periods indicated.

(b) Except as set forth in the Company Disclosure Letter, Company Financial Statements, or any Exhibit hereto, or incurred in the ordinary course of business since the date of the Company Balance Sheet, neither the Company nor any of its Subsidiaries has any material liabilities or obligations of any nature, including with respect to Taxes (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company or in the notes thereto.

Section 3.07 Information Supplied. None of the information supplied or to be supplied by the Company for inclusion or incorporation by reference in the proxy statement or consent solicitation statement to be filed by Parent with the Securities and Exchange Commission (the “SEC”) relating to the Parent Stockholder Approval (the “Proxy Statement”) will, at the date it is first mailed to the Parent stockholders or at the time of the Parent Stockholders Meeting (as defined herein), contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company for inclusion in the registration statement on Form S-4, or any amendment or supplement thereto, pursuant to which the shares of Parent Common Stock to be issued as Merger Consideration will be registered with the SEC (the “Registration Statement”) shall, at the time such document is filed, at the time amended or supplemented and at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 3.08 Absence of Certain Changes or Events. Except as set forth in Section 3.08 of the Company Disclosure Letter, from December 31, 2004 to the date of this Agreement, the Company and each Company Subsidiary has conducted its business only in the ordinary course, and during such period there has not been:

(a) any event, change, effect or development that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect;

(b) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Company Common Stock or any repurchase for value by the Company of any Company Common Stock;

(c) any split, combination or reclassification of any Company Common Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for Company Common Stock;

(d) any change in accounting methods, principles or practices by the Company materially affecting the consolidated assets, liabilities or results of operations of the Company, except insofar as may have been required by a change in GAAP;

(e) any material elections with respect to Taxes (as defined herein) by the Company or a Company Subsidiary or settlement or compromise by the Company or a Company Subsidiary of any material Tax liability or refund;

(f) a sale, lease, license, sublicense or other disposition of any material portion of the assets, tangible or intangible, of the Company or a Company Subsidiary, other than sales and licenses entered into in the ordinary course of business;

(g) a waiver of any material rights or cancellation of any material debts owed to or material claims of the Company or a Company Subsidiary, other than in the ordinary course of business;

(h) except for employment compensation in the ordinary course of business consistent with past practice, any material payments to or on behalf of the Company’s stockholders whether for previously contracted liabilities, management fees, dividends or otherwise; or

(i) any increase in cash or equity compensation to employees (as defined herein), other than in the ordinary course of business.

Section 3.09 Taxes.

(a) The Company and each Company Subsidiary has filed, or has caused to be filed on its behalf, all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been paid. Neither the Company nor any Company Subsidiary is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Company. The Company and each Company Subsidiary has made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for the quarter ended September 30, 2005. The Company and each Company Subsidiary has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of the Company or any Company Subsidiary now pending, and neither the Company nor any Company Subsidiary has received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Neither the Company nor any Company Subsidiary is obligated to make a payment or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section

280G or Section 162(m) of the Code. Neither the Company nor any Company Subsidiary has agreed or is required to make any adjustments under section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Neither the Company nor any Company Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither the Company nor any Company Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; (B) prepaid amounts received on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (D) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date. Neither the Company nor any Company Subsidiary has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 within the five-year period ending on the date of this Agreement. To the knowledge of the Company, neither the Company nor any Company Subsidiary has any losses that are subject to limitation under Code Section 382 or any other provision of federal, state, local or foreign income Tax law. Neither the Company nor any Company Subsidiary has ever been a beneficiary or has otherwise participated in: (X) any reportable transaction within the meaning of Treasury Regulation § 1.6011-4(b)(1); (Y) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (Z) any transaction subject to comparable provisions of state law. The Company has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. The Company has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. The Company and each Company Subsidiary (i) is neither a party to, nor is bound by nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten other than those solely among the Company and each Company Subsidiary (copies of which have been provided to the Parent) (collectively, “Tax Sharing Agreements”), and (ii) has no potential liability or obligation (as a transferee or successor, by contract, or otherwise) to any person as a result of, or pursuant to, any such Tax Sharing Agreements. Except as described in Section 3.09(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries is (i) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (ii) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code. Except as described in Section 3.09(a) of the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. To the knowledge of the Company, neither the Company nor any of its subsidiaries has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code. Neither the Company nor any of the Company Subsidiaries is a party to a gain recognition agreement under Section 367 of the Code.

(b) Section 3.09(b) of the Company Disclosure Letter lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to the Company or any Company Subsidiary for taxable periods ending on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. The Company has delivered to Parent correct and complete copies of all federal Income Tax Returns and state income and franchise Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by the Company since December 31, 2002. The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(c) For purposes of this Agreement:

“Tax” or “Taxes” means, with respect to any person, all income taxes (including any tax on or based upon net income, gross income, income as specially defined, earnings, profits or selected items of income, earnings or profits) and all gross receipts, sales, use, ad valorem, transfer, franchise, license, withholding, payroll, employment, excise, severance, stamp, occupation, commercial rent, real property, personal property, environmental (including taxes under Code Section 59A), capital stock, profits, social security (or similar), registration, estimated premium, property or windfall profit taxes, alternative or add-on minimum taxes, customs duties and other taxes, fees, assessments or charges of any kind whatsoever, together with all interest and penalties, additions to tax and other additional amounts imposed by any taxing authority (domestic or foreign) on such person (if any), whether disputed or not.

“Tax Return” means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

Section 3.10 Benefit Plans.

(a) The Company Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are (or have been) provided, maintained, contributed to or sponsored by the Company or an ERISA Affiliate, or for which the Company or an ERISA Affiliate has (or has had) any liability, contingent or otherwise (collectively, the “Company Benefit Plans”). “ERISA Affiliate” means any trade or business (whether or not incorporated) which is or has been treated as a single employer with the Company under Section 414(b), (c), (m) or (o) of the Code.

(b) With respect to each Company Benefit Plan, the Company has furnished Parent with a complete and accurate copy of the plan document or other governing contract. There are no unwritten Company Benefit Plans. The Company Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of all applicable Laws, including, but not limited to, ERISA, the Code, the Health Insurance Portability and Accountability Act of 1996, as amended, (“HIPAA”) and the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”). There are no pending or, to the knowledge of the Company or any ERISA Affiliate, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Company Benefit Plans.

(c) None of the Company Benefit Plans is or has been subject to section 302 of ERISA, Title IV of ERISA or section 412 of the Code. Neither the Company nor any ERISA Affiliate has or has had any liability or obligation of any nature to the Pension Benefit Guaranty Corporation, or any other person arising directly or indirectly under Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA, or section 412 of the Code.

(d) No Company Benefit Plan is or has been associated with, or related to a “multiple employer welfare arrangement” within the meaning of section 3(40) of ERISA.

(e) None of the Company Benefit Plans is or has been a “multiemployer plan” within the meaning of section 3(37) of ERISA. Neither the Company nor any ERISA Affiliate has contributed to, or had an obligation to contribute to, a “multiemployer plan” within the meaning of section 3(37) of ERISA.

(f) None of the Company Benefit Plans promises or provides, or has promised or provided, medical benefits to any person (or such person’s dependent, spouse, or beneficiaries) after such person’s termination of employment with the Company or any ERISA Affiliate, including, but not limited to, any retiree benefits, except as required by COBRA.

(g) Neither the Company nor any ERISA Affiliate has, or has had, the obligation to maintain, establish, sponsor, participate in, or contribute to any employee benefit plan or other similar arrangement that is subject to any law or applicable custom or rule of any jurisdiction outside of the United States.

(h) The execution and delivery by the Company of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof will not (either alone or upon the occurrence of any additional or subsequent events), (i) entitle any employee, officer or stockholder of the Company to any severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, or increase the amount payable or trigger any other material obligation pursuant to, any Company Benefit Plan or (iii) result in any breach or violation of, or a default under, any Company Benefit Plan.

Section 3.11 Litigation. Section 3.11 of the Company Disclosure Letter contains a true and complete list of all claims, suits, actions, proceedings or known investigations (collectively, “Litigation Claims”) pending or, to the knowledge of the Company, threatened against the Company or any Company Subsidiary, as of the date of this Agreement. There are no Litigation

Claims that, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect, nor are there any Judgments outstanding against the Company or any Company Subsidiary.

Section 3.12 Compliance with Applicable Laws. The Company and each Company Subsidiary has complied in all material respects with and is not in default under any applicable Laws. The Company has not received any written communication during the past two years from a Governmental Entity that alleges that the Company or any Company Subsidiary is not in compliance in any material respect with any applicable Law. This Section 3.12 does not relate to matters with respect to Taxes, which are the subject of Section 3.09, or environmental Laws, which are the subject of Section 3.21.

Section 3.13 Contracts; Debt Instruments

(a) Section 3.13 of the Company Disclosure Letter sets forth a list of the following Contracts as of the date of this Agreement (collectively, the “Material Contracts”):

(i)	all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which the Company or any Company Subsidiary is a party (other than any agreement which (A) provides for future payments of less than $50,000 annually and less than $150,000 in the aggregate, or (B) which is terminable by the Company or such Company Subsidiary without breach or penalty on less than thirty (30) days’ prior written notice);

(ii)	all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which the Company or any Company Subsidiary is a party, which involve an amount in excess of $50,000;

(iii)	all Contracts (other than those described in or excepted from clauses (i) or (ii) of this Section 3.13(a)) to which the Company or any Company Subsidiary is a party (other than any agreement (A) in which the aggregate amount to be received or paid thereunder does not exceed $50,000 annually and $150,000 in the aggregate, or (B) which can be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of less than $100,000 in the aggregate); and

(iv)	(A) all Contracts with stockholders, directors or officers of the Company or any Company Subsidiary, (B) all Contracts containing covenants by the Company or any Company Subsidiary not to compete in any lines of business or commerce, (C) all Contracts for the acquisition, sale or lease of material properties or assets of the Company or any Company Subsidiary (by merger, purchase or sales of assets or stock or otherwise) and (D) all investment, joint venture, and operating Contracts or partnership agreements of the Company or any Company Subsidiary.

(b) The Company has delivered or made available to Parent a correct and complete copy of each written Material Contract and a written summary setting forth the terms and conditions of each oral Material Contract. With respect to each such Material Contract: (i) it is the legal, valid, binding, and enforceable obligation of the Company or applicable Company Subsidiary, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally, by applicable Law or by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law); (ii) upon receipt of any required Consent (all of which are set forth in Section 3.13(b) of the Company Disclosure Letter), each Material Contract will continue to be legal, valid, binding, enforceable, and in full force and effect on substantially the same terms following the consummation of the Transactions, (iii) neither the Company nor any Company Subsidiary nor, to the knowledge of the Company, any other party, is in breach or default under any Material Contract, and, to the knowledge of the Company, no event has occurred and is continuing that constitutes or, with notice or the passage of time or both, would constitute a breach or default under any Material Contract by the Company or any Company Subsidiary or, to the knowledge of the Company, any other party and (iv) no party has repudiated in writing any material provision of a Material Contract.

Section 3.14 Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of the Company.

Section 3.15 Real Property.

(a) Neither the Company nor any Company Subsidiaries owns any real property.

(b) Section 3.15(b) of the Company Disclosure Letter lists and describes briefly all real property leased or subleased to the Company and the Company Subsidiaries. The Company has delivered to Parent correct and complete copies of the leases and subleases listed in Section 3.15 of the Company Disclosure Letter. With respect to each lease and sublease listed in Section 3.15 of the Company Disclosure Letter:

(i)	the lease or sublease is legal, valid, binding, enforceable, and in full force and effect, except as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (2) laws and judicial decisions regarding indemnification for violations of securities laws, and (3) the availability of specific performance or other equitable remedies;

(ii)

the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby, except as may be limited by (1) applicable bankruptcy, insolvency, reorganization or other similar laws of general application relating to or affecting the enforcement of creditor rights, (2) laws and judicial decisions regarding indemnification for violations of securities laws, and (3) the availability of specific performance or other equitable remedies;

(iii)	to the Company’s knowledge, no party to the lease or sublease is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

(iv)	no party to the lease or sublease has repudiated any provision thereof;

(v)	there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

(vi)	with respect to each sublease, the representations and warranties set forth in subsections (i) through (v) above are true and correct with respect to the underlying lease;

(vii)	neither the Company nor any of the Company Subsidiaries has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

(viii)	all facilities leased or subleased thereunder have received all material approvals of governmental authorities (including licenses and permits) required by the Company and the Company Subsidiaries in connection with the operation thereof and have been operated and maintained by the Company and the Company Subsidiaries in accordance with applicable laws, rules, and regulations, except where such failure would not have a Company Material Adverse Effect; and

(ix)	all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of the Company’s business as currently conducted at such facilities.

Section 3.16 Related Party Transactions. Except as set forth in Section 3.16 of the Company Disclosure Letter, no director, officer, employee or affiliate of the Company or any Company Subsidiary has (a) borrowed any money from, nor has any indebtedness or other similar obligations to, the Company or any Company Subsidiary, (b) is a party to any Contract relating to the voting or disposition of Company Common Stock, or (c) has business dealings or a financial interest (including, without limitation, through the ownership of any equity interest in any other entity) in any material transaction, other than the Transactions and Employee Stock Options, with the Company or any Company Subsidiary, and neither the Company nor any Company Subsidiary is a party or subject to any Contract in which any director, officer, employee or stockholder of the Company has an interest, direct or indirect, and there does not exist any commitment or liability of the Company or any Company Subsidiary to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

Section 3.17 Permits. The Company and each Company Subsidiary has all necessary Permits required of the Company or the Company Subsidiary, or necessary for the conduct of the Company’s business as currently operated, except for the lack of any of such Permits that, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. All such Permits are currently in full force and effect, except where the failure of such Permits to be in full force and effect, individually and in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect. No proceedings have been instituted or, to the Company’s knowledge are threatened, seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect, except for such proceedings that individually or in the aggregate, could not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18 Labor Relations.

(a) (i) Neither the Company nor any Company Subsidiary is a party to, and has no obligations under any collective bargaining agreement with any party relating to the compensation or working conditions of any of the Company’s employees; (ii) neither the Company nor any Company Subsidiary is obligated under any agreement to recognize or bargain with any labor organization or union on behalf of its employees; (iii) as of the date hereof, the Company has no knowledge of any union organizational or representational activities underway among any of the employees of the Company or any Company Subsidiary; and (iv) as of the date hereof, neither the Company nor any Company Subsidiary has been charged or, to the Company’s knowledge, threatened with a charge of any unfair labor practice. As of the date hereof, there are no existing or, to the Company’s knowledge, threatened labor strikes, slowdowns, work stoppages, disputes or grievances materially affecting or which could reasonably be expected to materially affect operations at the Company or deliveries from or into any of the Company’s or any Company Subsidiary’s facilities.

(b) Neither the Company nor any Company Subsidiary has committed any act or failed to take any required action with respect to any of its employees which has resulted in a violation of: (i) ERISA, or similar legislation as it affects any employee benefit or welfare plan of the Company or any Company Subsidiary; (ii) the Immigration Reform and Control Act of 1986; (iii) the National Labor Relations Act, as amended; (iv) Title VII of the Civil Rights Act of 1964, as amended; (v) the Occupational Safety and Health Act; (vi) Executive Order 11246; (vii) the Fair Labor Standards Act; (viii) the Rehabilitation Act of 1973; (ix) all regulations under such acts described in the preceding clauses (i) through (vi) inclusive; and (viii) and all other Laws of the United States or any state, city or municipality thereof relating to the employment of labor, except in each case for any such violation which would not reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Company Subsidiary is liable for any arrearage of wages or taxes or penalties that are material to the Company taken as a whole, for failure to comply with any of the foregoing.

(c) Section 3.18(c) of the Company Disclosure Schedule contains a complete and accurate lists of the names and compensation paid to each person employed by the Company or any Company Subsidiary during the year ended December 31, 2004 and the period ending on September 30, 2005.

Section 3.19 Insurance. Section 3.19 of the Company Disclosure Letter sets forth as of the date of this Agreement the material insurance policies maintained by the Company and each Company Subsidiary. All material policies of fire, liability, workers’ compensation, director and officer, malpractice and professional liability and other forms of insurance providing insurance coverage to or for the Company or any Company Subsidiary in respect of each such policy for the last three years have been made available to Parent and (a) the Company is named insured under such policies, (b) all premiums required to be paid with respect thereto covering all periods up to the date hereof have been paid, (c) there has been no lapse in coverage under such policies during any period for which the Company has conducted its operations, and (d) no written notice of cancellation or termination has been received with respect to any such policy as of the date hereof. All such policies are in full force and effect, unless replaced with comparable insurance policies having comparable terms and conditions. Since December 31, 2004 to the date of this Agreement, there have been no material claims made with respect to such policies. No such policies shall terminate as a result of the consummation of the Transactions. Since December 31, 2004 to the date of this Agreement, no insurer has given the Company or any Company Subsidiary written notice that coverage was denied with respect to any material claim submitted to such insurer by the Company or any Company Subsidiary.

Section 3.20 Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all inventions, patents, industrial designs, applications and registrations for any of the foregoing (including any continuations, divisionals, continuations-in-part, renewals, reissues, patents issuing upon reexamination); trademarks, trade names, service marks, domain names, designs, logos, slogans, indicia of source and general intangibles of a like nature, together with all goodwill, registrations and applications related to the foregoing; works of authorship, copyrights, mask works, together with all registrations and applications related to the foregoing; proprietary technology, trade secrets, proprietary or other confidential information, know-how, proprietary processes, formulae, algorithms, models, technical and engineering data; proprietary computer software programs or applications (in both source code and object code form and including without limitation firmware), and including all related technical documentation, user or operator manuals, software libraries, compliers, databases, schematics, diagrams and methodologies related to any of the foregoing (“Software”); all moral rights including without limitation any rights of paternity or integrity, and right of restraint, any right to claim authorship of any of the foregoing, to object to any distortion, mutilation or other modification of, or other derogatory action in relation to, any of the foregoing, whether or not such would be prejudicial to honor or reputation, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless whether or not such right is denominated or generally referred to as a “moral” right (“Moral Rights”); rights of publicity and privacy related to the use of the names, likenesses, voices, signatures and biographical information of real persons; licenses, immunities, covenants not to sue relating to any of the foregoing; any and all other intellectual property or other proprietary rights protectable as a matter of law; and any claims or causes of action arising out of or related to any infringement, misuse or misappropriation of any of the foregoing. Any Intellectual Property that is used by the Company or any Company Subsidiary and that is owned by the Company or any Company Subsidiary is herein referred to as the “Company Intellectual Property.” Any Intellectual Property that is used by the Company or any Company Subsidiary and that is owned by a third party is herein referred to as the “Third Party Intellectual Property.” Section 3.20 of the Company Disclosure Letter lists all Company Intellectual Property for which an application for registration or request for approval has been filed or which is material to the Company and for which no applications for registration or requirements for approval have been filed, and specifies the jurisdictions in which such Company Intellectual Property has been issued or registered or in which an application for such issuance and registration has been filed, including the respective registration or application numbers and the names of all registered owners. With respect to all applications listed in Section 3.20 of the Company Disclosure Letter, each such application has been prosecuted in material compliance with all applicable rules, policies and procedures of the appropriate U.S., state or foreign registry. Section 3.20 of the Company Disclosure Letter is a true and complete list of all Third Party Intellectual Property and specifies any Third Party Intellectual Property that is incorporated in, is, or forms a part of, any Company product, excluding any such Third Party Intellectual Property that is available on a commodity basis (such as “shrink wrap” licenses) and that is non-exclusive, terminable and available at a standard fee, or is used in the Company’s business as currently conducted. Section 3.20 of the Company Disclosure Letter lists (i) all licenses, sublicenses and other agreements as to which the Company is a party and pursuant to which any person is authorized to use any Company Intellectual Property of the Company; and (ii) all material licenses, sublicenses and other agreements as to which the Company or any Company Subsidiary is a party and pursuant to which the Company or any Company Subsidiary is authorized to use any Third Party Intellectual Property. To the knowledge of the Company, each such license, sublicense and other agreement constitutes the valid and binding obligation of all parties thereto, enforceable in accordance with its terms, and, to the knowledge of the Company, there exists no breach by any party thereto and no event has occurred that will result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default by the Company or any Company Subsidiary thereunder. The Company owns, or is licensed or otherwise possesses legally sufficient rights in and to the Company Intellectual Property and the Third Party Intellectual Property to carry out the business of the Company as currently conducted.

(a) The Company and each Company Subsidiary is not, nor following receipt of any required Consent, will it be as a result of the execution and delivery of this Agreement or the performance of its obligations hereunder, in violation of any license, sublicense or agreement described in Section 3.20 of the Company Disclosure Letter. No claims with respect to any Company Intellectual Property or Third Party Intellectual Property to the extent arising out of any use, reproduction or distribution of such Third Party Intellectual Property by or through the Company or any Company Subsidiary, are currently pending or, to the knowledge of the Company, threatened by any person, nor does the Company know of any valid grounds for any bona fide claims: (i) to the effect that the manufacture, sale, licensing, disclosure, distribution or use of any product as now used, sold or licensed or proposed for use, sale or license by the Company infringes or violates the Company’s or a third party’s Intellectual Property; (ii) against the use by the Company or any Company Subsidiary of any Company Intellectual Property or Third Party Intellectual Property in the Company’s business as currently conducted by the Company; (iii) challenging the ownership, validity or effectiveness of any Company Intellectual Property or Third Party Intellectual Property; or (iv) challenging the Company’s or any Company Subsidiary’s license or legally enforceable right to use of the Company Intellectual Property or Third Party Intellectual Property in the Company’s business as currently conducted by the Company. All registered, granted or issued patents, registered trademarks, mask works and registered copyrights held by the Company and each Company Subsidiary are valid and subsisting. Except as set forth in Section 3.20(a) of the Company Disclosure Letter, to the

Company’s knowledge, there is no unauthorized use, disclosure, dissemination, infringement or misappropriation of any Third Party Intellectual Property or Company Intellectual Property by any third party, including any employee or former employee of the Company or any Company Subsidiary. The Company and each Company Subsidiary (i) has not been sued or charged in writing as a defendant in any claim, suit, action or proceeding that involves a claim of infringement of a third party’s Intellectual Property and that has not been finally terminated prior to the date hereof or been informed or notified in writing by any third party that the Company or any Company Subsidiary may be engaged in such infringement or (ii) has knowledge of any unauthorized use, misappropriation or infringement liability with respect to, or any unauthorized use, misappropriation or infringement by, the Company of the Intellectual Property of another. Neither the Company nor any Company Subsidiary has taken any action to encourage adoption by any uniform standards board of any technology upon which any Company Intellectual Property is based or with respect to any Third Party Intellectual Property, which is incorporated in, are or form a part of any Company product.

(b) All current and former consultants, contractors and agents of the Company and each Company Subsidiary who have participated in the development or creation of any Company Intellectual Property have executed appropriate written agreements or other instruments of assignment in favor of the Company as assignee that have conveyed to the Company effective and exclusive ownership of all Company Intellectual Property thereby arising, or that have conveyed legally sufficient rights in any Third Party Intellectual Property provided by such consultant, contractor or agent for use in the business as currently conducted by the Company. No current or former partner, director, officer, or employee of the Company or any Company Subsidiary will, after giving effect to the transactions contemplated herein, own or retain any rights in or to any of the Company Intellectual Property. To the knowledge of the Company, no such employee, consultant, contractor or agent of the Company or any Company Subsidiary is in breach of any agreement with any former employer or other third party concerning the Company Intellectual Property and the Third Party Intellectual Property.

(c) To the knowledge of the Company, there are no royalties, fees, honoraria or other payments payable by the Company or any Company Subsidiary to any person or by reason of the ownership, development, use, license, sale or disposition of any Company Intellectual Property or Third Party Intellectual Property, other than license fees owed pursuant to written agreements and salaries and sales commissions paid to employees and sales agents, in each case, in the ordinary course of business.

(d) Except as set forth in Section 3.20(d) of the Company Disclosure Letter, to the knowledge of the Company, no portion of any Company Intellectual Property or Third Party Intellectual Property, at the time of delivery thereof at Closing, contains any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “lock-out,” “virus” or other software routines or hardware components designed to permit unauthorized access; to disable or erase software, hardware, or data; or to perform any other similar unauthorized actions. The Company has made available to Buyer a complete and accurate list of all material bugs, defects and errors of which it has knowledge in the Software constituting Company Intellectual Property (“Company Software”).

(e) Except as set forth in Section 3.20(e) of the Company Disclosure Letter, to the knowledge of the Company, no Company Software or component thereof contains any software code that is, in whole or in part, subject to the provisions of any license to software that is made generally available to the public without requiring payment of fees or royalties (including without limitation any obligation or condition under any “open source” license such as the GNU General Public License, GNU Lesser General Public License, Mozilla Public License or BSD licenses). With respect to the items set forth in Section 3.20(e) of the Company Disclosure Letter, if any, the applicable license terms do not (i) require, or condition the use or distribution of any Company Software on the disclosure, licensing or distribution of any source code for any portion of such Company Software or (ii) otherwise impose any limitation, restriction or condition on the right or ability of the Company or any Company Subsidiary to use or distribute any Company Software.

(f) No funding, facilities or personnel of any governmental entity were used directly to develop or create, in whole or in part, any Company Intellectual Property. Neither the Company nor any Company Subsidiary is or ever was a member or promoter of, or a contributor to, any industry standards body or similar organization that could require or obligate the Company or any Company Subsidiary to grant or offer to any third party any license or right to any Company Intellectual Property.

(g) To the knowledge of the Company, the activities of the Company and each Company Subsidiary have at all times been conducted in full compliance in all material respects with applicable United States and foreign import and export control laws. Without limitation of the foregoing, the Company and each Company Subsidiary has obtained all required licenses, clearances and classifications in connection with the Company’s sale and distribution of any Company Intellectual Property and Third Party Intellectual Property.

(h) Notwithstanding anything else contained in this Agreement, including this Section 3.20, if any of the representations and warranties contained in this Section 3.20 are or become incorrect or untrue as a result of the delivery by the Company to Palamida, Inc. (“Palamida”) of any Company Intellectual Property or as a result of any omission by, negligence of or actions taken by Palamida or by any employee, agent, contractor or consultant of Palamida or any other person or entity that has been provided access to Company Intellectual Property by, through or with the consent or approval of Palamida, then such incorrectness or untruth shall not be taken into account for any purposes under this Agreement.

Section 3.21 Environmental Liability. Without limiting Section 3.12 hereof, at all times the Company has been and is in compliance, in all material respects, with all material environmental and hazardous waste Laws applicable to the Company, that have been adopted, imposed or promulgated by any Governmental Entity having jurisdiction over the Company. As of the date hereof, the Company has not received from any Governmental Entity or third party any written requests for information, notices of claim, demand letters, or other written notification stating that the Company is or may be potentially responsible with respect to any investigation or clean-up of any hazardous materials.

Section 3.22 Customers and Suppliers. Section 3.22 of the Company Disclosure Letter lists the twenty five (25) largest customers of the Company (on a consolidated basis) for each of the fiscal year 2004 and the period from January 1, 2005 to September 30, 2005, and sets forth opposite the name of each such customer the percentage of consolidated net sales attributable to such customer. Since January 1, 2005, no supplier of the Company or any Company Subsidiary has indicated in writing that it shall stop, or materially decrease the rate of, supplying materials, products or services to the Company, and no customer listed on Section 3.22 of the Company Disclosure Letter has indicated in writing that it shall stop, or decrease the rate of, buying materials, products or services from the Company or any Company Subsidiary.

Section 3.23 Product Warranties. Except as set forth in Section 3.23 of the Company Disclosure Letter, (a) there is no agreement or obligation to which the Company or any Company Subsidiary is a party, or any claim against or liability of the Company or any Company Subsidiary in excess of the reserves set forth on the Company Financial Statements for all such claims or liabilities, on account of product warranties or with respect to the manufacture, sale, license or rental of defective products, and (b) to the Company’s knowledge, there is no basis for any such claim on account of defective products heretofore manufactured, sold or rented which is not fully covered by insurance or, where not covered by insurance, could reasonably be expected to result in a Company Material Adverse Effect. Section 3.23 of the Company Disclosure Letter sets forth the form of product warranty used by the Company and each Company Subsidiary.

Section 3.24 Complete Disclosure. Except as contemplated by or disclosed in this Agreement, and in Section 3.24 of the Company Disclosure Letter, there is no fact or circumstance known to the Company that could reasonably be expected to result in a Company Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of the Company set forth in this Agreement, together with the Company Disclosure Letter and Exhibits to be furnished hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, when taken as a whole. Other than as set forth herein or in the Company Disclosure Letter, neither the Company, nor any Company Subsidiary makes any representation or warranty whatsoever regarding any projections, estimates or budgets heretofore delivered to or made available to Parent of future revenues, expenses or expenditures, or future results of operations or any other information or documents made available to Parent, Merger Sub, or their counsel, accountants or advisors with respect to the Company or any Company Subsidiary or in respect of any other matter, except as expressly set forth in a representation and warranty (including the related Company Disclosure Letter) contained in this Agreement or any other agreement delivered in connection herewith. The Company makes no other representations or warranties other than as expressly set forth in this Agreement or any other agreement delivered in connection herewith.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Parent and Merger Sub, jointly and severally, represent and warrant to the Company that, except as set forth in the letter, dated as of the date of this Agreement, from Parent and Merger Sub to the Company (the “Parent Disclosure Letter”):

Section 4.01 Organization, Standing and Power. Each of Parent and Merger Sub is duly formed, validly existing and in good standing under the laws of the jurisdiction in which it is organized and has full corporate power and corporate authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted. Parent and Merger Sub are duly qualified to do business in each jurisdiction where the nature of their business or their ownership or leasing of its properties make such qualification necessary. Parent has made available to the Company true and complete copies of the Certificate of Incorporation of Parent (as so amended, the “Parent Charter”), and the Bylaws of Parent (the “Parent Bylaws”), and the comparable organizational documents of Merger Sub, in each case as amended through the date of this Agreement.

Section 4.02 Parent Subsidiaries; Equity Interests.

(a) All the outstanding shares of common stock in Merger Sub have been validly issued and are fully paid and nonassessable and owned by Parent, free and clear of all Liens.

(b) Except for 100% of the common stock of Merger Sub, Parent does not as of the date of this Agreement own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.

(c) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the other Transaction Agreements to which it is a party, and the performance of its obligations hereunder and thereunder.

Section 4.03 Capital Structure.

(a) The authorized capital stock of Parent consists of (i) 50,000,000 shares of Parent Common Stock and (ii) 5,000,000 shares of preferred stock, par value $0.01 per share, of Parent (the “Parent Preferred Stock” and, together with the Parent Common Stock, the “Parent Capital Stock”). At the close of business on the date of this Agreement, (i) 4,695,139 shares of Parent Common Stock were issued and outstanding and no shares of Parent Preferred Stock were issued and outstanding, and (ii) no shares of Parent Common Stock were held by Parent in its treasury. At the close of business on the date of this Agreement, warrants issued pursuant to the warrant agreement dated as of July 30, 2004, between Parent and American Stock Transfer & Trust Company (the “IPO Warrant Agreement”) to purchase 7,390,278 shares of Parent Common Stock (the “Parent Warrants”) were issued and outstanding. At the close of business on the date of this Agreement, 414,861 units were issued and outstanding, which such units consisted of 414,861 shares of Parent Common Stock and warrants to purchase 829,722 shares of Parent Common Stock. At the close of business on the date of this Agreement, options issued pursuant to advisory board agreements and a consulting agreement to purchase 60,000 shares of Parent Common Stock, in the aggregate, were issued and outstanding. Except as set forth above, no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding. All outstanding shares of Parent Capital Stock are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Parent Charter, the Parent Bylaws or any Contract to which Parent is a party. Except as set forth above or in the Section 4.03(a) of the Parent Disclosure Letter and except for an option granted to I-Bankers Securities Incorporated and Newbridge Securities Corporation or their affiliates to purchase 270,000 units (each unit consisting of one share of Parent Common Stock and two Parent Warrants), as of the date of this Agreement there are not any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Parent or Merger Sub is a party (i) obligating Parent or Merger Sub to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Parent or Merger Sub, (ii) obligating Parent or Merger Sub to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (iii) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of Parent Capital Stock. As of the date of this Agreement, other than as set forth in the Parent Charter, the Underwriting Agreement, the IPO Warrant Agreement or the Trust Agreement, there are not any outstanding contractual obligations of Parent or Merger Sub to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or Merger Sub.

(b) The authorized capitalization of Merger Sub consists of 1,000 shares of common stock, par value $0.01, all of which have been validly issued, fully paid and nonassessable and owned by Parent free and clear of any Lien.

Section 4.04 Authority; Execution and Delivery; Enforceability.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver each Transaction Agreement to which it is a party and to consummate the Transactions and Parent has full corporate power and corporate authority to prepare and file the Proxy Statement and the Registration Statement and to distribute the Proxy Statement. The execution and delivery by each of Parent and Merger Sub of each Transaction Agreement to which it is a party and the consummation by it of the Transactions have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub, subject in the case of Parent, to receipt of the Parent Stockholder Approval (as defined herein) and the filing with the Secretary of State of the State of Delaware of the Charter Amendment. Parent, as the sole stockholder of Merger Sub, has approved this Agreement and the Merger. Each of Parent and Merger Sub has duly executed and delivered each Transaction Agreement to which it is a party, and each Transaction Agreement to which it is a party (when executed and delivered pursuant hereto) will constitute its legal, valid and binding obligation, enforceable against it in accordance with its terms, except that (i) the enforceability hereof and thereof may be subject to applicable bankruptcy, insolvency or other similar laws now or hereinafter in effect affecting creditors’ rights generally, (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefore may be brought, and (iii) with respect to any indemnification agreements set forth herein or therein, enforceability may be limited by principles of public policy.

(b) The Board of Directors of Parent (the “Parent Board”), at a meeting duly called and held, duly and unanimously adopted resolutions (i) approving and declaring advisable this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (ii) determining that the terms of the Merger and the other Transactions are fair to and in the best interests of Parent and its stockholders and (iii) recommending that Parent’s stockholders approve the Merger and the other Transactions. Such resolutions are sufficient to render inapplicable to this Agreement, the Transactions, the other Transaction Agreements and the transactions contemplated thereby the provisions of Section 203 of the DGCL. No state takeover statute or similar statute or regulation applies or purports to apply to Parent with respect to this Agreement and other Transaction Agreements, the Merger or any other Transaction.

(c) The only vote of holders of any class or series of Parent Capital Stock necessary to approve this Agreement, the Merger and the other Transactions is the approval and adoption by the holders of a majority of the outstanding shares of Parent Common Stock entitled to vote generally in the election of directors (the “Parent Stockholder Approval”); provided, however, that the Parent may not consummate the Merger if the holders of 20% or more in interest of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter and/or the Underwriting Agreement dated as of July 27, 2004, between Parent and I-Bankers Securities Incorporated and Newbridge Securities Corporation (the “Underwriting Agreement”).

Section 4.05 No Conflicts; Consents.

(a) The execution and delivery by each of Parent and Merger Sub of this Agreement and each Transaction Agreement to which it is a party, do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or result in the creation of any Lien upon any of the properties or assets of Parent or Merger Sub under, any provision of (i) the Parent Charter (subject to the approval, filing and effectiveness of the Charter Amendment), the Parent Bylaws or the charter or bylaws of Merger Sub, (ii) any Contract to which Parent or Merger Sub is a party or by which any of their respective properties or assets is bound or (iii) subject to the filings and other matters referred to in Section 4.05(b), any Judgment or Law applicable to Parent or Merger Sub or their respective properties or assets.

(b) No Consent of, or registration, declaration or filing with, any Governmental Entity is required to be obtained or made by or with respect to Parent or Merger Sub in connection with the execution, delivery and performance of this Agreement or any Transaction Agreement to which Parent or Merger Sub is a party or the consummation of the Transactions, other than (i) compliance with and filings under the HSR Act, if applicable, (ii) the filing with the SEC of (A) the Proxy Statement and (B) such reports under Sections 13 and 16 of the Exchange Act, as may be required in connection with this Agreement and the other Transaction Agreements, the Merger and the other Transactions, (iii) the filing of the Certificate of Merger with the Delaware Secretary of State and the filing of the Charter Amendment with the Delaware Secretary of State, and (iv) such other items, individually or in the aggregate, as are not material to the consummation of the Transactions.

Section 4.06 SEC Documents; Financial Statements; Undisclosed Liabilities.

(a) Parent has on a timely basis filed all forms, reports and documents required to be filed by it with the SEC since the date of Parent’s formation. Section 4.06(a) of the Parent Disclosure Letter lists and Parent has delivered to the Company copies in the form filed with the SEC of all of the following, except to the extent available in full without redaction on the SEC’s web site through EDGAR at least two (2) days prior to the date of this Agreement: (i) Parent’s Annual Reports on Form 10-KSB for each fiscal year of Parent beginning with the first year that parent was required to file such form, (ii) Parent’s Quarterly Reports on Form 10-QSB for each fiscal quarter that Parent was required to file a Quarterly Report on Form 10-QSB in each of the fiscal years of Parent referred to in clause (i) above, (iii) all proxy statements relating to Parent’s meetings of stockholders (whether annual or special) held, and all information statements relating to stockholder consents, since the beginning of the first fiscal year referred to in clause (i) above, (iv) its Current Reports on Form 8-K filed since the beginning of the first fiscal year referred to in clause (i) above, (v) all other forms, reports, registration statements and other documents (other than preliminary materials if the corresponding definitive materials have been provided to the Company pursuant to this Section 4.06) filed by Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements and other documents referred to in clauses (i), (ii), (iii), (iv) and (v) above, whether or not available through EDGAR, are, collectively, the “Parent SEC Documents”), (vi) all certifications and statements required by (x) the SEC’s Order dated June 27, 2002 pursuant to Section 21(a)(1) of the Exchange Act (File No. 4-460), (y) Rule 13a-14 or 15d-14 under the Exchange Act, or (z) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) with respect to any report referred to in clause (i) or (ii) above (collectively, the “Certifications”), and (vii) all comment letters received by Parent from the Staff of the SEC since the Parent’s formation and all responses to such comment letters by or on behalf of Parent. The Parent SEC Documents (x) were or will be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder and (y) did not at the time they were filed with the SEC (except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document) or will not at the time they are filed with the SEC (except to the extent that information contained in any Parent SEC Document has been revised or superseded by a later filed Parent SEC Document) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Certifications are each true and correct. Parent and Merger Sub maintain disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act; such controls and procedures are effective to ensure that all material information concerning Parent and Merger Sub is made known on a timely basis to the individuals responsible for the preparation of Parent’s filings with the SEC and other public disclosure documents. Section 4.06(a) of the Parent Disclosure Letter lists, and Parent has delivered to the Company copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such disclosure controls and procedures. To Parent’s knowledge, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations thereunder since the date of Parent’s formation. As used in this Section 4.06, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b) The financial statements and notes contained or incorporated by reference in the Parent SEC Documents fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flow of Parent and Merger Sub as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) GAAP and (ii) Regulation S-X or Regulation S-B, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-B, as applicable, (that, if presented, would not differ materially from notes to the financial statements included in Parent’s Annual Report on Form 10-KSB for the year ended December 31, 2004 (the consolidated balance sheet included in such Annual Report is the “Balance Sheet”)); the financial statements referred to in this Section 4.06 reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements. No financial statements other than those of Parent and Merger Sub are required by GAAP to be included in the consolidated financial statements of Parent. Section 4.06(b) of the Parent Disclosure Letter contains a description of all non-audit services performed by the Parent’s auditors for Parent and Merger Sub since date of Parent’s formation and the fees paid for such services; further, all such non-audit services were approved by the Board of Directors of Parent. Parent and Merger Sub maintain a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Section 4.06(b) of the Parent Disclosure Letter lists, and Parent has delivered to the Company copies of, all written descriptions of, and all policies, manuals and other documents promulgating, such internal accounting controls. Parent has no off-balance sheet arrangements.

(c) Except (i) as set forth on the balance sheet of Parent for the year ended December 31, 2004, (ii) for the reasonable fees and expenses incurred by Parent in connection with the Transactions, (iii) the fees to lease Parent’s office space and (iv) general administrative expenses not exceeding $100,000, as of the date of this Agreement neither Parent nor Merger Sub has any liabilities or obligations required by GAAP to be set forth on a consolidated balance sheet of Parent or in the notes thereto.

(d) Merger Sub has never been subject to the reporting requirements of Sections 13(a) and 15(d) of the Exchange Act.

Section 4.07 Information Supplied. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to Parent’s stockholders or at the time of the Parent Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Parent with respect to statements made or incorporated by reference therein based on information supplied by the Company in writing for inclusion or incorporation by reference in the Proxy Statement. None of the information supplied or to be supplied by Parent or Merger Sub for inclusion in the Registration Statement shall, at the time such document is filed, at the time amended or supplemented, or at the time the Registration Statement is declared effective by the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading The Registration Statement will comply as to form in all material respects with the provisions of the Securities Act. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by the Company which is contained in the Registration Statement or Proxy Statement.

Section 4.08 Absence of Certain Changes or Events.

(a) From June 30, 2005, to the date of this Agreement, Parent has conducted its business only in the ordinary course, and during such period there has not been:

(i)	any event, change, effect or development that, individually or in the aggregate, has had or could reasonably be expected to have a Parent Material Adverse Effect. The term “Parent Material Adverse Effect” shall mean any material adverse effect on the business, financial condition, or results of operations of Parent and Merger Sub, taken as a whole; provided, however, that Parent Material Adverse Effect shall not be deemed to include (i) any adverse effect on Parent occurring either prior to or after the Effective Time resulting from any change in general economic conditions relating to the market in which Parent operates, (ii) any effect directly resulting from the public announcement of the pendency of the transactions contemplated hereby, or (iii) terrorist attack, act of war or natural disaster;

(ii)	any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any Parent Capital Stock or any repurchase for value by Parent of any Parent Capital Stock;

(iii)

any split, combination or reclassification of any Parent Capital Stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Parent Capital Stock; (A) any granting by Parent to any present or former director or executive officer, officer or employee of Parent or Merger Sub or of any increase in compensation or bonus, except in the ordinary course of business consistent with prior practice or as was required under employment agreements described in Section 4.08(a) of the Parent Disclosure Letter, (B) any granting by Parent to any such present or former director or executive officer, officer or employee of any increase in severance or termination pay, except as was required under any employment, severance or termination agreements described in Section 4.08(a) of the Parent Disclosure Letter, or (C) any entry by Parent into, or any amendment of, any employment, severance or termination agreement with any such director or executive officer, officer or employee;

(iv)	any change in accounting methods, principles or practices by Parent or Merger Sub materially affecting the consolidated assets, liabilities or results of operations of Parent, except insofar as may have been required by a change in GAAP;

(v)	any material elections with respect to Taxes by Parent or settlement or compromise by Parent or of any material Tax liability or refund;

(vi)	a sale, lease, license, sublicense or other disposition of any material portion of the assets, tangible or intangible, of Parent or Merger Sub;

(vii)	a waiver of any material rights or cancellation of material debts owed to or material claims of Parent or Merger Sub; or

(viii)	any Contract executed or delivered by Parent or Merger Sub, relating to the use or application of the funds in the Trust Account (as defined herein).

(b) Since the date of its formation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the Transaction Agreements to which it is a party, the performance of its obligations hereunder and thereunder and matters ancillary thereto.

Section 4.09 Taxes.

(a) Parent and Merger Sub each has filed, or has caused to be filed on its behalf, all Tax Returns that they were required to file. All such Tax Returns were correct and complete in all material respects. All Taxes due and owing by the Parent and Merger Sub (whether or not shown on any Tax Return) have been paid. Neither the Parent nor Merger Sub is currently the beneficiary of any extension of time within which to file any Tax Return. There are no liens for Taxes (other than Taxes not yet due and payable) upon any of the assets of the Parent or Merger Sub. Each of Parent and Merger Sub have each made adequate provisions on its books of account for all Taxes with respect to its business, properties and operations for the quarter ended September 30, 2005. Each of Parent and Merger Sub has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party. There are no federal, state, local or foreign audits, actions, suits, proceedings, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns of Parent or Merger Sub now pending, and neither Parent nor Merger Sub has received any written notice of any proposed audits, investigations, claims or administrative proceedings relating to Taxes or any Tax Returns. Neither Parent nor Merger Sub is obligated to make a payment or is a party to an agreement that under certain circumstances could obligate it to make a payment, that would not be deductible under Section 280G or Section 162(m) of the Code. Neither Parent nor Merger Sub has agreed or is required to make any adjustments under Section 481(a) of the Code (or any similar provision of state, local and foreign law) by reason of a change in accounting method or otherwise for any Tax period for which the applicable statute of limitations has not yet expired. Neither Parent nor Merger Sub has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii). Neither Parent nor Merger Sub will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) installment sale or open transaction disposition made on or prior to the Closing Date; (B) prepaid amounts received on or prior to the Closing Date; (C) intercompany transactions or any excess loss account described in Treasury Regulations under Code Section 1502 (or any corresponding or similar provision of state, local or foreign income Tax law); or (D) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) executed on or prior to the Closing Date. Neither Parent nor Merger Sub has distributed stock of another entity, or has had its stock distributed by another entity, in a transaction that was purported or intended to be governed in whole or in part by Code Section 355 or Code Section 361 within the five-year period ending on the date of this Agreement. To the knowledge of the Parent, neither Parent nor Merger Sub has any losses that are subject to limitation under Code Section 382 or any other provision of federal, state, local or foreign income Tax law. Neither Parent nor Merger Sub has ever been a beneficiary or has otherwise participated in: (X) any reportable transaction within the meaning of Treasury Regulation § 1.6011-4(b)(1); (Y) any transaction that was required to be registered as a “tax shelter” pursuant to Section 6111 of the Code, or (Z) any transaction subject to comparable provisions of state law. Parent has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662. Parent has no reason to believe that any conditions exist that could reasonably be expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent and Merger Sub (i) is neither a party to, nor is bound by nor has any obligation under, any Tax sharing agreement, Tax indemnification agreement or similar contract or arrangement, whether written or unwritten other than those solely among Parent and Merger Sub (collectively, “Tax Sharing Agreements”), and (ii) has no potential liability or obligation (as a transferee or successor, by contract, or otherwise) to any person as a result of, or pursuant to, any such Tax Sharing Agreements. Except as described in Section 4.09(a) of the Parent Disclosure Letter, neither Parent nor Merger Sub is (i) a stockholder of a “controlled foreign corporation” as defined in Section 957 of the Code (or any similar provision of state, local or foreign law), (ii) a “personal holding company” as defined in Section 542 of the Code (or any similar provision of state, local or foreign law), or (iii) a “passive foreign investment company” within the meaning of Section 1297 of the Code. Except as described in Section 4.09(a) of the Parent Disclosure Letter, neither Parent nor Merger Sub has or has had a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. To the knowledge of Parent, neither Parent nor Merger Sub has incurred (or been allocated) an “overall foreign loss” as defined in Section 904(f)(2) of the Code which has not been previously recaptured in full as provided in Sections 904(f)(1) and/or 904(f)(3) of the Code. Neither Parent nor Merger Sub is a party to a gain recognition agreement under Section 367 of the Code.

(b) Section 4.09(b) of the Parent Disclosure Letter lists all federal, state, local and foreign income and franchise Tax Returns filed with respect to Parent or Merger Sub for taxable periods ending on or after December 31, 2002, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Parent has delivered to the Company correct and complete copies of all federal Income Tax Returns and state income and franchise Tax Returns, examination reports and statements of deficiencies assessed against, or agreed to by Parent since December 31, 2002. Parent has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

Section 4.10 Employees. Parent has six (6) directors and three (3) officers, the names of which are set forth on Section 4.10 of the Parent Disclosure Letter. Merger Sub has two (2) directors and two (2) officers, the names of which are set forth on Section 4.10 of the Parent Disclosure Letter. Parent is the sole stockholder of Merger Sub. Neither Parent nor Merger Sub has ever had any current or former employees.

Section 4.11 Benefit Plans.

(a) The Parent Disclosure Letter sets forth a complete and correct list of all employee benefit plans, as defined in Section 3(3) of ERISA, and all employment, compensation, bonus, stock option, stock purchase, restricted stock, incentive, deferred compensation, profit sharing, retiree medical or life insurance, split dollar insurance, supplemental retirement, severance, change of control, loans or other benefit plans, programs, arrangements or fringe benefits, in each case, which are provided, maintained, contributed to or sponsored by Parent or Merger Sub, or for which Parent or Merger Sub has any liability, contingent or otherwise (collectively, the “Parent Benefit Plans”).

(b) With respect to each Parent Benefit Plan, Parent has furnished the Company with a complete and accurate copy of the plan document or other governing contract. The Parent Benefit Plans have been operated and administered in accordance with their terms and the applicable requirements of the Code and applicable Law. There are no pending or, to the knowledge of Parent or Merger Sub, threatened suits, audits, examinations, actions, litigation or claims (excluding claims for benefits incurred in the ordinary course) with respect to any of the Parent Benefit Plans.

(c) No Parent Benefit Plan is intended to be “qualified” within the meaning of Section 401(a) of the Code. Neither Parent nor any trade or business (whether or not incorporated) which is or has ever been treated as a single employer with Parent under Section 414(b), (c), (m) or (o) of the Code, has incurred any liability under Title IV of ERISA or Section 412 of the Code.

(d) The execution and delivery by each of Parent and Merger Sub of each Transaction Agreement to which it is a party do not, and the consummation of the Merger and the other Transactions and compliance with the terms hereof and thereof will not (i) entitle any employee, officer or director of the Parent or Merger Sub to severance pay, bonus payment, finders fee, “change of control” payment or similar payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Parent Benefit Plan or (iii) result in any breach or violation of, or a default under, any Parent Benefit Plan. There is no amount that could be received (whether in cash or property or the vesting of property) as a result of the Merger or any other Transaction by any employee, officer or director of Parent or any of its affiliates.

Section 4.12 Litigation. There is no claim, suit, action or proceeding, or known investigation pending or, to the knowledge of Parent, threatened against or affecting Parent or Merger Sub nor are there any Judgments outstanding against Parent or Merger Sub.

Section 4.13 Compliance with Applicable Laws. Parent and Merger Sub are in compliance in all material respects with all applicable Laws. Neither Parent nor Merger Sub has received any written communication since the date of the formation of Parent from a Governmental Entity that alleges that Parent or Merger Sub is not in compliance with any Applicable Law. This Section 4.13 does not relate to matters with respect to Taxes, which are the subject of Section 4.09.

Section 4.14 Contracts; Debt Instruments.

(a) Except as contemplated by this Agreement or as disclosed in Section 4.14 of the Parent Disclosure Letter, the Form 10-KSB filed by Parent with the SEC for the year ended December 31, 2004, or the Form 10-QSB filed by Parent with the SEC for the quarter ended March 31, 2005, there are no Parent Material Contracts. “Parent Material Contracts” means”:

(i)	all management agreements, employment agreements, consulting agreements, and independent contractor agreements to which Parent or Merger Sub is a party (other than any agreement which (A) provides for future payments of less than $50,000 annually and less than $150,000 in the aggregate, or (B) which is terminable by Parent or Merger Sub without breach or penalty on less than thirty (30) days’ prior written notice);

(ii)	all guarantees, mortgages, deeds of trust, indentures and loan agreements, to which Parent or Merger Sub is a party, which involve an amount in excess of $50,000;

(iii)	all Parent Contracts (as defined below) (other than those described in or excepted from clauses (i) or (ii) of this Section 4.14(a)) (other than any agreement (A) in which the aggregate amount to be received or paid thereunder does not exceed $50,000 annually and $150,000 in the aggregate, or (B) which can be performed in the normal course within six months after the Effective Time without breach or penalty and involves the future payment of less than $100,000 in the aggregate); and

(iv)

(A) all Parent Contracts with stockholders, directors or officers of Parent or Merger Sub, (B) all Parent Contracts containing covenants by Parent or Merger sub not to compete in any lines of business or commerce, (C) all Parent Contracts for the acquisition, sale or lease of material properties or assets of Parent or Merger Sub (by merger, purchase or sales of assets or stock or otherwise) and (D) all investment, joint venture, and operating Parent Contracts or partnership agreements of Parent or Merger Sub.

“Parent Contracts” means any contract, lease, license, indenture, note, bond, agreement, concession, or other agreement to which Parent or Merger Sub is a party. Neither Parent nor Merger Sub nor, to the knowledge of Parent, any other party thereto is in violation of or in default (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default by Parent or Merger Sub or, to the knowledge of Parent or Merger Sub, any other party thereto) under any loan or credit agreement, note, bond, mortgage, indenture, lease, permit, concession, franchise, license or any other Parent Contract, to which it is a party or by which it or any of its properties or assets is bound. Parent has not received any written notice of the intention of any party to such Parent Contract to terminate such Parent Contract whether as a termination for convenience or for default of Parent thereunder.

(b) True and complete copies of any Parent Contracts set forth on the Parent Disclosure Letter have been provided or made available to the Company. Each such Parent Contract is valid, binding and enforceable in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting the enforcement of creditors rights generally, by applicable Law or by the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

(c) Parent has not been notified in writing as of the date of this Agreement that in the event of a sale or change of ownership of Parent, any of such Parent Contracts would reasonably be expected to be terminated or modified in any manner.

Section 4.15 Brokers; Schedule of Fees and Expenses. Except as described in Section 4.15 of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Merger and the other Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

Section 4.16 Intellectual Property. Neither Parent nor Merger Sub owns, uses or licenses any material Intellectual Property.

Section 4.17 Trust Funds; Liquidation.

(a) Since July 1, 2005, Parent has had at least $21,350,000, plus accrued interest (the “Trust Fund”), invested in U.S. government securities in a trust account at a New York branch of JP Morgan Chase (the “Trust Account”), held in trust by American Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement dated as of July 30, 2004, between Parent and the Trustee (the “Trust Agreement”). Upon consummation of the Merger and notice thereof to the Trustee, the Trust Account will terminate and the Trustee shall thereupon be obligated to release as promptly as practicable to Parent the Trust Fund held in the Trust Account, which Trust Fund will be free of any Lien whatsoever and, after taking into account any funds paid to holders of IPO Shares who shall have demanded that Parent convert their IPO Shares into cash pursuant to the Parent Charter and/or the Underwriting Agreement, will be available for use in the businesses of Parent and the Company.

(b) Effective as of the Effective Time, the obligations of Parent to dissolve or liquidate within a specified time period contained in the Parent Charter and/or the Underwriting Agreement will terminate, and effective as of the Effective Time Parent shall have no obligation whatsoever to dissolve and liquidate the assets of Parent by reason of the consummation of the Merger or the Transactions, and following the Effective Time no Parent stockholder shall be entitled to receive any amount from the Trust Account except to the extent such stockholder votes against the approval of this Agreement and the Transactions and demands, contemporaneous with such vote, that Parent convert such stockholder’s shares of Parent Common Stock into cash pursuant to the Parent Charter and/or the Underwriting Agreement.

Section 4.18 Real Property. Neither Parent nor Merger Sub owns any real property. Section 4.18 of the Parent Disclosure Letter sets forth a complete list of all real property and interests in real property leased by Parent or Merger Sub.

Section 4.19 Related Party Transactions. Except as set forth in Section 4.19 of the Parent Disclosure Letter, no director, officer, employee or affiliate of Parent or Merger Sub has any indebtedness or other similar obligations to, Parent or is a party to any Contract relating to the voting or disposition of Parent Common Stock, and Parent is not a party or subject to any Contract in which any director, officer, employee or stockholder of Parent has an interest, direct or indirect, and there does not exist any commitment or liability of Parent to pay any remuneration or other consideration to any such director, officer, employee or stockholder, such as fees, rentals, loans, dividends or fixed or contingent deferred or current compensation.

Section 4.20 Investment Company Act. Parent is not, and will not be after the Effective Time, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 4.21 Permits. Parent and Merger Sub have all necessary material Permits, required of Parent or Merger Sub. All such Permits are currently in full force and effect. No proceedings have been instituted or, to Parent’s knowledge are threatened, seeking the suspension, termination or revocation, or the adverse modification or amendment, of any such Permits or to declare any of them invalid in any respect.

Section 4.22 Insurance. Other than the directors’ and officers’ insurance policy set forth on Section 4.22 of the Parent Disclosure Letter (the “Parent D&O Policy”), neither Parent nor Merger Sub maintains any insurance policy. The Parent D&O Insurance Policy has been made available to the Company and (a) Parent or Merger Sub are named insureds under such policy, (b) all premiums required to be paid with respect thereto covering all periods up to and including the date hereof have been paid, (c) there has been no lapse in coverage under such policy during any period for which Parent and Merger Sub have conducted their respective operations, and (d) no written notice of cancellation or termination has been received with respect to such policy as of the date hereof. None of Parent or Merger Sub has any obligation for retrospective premiums for any period prior to the date hereof. The Parent D&O Policy is in full force and effect, unless replaced with a comparable insurance policy having comparable terms and conditions. As of the date of this Agreement, there have been no claims made with respect to the Parent D&O Policy.

Section 4.23 Advisory Board. The members of the Advisory Board of Parent, the charter or other written guidelines governing the activities and proceedings of the Advisory Board, the fees and compensation arrangements for each member of the Advisory Board and terms of service of the members of the Advisory Board are set forth in or attached to Section 4.23 of the Parent Disclosure Letter. The members of the Advisory Board of Parent, or any of them, may be removed from such membership or position, with or without cause and without cost or expense in the absolute discretion of the Parent Board.

Section 4.24 Complete Disclosure. Except as contemplated by or disclosed in this Agreement, and in Section 4.24 of the Parent Disclosure Letter, there is no fact or circumstance known to Parent that could reasonably be expected to result in a Parent Material Adverse Effect. None of the statements or information contained in any of the representations, warranties or covenants of Parent and Merger Sub set forth in this Agreement, together with the Parent Disclosure Letter and Exhibits to be furnished hereunder, contains or will contain any misstatement of a material fact or omits or will omit to state a material fact necessary to make the statements contained herein or therein not misleading, when taken as a whole.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.01 Conduct of Business.

(a) Conduct of Business by the Company. The Company covenants and agrees that, from the date of this Agreement to the Effective Time, the Company and the Company Subsidiaries shall conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. The Company shall use its commercially reasonable efforts to (w) preserve intact the business organization and assets of the Company and each Company Subsidiary, (x) keep available the services of the present officers, employees and consultants of the Company and each Company Subsidiary, (y) maintain in effect Material Contracts and (z) preserve the present relationships of the Company and each Company Subsidiary with customers, licensees, suppliers and other persons with which the Company or any Company Subsidiary has significant business relations. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, neither the Company nor any Company Subsidiary shall do any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its shares of capital stock, (B) split, combine or reclassify any of its shares of capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, (C) purchase, redeem or otherwise acquire shares of its capital stock or any other securities thereof or any rights, warrants or options to acquire any such interests or other securities, (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization or alter through merger, liquidation, reorganization, restructuring or in any other fashion its corporate structure or ownership, or (E) pledge after the date hereof any shares of its capital stock;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options (other than vesting of currently outstanding options and warrants pursuant to their terms), warrants or rights to acquire, any such shares of its capital stock, or (C) any “phantom” rights, or interest-based performance units of the Company;

(iii) amend the Company Certificate of Incorporation or Bylaws;

(iv) acquire or agree to acquire (A) by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any equity interest in or business of any corporation, partnership, joint venture, association or other business organization or division thereof or (B) any assets in excess of $50,000 in the aggregate;

(v) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or allow (other than with respect to those certain liens in effect as of the date of this Agreement securing the lessors’ interest in leased equipment used by the Company and liens in effect as of the date of this Agreement in favor of lenders, all as set out in the Company Disclosure Letter) any lien on, any of its assets (including any Company Intellectual Property) other than (A) in the ordinary course of business consistent with past practice, but in no event shall such dispositions exceed $50,000 individually or $150,000 in the aggregate for the Company and all Company Subsidiaries taken as a whole, or (B) pursuant to the terms of Material Contracts which are set forth in the Company Disclosure Letter;

(vi) (A) enter into any agreement, other than in the ordinary course of business, that if entered into prior the date hereof would be a Material Contract required to have been disclosed pursuant to Section 3.13; or (B) modify, amend in any material respect, transfer, terminate or waive any material rights under any Material Contract in any manner adverse to the Company or any Company Subsidiary;

(vii) pay, discharge, satisfy or settle any litigation, except any settlement that would not: (A) impose any injunctive or similar order on the Company or any Company Subsidiary; or restrict in any way the business of the Company or any Company Subsidiary; or (B) exceed $50,000 in cost or value to the Company or any Company Subsidiary in the aggregate for all such settlements;

(viii) enter into or amend any contract, transaction, indebtedness or other arrangement in which any of its directors or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(ix) except in the ordinary course of business or to the extent required under employment agreements in effect as of the date hereof, and which are set forth in the Company Disclosure Letter, (A) hire or terminate any employee or consultant having an annual salary or fee in excess of $150,000 or (B) grant to any of the employees, officers or directors of the

Company or any Company Subsidiary, any increase in (i) compensation or fringe benefits (including, without limitation, bonuses), or (ii) severance or termination pay;

(x) make any change in accounting methods, principles or practices affecting its reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in GAAP;

(xi) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(xii) make or agree to make any new capital expenditure or expenditures in excess of $25,000 in an individual case and $50,000 in the aggregate for all cases;

(xiii) make any material Tax election, settle or compromise any material Tax liability or refund or file any amended Tax Return;

(xiv) enter into, adopt or amend or terminate any (A) employment or consulting agreement where the annual salary or fee associated with such employment or consulting agreement is in excess of $150,000 or where such employment or consulting agreement has a term of more than one (1) year, (B) severance agreements in excess of $50,000, (C) Company Benefit Plan or (D) other employee benefit agreement, trust, plan, fund award or other arrangement for the benefit or welfare of any director, officer or employee;

(xv) except as otherwise required by Law, enter into any or modify in any respect any labor or collective bargaining agreement or any other agreement or commitment to or relating to any labor union;

(xvi) enter into any transaction with, or enter into any agreement, arrangement, or understanding with any of the Company’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-B;

(xvii) engage any investment or financial advisor prior to the receipt of an Acquisition Proposal; or

(xviii) take, authorize, commit or agree to take any of the foregoing actions.

(b) Conduct of Business by Parent. The Parent covenants and agrees that, from the date of this Agreement to the Effective Time, the Parent shall, and shall cause Merger Sub to, conduct their business in the usual, regular and ordinary course in substantially the same manner as previously conducted. In addition, and without limiting the generality of the foregoing, from the date of this Agreement to the Effective Time, Parent shall not, and shall not permit Merger Sub to, do any of the following without the prior written consent of the Company (which consent shall not be unreasonably withheld or delayed):

(i) (A) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock, (B) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (C) purchase, redeem or otherwise acquire any shares of capital stock or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities or (D) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, or other reorganization of, or alter through merger, liquidation, reorganization or restructuring or in any other fashion its corporate structure;

(ii) issue, deliver, sell or grant (A) any shares of its capital stock, (B) any securities convertible into or exchangeable for, or any options, warrants or rights to acquire, any such shares of its capital stock, or (C) any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock-based performance units;

(iii) amend the Parent Charter, the Parent Bylaws or the comparable organizational documents of Merger Sub, other than as contemplated herein;

(iv) sell, transfer, deliver, lease, license, sublicense, mortgage, pledge, encumber or otherwise dispose of (in whole or in part), or create, incur, assume or subject any lien on, any of its assets (including any Parent Intellectual Property) other than (A) in the ordinary course of business consistent with past practice, but in no event shall such dispositions exceed $50,000 individually or $100,000 in the aggregate, or (B) pursuant to the terms of contracts entered into as of the date of this Agreement, which shall be disclosed on the Parent Disclosure Letter;

(v) enter into or amend any contract, transaction, indebtedness or other arrangement in which any of its directors or other affiliates, or any of their respective affiliates or family members have a direct or indirect financial interest;

(vi) (A) grant to any employee, executive officer or director of Parent any increase in compensation, (B) grant to any employee, executive officer or director of Parent any increase in severance or termination pay, (C) enter into any employment, consulting, indemnification, severance or termination agreement with any employee, executive officer or director of Parent, (D) establish, adopt, enter into or amend in any respect any collective bargaining agreement, any other agreement or commitment to or relating to any labor union, or (E) make any determinations under any collective bargaining agreement, any other agreement or commitment to or relating to any labor union or any Parent Benefit Plan;

(vii) make any change in accounting methods, principles or practices affecting its reported consolidated assets, liabilities or results of operations, except insofar as may have been required by a change in GAAP;

(viii) (A) incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or warrants or other rights to acquire any debt securities, guarantee any debt securities of another person, enter into any “keep well” or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (B) make any loans, advances or capital contributions to, or investments in, any other person;

(ix) make or agree to make any new capital expenditure or expenditures;

(x) make any material Tax election, settle or compromise any material Tax liability or refund or file any amended Tax Return;

(xi) enter into any transaction with, or enter into any agreement, arrangement or understanding with any of Parent’s affiliates that would be required to be disclosed pursuant to Item 404 of SEC Regulation S-B; or

(xii) take, authorize or commit or agree to take any of, the foregoing actions.

(c) Other Actions. The Company and Parent shall use its commercially reasonable efforts to not, and shall use its commercially reasonable efforts to not permit any of their respective subsidiaries to, take any action that would, or that could reasonably be expected to, result in (i) any of the representations and warranties of such party set forth in any Transaction Agreement to which it is a party becoming untrue, or (ii) any condition to the Merger set forth in Article VII not being satisfied.

Section 5.02 No Solicitation by the Company.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, directly or indirectly, and shall not authorize any of its directors, officers, employees, representatives or agents (collectively, the “Company Representatives”, which term shall not include stockholders of the Company that are not authorized to act on behalf of the Company and that are not also a director, officer or employee of the Company), to not, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Acquisition Proposal (as defined herein), (ii) furnish any information regarding the Company to any person, group or entity in connection with or in response to an Acquisition Proposal, (iii) engage in discussions or negotiations with any person, group or entity with respect to any Acquisition Proposal, (iv) approve, endorse or recommend any Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (as defined herein); provided, however, that prior to the approval of this Agreement by the stockholders of the Company, this Section 5.02(a) shall not prohibit the Company from furnishing nonpublic information regarding the Company to, or entering into discussions with, any person, group or entity in response to a Superior Proposal (as defined herein) that is submitted to the Company by such person, group or entity (and not withdrawn) if (w) neither the Company nor any of the Company Representatives have breached any of the terms of this Section 5.02(a), (x) the Board of Directors of the Company concludes in good faith, after having taken into account the advice of its outside legal counsel, that such action is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company’s stockholders under applicable Law, (y) at least two (2) Business Days prior to furnishing any such nonpublic information to, or entering into discussions with, such person, group or entity, the Company gives Parent written notice of the identity of such person, group or entity and of the Company’s intention to furnish nonpublic information to, or enter into discussions with, such person, group or entity, and the Company receives from such person, group or entity an executed confidentiality agreement on terms substantially similar to these in effect between the Company and Parent containing customary limitations on the use and disclosure of all nonpublic written and oral information furnished to such person, group or entity by or on behalf of the Company, and (z) at least one (1) Business Day prior to furnishing any such nonpublic information to such person, group or entity the Company furnishes such nonpublic information to Parent (to the extent such nonpublic information has not been previously furnished by the Company to Parent). Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.02(a) by any Company Representative shall be deemed to be a breach of this Section 5.02(a) by the Company. The Company shall promptly notify each Company Representative of the Company’s obligations under this Section 5.02.

(b) The Company shall promptly advise Parent orally and in writing of any Acquisition Proposal, any inquiry or indication of interest that could lead to an Acquisition Proposal or any request for nonpublic information relating to the Company (including the identity of the person, group or entity making or submitting such Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person, group or entity. The Company shall keep Parent fully informed on a current basis with respect to the status of any such Acquisition Proposal, inquiry, indication of interest or request and any modification or proposed modification thereto. The Company shall promptly advise Parent orally and in writing if the Company’s board of directors determines that any such Acquisition Proposal constitutes a Superior Proposal (the “Superior Proposal Notice”).

(c) For purposes hereof, the term “Acquisition Proposal” shall mean any written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest by Parent) contemplating or otherwise relating to any Acquisition Transaction.

(d) For purposes hereof, the term “Acquisition Transaction” shall mean any transaction or series of transactions involving:

(i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (A) in which the Company or a material Subsidiary of the Company is a constituent corporation, (B) in which a person or group, acting in concert, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the voting power of the Company or a material Subsidiary of the Company, or (C) in which the Company or a material Subsidiary of the Company issues or sells securities representing more than 15% of the voting power of the Company or a material Subsidiary of the Company, or

(ii) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of the Company and its Subsidiaries.

Section 5.03 Company Stockholders’ Meeting.

(a) The Company shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Company Common Stock to vote on a proposal to adopt this Agreement and the transactions contemplated hereby (the “Company Stockholders’ Meeting”), and shall submit such proposal to such holders at the Company Stockholders’ Meeting. The Company (in consultation with Parent) shall set a record date for persons entitled to notice of, and to vote at, the Company Stockholders’ Meeting, which shall be held no later than twenty five (25) days after the Registration Statement on Form S-4 has been declared effective under the Securities Act. The Company shall ensure that all proxies solicited in connection with the Company Stockholders’ Meeting are solicited in compliance with applicable Law.

(b) The Company shall submit the proposal at the Company Stockholders Meeting pursuant to a proxy statement (the “Company Proxy Statement”). Subject to Section 5.03(c): (i) the Company Proxy Statement shall include a statement to the effect that the board of directors of the Company unanimously recommends that the Company’s stockholders vote to adopt this Agreement and the transactions contemplated hereby at the Company Stockholders’ Meeting (the unanimous recommendation of the Company’s board of directors that the Company’s stockholders vote to adopt this Agreement and the transactions contemplated hereby being referred to as the “Company Board Recommendation”); and (ii) the Company Board Recommendation shall not be withdrawn or modified in a manner adverse to Parent, and no resolution by the board of directors of the Company to withdraw or modify the Company Board Recommendation in a manner adverse to Parent shall be adopted or proposed.

(c) Notwithstanding anything to the contrary contained in Section 5.03(b), at any time prior to the approval of this Agreement by the holders of Company Common Stock at the Company Stockholders’ Meeting, the Company Board Recommendation may be withdrawn or modified in a manner adverse to Parent if: (i) any Acquisition Proposal is made to the Company and is not withdrawn; (ii) the Company provides Parent with two (2) Business Days prior notice of any meeting of the Company’s board of directors at which such board of directors will consider and determine whether such Acquisition Proposal is superior to the transactions contemplated hereby; (iii) the Company’s board of directors determines in good faith, after taking into account the advice of the Company’s independent financial advisors, that such Acquisition Proposal constitutes a proposal (the “Superior Proposal”) superior to the transactions contemplated hereby; (iv) the Company’s board of directors determines in good faith, after having taken into account the written advice of the Company’s outside legal counsel, that, in light of the Superior Proposal, the withdrawal or modification of the Company Board Recommendation is required in order for the Company’s board of directors to comply with its fiduciary obligations to the Company’s stockholders under applicable Law; and (v) neither the Company nor any of the Company Representatives shall have violated any of the restrictions set forth in Section 5.02.

Section 5.04 New Audit. The Company shall deliver to Parent and Merger Sub on or prior to November 10, 2005, (a) the audited balance sheet of the Company as of December 31, 2004, and December 31, 2003, and (b) the audited statements of income, cash flows and stockholders’ equity of the Company for the years ended December 31, 2004 and December 31, 2003 prepared by Anton Collins Mitchell, LLP (the “New Audit”).

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.01 Preparation of the Proxy Statement; Parent Stockholders Meeting; Company Stockholders Meeting.

(a) As soon as practicable following the date of this Agreement, Parent shall, with the cooperation of the Company, prepare and file with the SEC the Proxy Statement in preliminary form, and each of the Company and Parent shall use its commercially reasonable efforts to respond as promptly as practicable to any comments of the SEC with respect thereto. Parent shall use its reasonable best efforts to (i) prepare and file with the SEC the definitive Proxy Statement, (ii) cause the Proxy Statement and the prospectus to be included in the Registration Statement, including any amendment or supplement thereto, and (iii) to cause the definitive Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective by the SEC. Parent shall also take any action required to be taken under any applicable state securities laws in connection with the issuance of Parent Common Stock in the Merger. The parties shall notify each other promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply each other with copies of all correspondence between such or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger.

(b) As soon as practicable following the date of this Agreement, Parent, with the cooperation of the Company, shall prepare and file with the SEC a Registration Statement on Form S-4, in which the Proxy Statement shall be included as part of the prospectus, and the parties hereto shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable after such filing. Parent shall obtain and furnish the information required to be included in the Registration Statement and, after consultation with the Company, respond promptly to any comments made by the SEC with respect to the Registration Statement. Parent shall allow the Company’s full participation in the preparation of the Registration Statement and any amendment or supplement thereto and shall consult with the Company and its advisors concerning any comments from the SEC with respect thereto.

(c) If, prior to the Effective Time, any event occurs with respect to the Company, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(d) If, prior to the Effective Time, any event occurs with respect to Parent or Merger Sub, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or Registration Statement, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or Registration Statement, Parent shall promptly notify the Company of such event, and Parent and the Company shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or Registration Statement and, as required by Law, in disseminating the information contained in such amendment or supplement to Parent’s stockholders.

(e) Parent shall, promptly after the date hereof, take all action necessary to duly call, give notice of, convene and hold a meeting of its stockholders (the “Parent Stockholders Meeting”) as soon as practicable after the Registration Statement is declared effective. Parent shall consult with the Company on the date for the Parent Stockholders Meeting. Parent shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Parent’s stockholders as soon as practicable after the Registration Statement is declared effective. Parent shall, through the Parent Board, recommend to its stockholders that they give the Parent Stockholder Approval, except to the extent that the Parent Board shall have withdrawn its approval or recommendation of this Agreement and the Merger, which withdrawal may be made only if deemed by the Parent Board to be necessary in order to comply with its fiduciary duties. Notwithstanding any other provision thereof, Parent shall not be restricted from complying with any of its obligations under the Exchange Act.

Section 6.02 No Shopping.

(a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, Parent shall not, directly or indirectly, and shall use its commercially reasonable efforts to cause its stockholders, directors, officers, employees, representatives or agents (collectively, the “Parent Representatives”), to not, directly or indirectly, (i) solicit, initiate, encourage, induce or facilitate the making, submission or announcement of any Parent Acquisition Proposal (as defined herein), (ii) furnish any information regarding Parent to any person, group or entity in connection with or in response to a Parent Acquisition Proposal, (iii) engage in discussions or negotiations with any person, group or entity with respect to any Parent Acquisition Proposal, (iv) approve, endorse or recommend any Parent Acquisition Proposal, or (v) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction (as defined herein); provided, however, that prior to the approval of this Agreement by the stockholders of Parent, it shall not be a breach of any of the provisions of this Section 6.02 nor shall this Section 6.02(a) prohibit Parent from engaging in discussions with (the “Parent Discussions”) and issuing indications of interest to (the “Indications of Interest”) parties in the IT security industry, if (x) neither Parent nor any of the Parent Representatives have breached any of the terms of this Section 6.02(a), (y) at least two (2) Business Days prior to issuing any Indication of Interest, Parent gives the Company written notice of the identity of such person, group or entity and of Parent’s intention to issue such Indication of Interest, and (z) at least one (1) Business Day prior to issuing such Indication of Interest Parent furnishes a copy of such Indication of

Interest to the Company. Parent may not enter into or negotiate the terms of any letter of intent or similar document or any Contract contemplating or otherwise relating to any Parent Acquisition Transaction until after Parent has received a Superior Proposal Notice. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 6.02(a) by any Parent Representative shall be deemed to be a breach of this Section 6.02(a) by Parent. Parent shall promptly notify each Parent Representative of its obligations under this Section 6.02.

(b) Parent shall promptly advise the Company orally and in writing of any Parent Acquisition Proposal, any inquiry or indication of interest that could lead to a Parent Acquisition Proposal, or any request for nonpublic information relating to Parent (including the identity of the person, group or entity making or submitting such Parent Acquisition Proposal, inquiry, indication of interest or request, and the terms thereof) that is made or submitted by any person, group or entity. Parent shall keep the Company fully informed on a current basis with respect to the status of any Parent Discussions or Indications of Interest.

(c) For purposes hereof, the term “Parent Acquisition Proposal” shall mean any written offer, proposal, inquiry or indication of interest (other than an offer, proposal, inquiry or indication of interest for the Company) contemplating or otherwise relating to any Parent Acquisition Transaction.

(d) For purposes hereof, the term “Parent Acquisition Transaction” shall mean any transaction or series of transactions involving:

(i) any merger, consolidation, share exchange, business combination, issuance of securities, acquisition of securities, tender offer, exchange offer or other similar transaction (A) in which Parent is a constituent corporation, (B) in which a person or group, acting in concert, directly or indirectly, acquires beneficial or record ownership of securities representing more than 15% of the voting power of Parent, (C) in which Parent issues or sells securities representing more than 15% of the voting power of Parent, or (D) in which Parent is obligated to pay cash or cash equivalents in excess of fifteen percent (15%) of the Trust Fund, or

(ii) any sale (other than sales of inventory in the ordinary course of business), lease (other than in the ordinary course of business), exchange, transfer (other than sales of inventory in the ordinary course of business), license (other than nonexclusive licenses in the ordinary course of business), acquisition or disposition of any business or businesses or assets that constitute or account for 15% or more of the net revenues, net income or assets of Parent.

Section 6.03 Access to Information; Confidentiality.

(a) Each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, afford to the other party and to the officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, Contracts, personnel and records and, during such period, each of the Company and Parent shall, and shall cause each of its respective subsidiaries to, furnish promptly to the other party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws. All information exchanged pursuant to this Section 6.03(a) shall be subject to the mutual nondisclosure agreement dated as of March 25, 2005, between the Company and Parent (the “Confidentiality Agreement”).

(b) The Company agrees to provide to Parent, within thirty (30) days after the date hereof, an unaudited balance sheet and an unaudited income statement, in each case without any notes, for each of the calendar months of September 2005 and October 2005, and thereafter, shall provide to Parent within thirty (30) days after the end of each calendar month after October 2005, an unaudited balance sheet and an unaudited income statement, in each case without any notes, for each such calendar month.

Section 6.04 Reasonable Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use all commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other Transactions, including, without limitation, (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Agreement or the consummation of the Merger or other Transactions, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the Merger or other Transactions and to fully carry out the purposes of this Agreement and the Transaction Agreements. In connection with and without limiting the foregoing, Parent and the Company shall (A) take all action necessary to ensure that no state takeover statute or similar statute or regulation is or becomes applicable to any Transaction or this Agreement or any other Transaction Agreement and (B) if any state takeover statute or similar statute or regulation becomes applicable to any Transaction or this Agreement or any other Transaction Agreement, take all action necessary to ensure that the Merger and the other Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and the Transaction Agreements.

(b) The Company and Parent shall give prompt notice to the other, of (i) any representation or warranty made by it contained in any Transaction Agreement becoming untrue or inaccurate in any respect or (ii) the failure by it to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under any Transaction Agreement, provided, however, that such notification pursuant to this Section 6.04(b) shall not limit or otherwise effect the remedies available hereunder to the party receiving such notice.

Section 6.05 Fees and Expenses. Except as otherwise provided herein, all fees and expenses incurred in connection with the Merger and the other Transactions by Parent, Merger Sub or the Company shall be paid by the party incurring such expenses, whether or not the Merger is consummated.

Section 6.06 Public Announcements. Parent and Merger Sub, on the one hand, and the Company, on the other hand, shall consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger and the other Transactions and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law or court process.

Section 6.07 Affiliates. Prior to the Closing Date, the Company shall deliver to Parent a letter identifying all persons who are expected by the Company to be, at the date of the Parent Stockholders Meeting, “affiliates” of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its reasonable efforts to cause each such person to deliver to Parent on or prior to the Closing Date a written agreement substantially in the form of Exhibit F attached hereto (the “Affiliate Letters”).

Section 6.08 Quotation of Listing. Parent shall use its commercially reasonable efforts to cause (a) the shares of Parent Common Stock to be issued in the Merger, (b) all shares of Parent Common Stock outstanding as of the date of the Effective Time and (c) the Parent Warrants outstanding as of the Effective Time, to be approved for quotation on The Nasdaq Stock Market, Inc. (“Nasdaq”), or if any of such securities are not eligible to be quoted on Nasdaq, to cause such non-eligible securities to be approved for listing on The American Stock Exchange LLC (the “AMEX”), in each case subject to official notice of issuance, prior to the Effective Time.

Section 6.09 Tax Treatment. The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Each of Parent, Merger Sub and the Company and each of their respective affiliates shall not take any action and shall not fail to take any action or suffer to exist any condition which action or failure to act or condition would prevent, or would be reasonably likely to prevent, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

Section 6.10 Lock-Up Agreements. As of the Effective Time, lock-up letters, on substantially in the form of Exhibit G attached hereto (the “Lock-Up Agreements”), shall have been executed by the persons listed on Exhibit G.

Section 6.11 Pre-Closing Confirmation.

(a) Promptly after the date hereof, Parent shall give to the Trustee the notice attached as Exhibit A to the Trust Agreement.

(b) Not later than 48 hours prior to the Closing, Parent shall (i) give the Trustee advance notice of the Effective Time, and (ii) cause the Trustee to provide a written confirmation to the Company confirming the dollar amount of the Trust Fund balance held by the Trustee in the Trust Account that will be released to Parent upon consummation of the Merger.

Section 6.12 Stock Symbol. As of and after the Effective Time, Parent shall cause the symbol under which the Parent Common Stock and Parent Warrants are traded on the OTC Bulletin Board, Nasdaq or the AMEX to change to a symbol as determined by the Company and Parent that, if available, is reasonably representative of the corporate name or business of the Company.

Section 6.13 Preliminary Disclosure Letters. Concurrently with the execution of this Agreement, (a) the Company shall deliver the Company Disclosure Letter to Parent and (b) Parent and Merger Sub shall deliver the Parent Disclosure Letter to the Company. The Company Disclosure Letter and the Parent Disclosure Letter (collectively, the “Initial Disclosure Letters”) shall (i) be arranged in sections and subsections corresponding to the sections and subsections contained in Article III or Article IV, as applicable, and the disclosure in any section or subsection of the Disclosure Letters shall qualify only the corresponding section or subsection in Article III or Article IV, as applicable, unless it is reasonably apparent that the disclosure in any section or subsection of the Disclosure Letters should apply to one or more other sections or subsections of Article III or Article IV, as applicable and (ii) be updated, amended and supplemented, as appropriate through the Supplemental Disclosure Letters (as defined below) through the Closing, so that the Company Disclosure Letter and the Parent Disclosure Letter shall, as of the Closing, contain accurate, true and correct information and data, and shall be executed by Parent, Merger Sub and Company, as applicable, and dated the Closing Date. Terms used and defined in this Agreement shall have the same definition when used in the Initial Disclosure Letters and the Supplemental Disclosure Letters.

Section 6.14 Supplemental Disclosure Letters. Each of the Company, Parent and Merger Sub agree that, with respect to the Initial Disclosure Letters, each party shall have the continuing obligation until the Closing Date to supplement, modify or amend promptly the Initial Disclosure Letters with respect to (a) any matter occurring after the date hereof that, if existing or occurring on or before the date of this Agreement, would have been required to be set forth or described in the Initial Disclosure Letters (the “New Matters”), and (b) other matters which are not New Matters but should have been set forth or described in the Initial Disclosure Letters as of the date hereof (the “Other Matters”). Any such supplement, modification or amendment (the “Supplemental Disclosure Letters”) (i) that reflects a New Matter shall qualify the representations and warranties of the Company or Parent and Merger Sub, as the case may be, for all purposes of this Agreement, and (ii) that reflects one or more Other Matters shall not qualify any of the representations or warranties of the Company or Parent and Merger Sub, as the case may be, for any purpose under this Agreement, and shall be provided solely for informational purposes. On or before the Closing Date, each party will prepare and deliver to the other party a copy of the Supplemental Disclosure Letters revised to reflect any supplement, modification or amendment required pursuant to this Section 6.14. Each party shall deliver any such Supplemental Disclosure Letter at least five (5) Business Days before the Closing Date. If no Supplemental Disclosure Letter satisfying the foregoing requirements is provided by the Company or Parent or Merger Sub, as the case may be, the Initial Disclosure Letter with respect to such party as delivered upon the execution of this Agreement shall continue to apply.

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.01 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. Parent shall have obtained the Parent Stockholder Approval.

(b) Effectiveness of the Registration Statement. The Registration Statement shall have been declared effective; no stop order suspending the effectiveness of the Registration Statement or the use of the Proxy Statement shall have been issued by the SEC, and no proceedings for that purpose shall have been initiated or, to the knowledge of Parent or the Company, threatened by the SEC.

(c) Antitrust. Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired. Any consents, approvals and filings under any foreign antitrust law, the absence of which would prohibit the consummation of the Merger, shall have been obtained or made.

(d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect; provided, however, that prior to asserting this condition, subject to Section 6.04, each of the parties shall have used all reasonable efforts to prevent the entry of any such injunction or other order and to appeal as promptly as possible any such injunction or other order that may be entered.

(e) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity or any other person that is not an affiliate of the party seeking to terminate this Agreement, (i) challenging the Merger or the Transactions, (ii) seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, or (iii) seeking to obtain from the Company, Parent or Merger Sub any damages that are material in relation to Parent and Merger Sub taken as a whole.

(f) Conversion Rights. At the Parent Stockholder Meeting, holders of less than twenty percent (20%) of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the terms of the Parent Charter.

(g) Net Assets. By Closing, the Board of Directors of Parent must determine the fair market value of the Company immediately prior to the Effective Time is at least eighty percent (80%) of the net assets of Parent immediately prior to the Effective Time.

(h) Parent Disclosure Letter and Company Disclosure Letter. (i) The Parent and Merger Sub shall have determined in good faith that the Supplemental Disclosure Letter delivered by the Company does not reflect any material change to the business, financial condition, results of operations or prospects of the Company on a consolidated basis. (ii) The

Company shall have determined in good faith that the Supplemental Disclosure Letter delivered by Parent does not reflect any material change to the business, financial condition, results of operations or prospects of Parent on a consolidated basis.

(i) Trust Account. At the Effective Time, Parent shall have in the Trust Account no less than an amount equal to (i) $21,350,000, plus interest accrued as of and following July 31, 2005, less (ii) the amount required to convert any IPO Shares into cash pursuant to the terms of the Parent Charter.

(j) Board of Directors. The Company and Parent shall have agreed on directors to fill the classes of Parent’s Board of Directors.

Section 7.02 Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to effect the Merger are further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and as of the Closing Date as though made on the Closing, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer and the chief financial officer of the Company to such effect.

(c) Material Adverse Effect. There shall not have occurred since the date of this Agreement any Company Material Adverse Effect.

(d) Escrow Agreement. Each of the Company, the Escrow Agent and the other parties to be signatory thereto shall have executed and delivered the Escrow Agreement.

(e) Affiliate Letters. Each of the affiliates of the Company set forth in the letter sent by the Company to Parent pursuant to Section 6.07 shall have executed and delivered an Affiliate Letter.

(f) Lock-Up Agreements. Each of the persons listed on Exhibit G shall have executed and delivered a Lock-Up Agreement.

(g) Opinion. Counsel for the Company shall have delivered an opinion substantially in the form attached hereto as Exhibit H.

(h) Other Deliveries. The Company shall have delivered to Parent and Merger Sub:

(i) the Company’s Certificate of Incorporation certified by the Secretary of State of Delaware; and

(ii) (A) copies of the Company’s resolutions of its Board of Directors and its stockholders authorizing and approving this Agreement, the other agreements contemplated hereby and all of the Transactions and agreements contemplated hereby and thereby, (B) the Company’s bylaws, and (C) the names of the officer or officers of the Company authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by any authorized officer of the Company to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(i) Material Consents. The Company shall have obtained all of the third party consents as set forth in Section 3.13(b) of the Company Disclosure Letter.

Section 7.03 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger is further subject to the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub in this Agreement that are qualified as to materiality shall be true and correct and those not so qualified shall be true and correct in all material respects, as of the date of this Agreement and on the Closing Date as though made on the Closing Date, except to the extent such representations and warranties expressly relate to a specified date (in which case such representations and warranties qualified as to materiality shall be true and correct, and those not so qualified shall be true and correct in all material respects, on and as of such specified date). The Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Sub. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer and the chief financial officer of Parent to such effect.

(c) Material Adverse Effect. There shall not have occurred since the date of this Agreement any material adverse effect on Parent.

(d) Escrow Agreement. Parent, the Escrow Agent and the other parties to be signatory thereto shall have executed and delivered the Escrow Agreement.

(e) Other Deliveries. Parent shall have delivered to the Company:

(i) the Parent Charter certified by the Secretary of State of Delaware; and

(ii) (A) copies of Parent’s resolutions of its Board of Directors and its stockholders authorizing and approving this Agreement, the other agreements contemplated hereby and all of the Transactions and agreements contemplated hereby and thereby, (B) Parent’s bylaws, and (C) the names of the officer or officers of Parent authorized to execute this Agreement and any and all documents, agreements and instruments contemplated herein, all certified by any authorized officer of Parent to be true, correct, complete and in full force and effect and unmodified as of the Closing Date.

(f) Tax Opinion. The Company shall have received the written opinion of Duane Morris LLP, dated on or before the Closing Date, which shall be based on such written representations from Company, Parent, Merger Sub and others as such counsel shall request, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code.

(g) Company Stockholder Approval. The Company shall have obtained the approval and adoption of the Merger Agreement by the holders of a majority of the outstanding shares of Company Common Stock.

(h) Letter Agreement. Parent shall have entered into a letter agreement with I-Bankers Securities Incorporated and Newbridge Securities Corporation acknowledging certain terms of the Underwriting Agreement with respect to Section 8(k) of the Underwriting Agreement.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

Section 8.01 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of Parent Stockholder Approval:

(a) by mutual written consent of Parent, Merger Sub and the Company;

(b) by either Parent or the Company;

(i)	if the Merger is not consummated on or before June 30, 2006 (the “Outside Date”);

(ii)	if any Governmental Entity issues an order, decree or ruling or takes any other action permanently enjoining, restraining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable;

(iii)	if any condition to the obligation of such party to consummate the Merger set forth in Section 7.01 becomes incapable of satisfaction prior to the Outside Date; provided, however, that the terminating party is not then in material breach of any representation, warranty or covenant contained in this Agreement; or

(iv)	if, upon a vote at a duly held meeting to obtain Parent Stockholder Approval, either (A) Parent Stockholder Approval is not obtained or

(B) the holders of 20% or more of the IPO Shares shall have demanded that Parent convert their IPO Shares into cash pursuant to the terms of the Parent Charter;

(c) by Parent, if Company breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.02, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to the Company of such breach or the Outside Date, if earlier (provided that Parent is not then in material breach of any representation, warranty or covenant contained in this Agreement);

(d) by the Company, if Parent breaches or fails to perform in any material respect any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.03, and (ii) cannot be or has not been cured within thirty (30) days after the giving of written notice to Parent of such breach or the Outside Date, if earlier (provided that Company is not then in material breach of any representation, warranty or covenant in this Agreement);

(e) by Parent, if the Company Stockholders’ Meeting is not duly called and held within twenty five (25) days after the Registration Statement on Form S-4 has been declared effective under the Securities Act;

(f) by Parent, if, at the Company Stockholders’ Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of the Company to approve and adopt this Agreement shall not have been obtained;

(g) by Parent, if a Company Triggering Event shall have occurred;

(h) by the Company, if the Parent Stockholders’ Meeting is not duly called and held within sixty (60) days after the Registration Statement on Form S-4 has been declared effective under the Securities Act;

(i) by the Company, if, at the Parent Stockholders’ Meeting (including any adjournment or postponement thereof), the Parent Stockholder Approval shall not have been obtained; or

(j) by the Company, if a Parent Triggering Event shall have occurred.

Section 8.02 Effect of Termination. In the event of termination of this Agreement by either Company or Parent as provided in Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Parent, Merger Sub or Company, other than Section 6.05, Section 8.03, and this Section 8.02 and Article IX, which provisions shall survive such termination, and except to the extent that such termination results from the willful and material breach by a party of any representation, warranty or covenant set forth in this Agreement;

Section 8.03 Fees, Expenses and Other Payments.

(a) Except as set forth in this Section 8.03, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses, whether or not the transactions contemplated herein are consummated.

(b) If (i) Parent shall terminate this Agreement pursuant to Section 8.01(b)(i) or Section 8.01(c), and prior to such termination an Acquisition Proposal has been communicated to the board of directors of the Company, and, within one (1) year of such termination, the Company enters into a definitive agreement with respect to such Acquisition Proposal, or (ii) Parent terminates this Agreement pursuant to Section 8.01(e), Section 8.01(f) or Section 8.01(g), and, within one (1) year of such termination, the Company enters into a definitive agreement with respect to any Acquisition Proposal, then in each of case (i) and (ii) the Company shall promptly, but in no event later than ten (10) Business Days after the consummation of the transaction which is the subject of such Acquisition Proposal, pay Parent an amount equal to $1.75 million by wire transfer of immediately available funds, less the amount of any Expenses previously paid by the Company to Parent.

(c) If this Agreement is terminated by Parent pursuant to Section 8.01(e) or Section 8.01(f) then the Company shall reimburse Parent for all its Expenses not later than ten (10) Business Days after the date of such termination, but not in excess of $300,000.

(d) If this Agreement is terminated by the Company pursuant to Section 8.01(h) or Section 8.01(i) then Parent shall reimburse the Company for all its Expenses not later than ten (10) Business Days after the date of such termination, but not in excess of $300,000.

(e) As used in this Agreement, the term “Expenses” shall mean those fees and expenses actually incurred by a party in connection with this Agreement and the transactions contemplated hereby, including fees and expenses of outside counsel, investment bankers, accountants, experts, consultants and other representatives.

(f) Except as provided in Section 8.03(b), the payments by one party to the other under this Section 8.03 shall be in satisfaction of all amounts and claims that either party may have against the other party in respect of the event(s) giving rise to the right to payment.

Section 8.04 Amendment. This Agreement may be amended by the parties at any time before or after receipt of Parent Stockholder Approval; provided, however, that after receipt of Parent Stockholder Approval, there shall be made no amendment that by Law requires further approval by the stockholders of Parent without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

Section 8.05 Extension; Waiver. At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of another party contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to the proviso of Section 8.03, waive compliance with any of the agreements or conditions of another party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

Section 8.06 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.01, an amendment of this Agreement pursuant to Section 8.04 or an extension or waiver pursuant to Section 8.05 shall, in order to be effective, require in the case of Parent or Merger Sub, action by its Board of Directors or the duly authorized designee of its Board of Directors, and in the case of the Company, action by the Company Board of Directors.

ARTICLE IX

INDEMNIFICATION

Section 9.01 Survival. All representations, warranties, covenants, and obligations in this Agreement, the Company Disclosure Letter, and the certificates delivered by the Company pursuant to Article VII, shall survive the Closing. Any and all claims for indemnification under Section 9.02 must be made prior to the 270th calendar day following the Closing (the “Claims Period”); provided, however, that in the event notice of any claim for indemnification under Section 9.02 shall have been given prior to the end of the Claims Period, such indemnification claim may be pursued until such time as such claim is finally resolved.

Section 9.02 Indemnification and Payment of Damages by the Company. After the Closing, each of Parent and its respective directors, officers, stockholders, accountants, agents and employees, affiliates and their respective heirs, successors and assigns (each a “Parent Indemnified Party”) shall be fully indemnified, held harmless and reimbursed from and against any and all proceedings, charges, complaints, judgments, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, Taxes, Liens, losses, expenses and fees, including court costs and reasonable attorneys’ fees and expenses (collectively, “Damages”), caused by or arising, directly or indirectly, out of:

(a) any inaccuracy in or breach of any representation or warranty made by the Company in the Transaction Agreements, the Company Disclosure Letter, or any other certificate or document delivered by the Company pursuant to this Agreement;

(b) any breach by the Company of any covenant or obligation in the Transaction Agreements; and

(c) any claim by any person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by any such person with the Company (or any person acting on its behalf) in connection with the Merger.

The items referred to in clauses (a) through (c) of this Section 9.02 are referred to collectively as “Claims.”

Section 9.03 Indemnification Process. The party or parties making a claim for indemnification under this Article IX shall be, for purposes of this Agreement, referred to as the

“Indemnified Party” and the party or parties against whom such claims are asserted under this Article IX shall be, for purposes of this Agreement, referred to as the “Indemnifying Party.” All claims by any Indemnified Party under this Article IX shall be asserted and resolved as follows:

(a) In the event that (i) any proceeding is asserted or instituted by any person other than the parties to this Agreement that could give rise to Damages for which an Indemnifying Party could be liable to an Indemnified Party under this Agreement (such proceeding, a “Third Party Claim”) or (ii) any Indemnified Party under this Agreement shall have a claim to be indemnified by any Indemnifying Party under this Agreement that does not involve a Third Party Claim (such claim, a “Direct Claim” and with the Third party Claims, sometimes collectively referred to herein as, a “Claim”), the Indemnified Party shall with reasonable promptness send to the Indemnifying Party a written notice specifying in reasonable detail the nature of such Third Party Claim or Direct Claim and the amount or estimated amount thereof, which amount or estimated amount shall not be conclusive of the final amount, if any, of such Third Party Claim or Direct Claim (a “Claim Notice”); provided, however, that the failure to give notice shall not relieve the Indemnifying Party of its obligations hereunder unless such failure shall materially prejudice the Indemnifying party’s ability to defend such Claim.

(b) In the event of a Third Party Claim, the Indemnifying Party shall be entitled to appoint counsel of the Indemnifying Party’s choice at the expense of the Indemnifying Party to represent the Indemnified Party in connection with such Third Party Claim (in which case the Indemnifying Party shall not thereafter be responsible for the fees and expenses of any separate counsel retained by any Indemnified Party except as set forth below); provided, however, that such counsel must be reasonably acceptable to the Indemnified Party. Notwithstanding an Indemnifying Party’s election to appoint counsel to represent an Indemnified Party in connection with a Third Party Claim, an Indemnified Party shall have the right to retain separate counsel to conduct the defense of such Third Party Claim, and only in the case of clauses (i) and (iv) below (but not clauses (ii) and (iii) below) the Indemnifying Party shall bear the reasonable fees, costs and expenses of such separate counsel, if (i) the use of counsel chosen by the Indemnifying Party to represent the Indemnified Party would present such counsel with a conflict of interest in respect of which a party refuses to grant an informed waiver and consent, (ii) the Third Party Claim seeks an injunction or other equitable relief that would be binding on the Indemnified Party, (iii) an adverse determination with respect to the Third Party Claim could reasonably be expected to establish a material adverse precedent for the conduct of business by the Indemnified Party or (iv) the Indemnifying Party shall not have employed counsel to represent the Indemnified Party within a reasonable time after notice of the institution of such Third Party Claim. If and to the extent reasonably requested by the Indemnifying Party, the Indemnified Party shall cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim that the Indemnifying Party defends or, if appropriate and related to the Third Party Claim, in making any counterclaim against the person asserting the Third Party Claim, or any cross-complaint against any person. No Third Party Claim may be settled or compromised (A) by the Indemnified Party without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed, or (B) by the Indemnifying Party without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the Indemnified Party or the Indemnifying Party may settle or compromise a Third Party Claim, if such settlement or compromise does not impose any future obligation on the Indemnified Party or the Indemnifying Party, as applicable, and includes as an unconditional term thereof, the giving by the claimant or plaintiff to the Indemnified Party a release from all liability in respect of the Third Party Claim. In the event that any Indemnified Party or Indemnifying Party settles or compromises or consents to the entry of any judgment with respect to any Third Party Claim in violation of the preceding sentence, then such violating party shall pay and indemnify fully, hold harmless, and defend the other party against any incremental Damages under this Article IX caused by or arising from such settlement, compromise or consent to the entry of judgment.

(c) In the event of a Direct Claim, the Indemnifying Party shall notify the Indemnified Party within forty-five (45) days following receipt of a Claim Notice whether or not the Indemnifying Party disputes such claim, at which time the provisions set forth in this Section 9.03 shall direct the actions of the parties with respect to such claims.

(d) In addition to (and not in limitation of) the cooperation contemplated by Section 9.03(b), from and after the delivery of a Claim Notice relating to a Third Party Claim, at the reasonable request of the Indemnifying Party, each Indemnified Party shall grant the Indemnifying Party and its representatives reasonable access to the books, records, personnel and properties of such Indemnified Party to the extent reasonably related to the matters to which the Third Party Claim relates. All such access shall be granted during normal business hours and shall be granted under conditions that will not interfere with the business and operations of such Indemnified Party. The Indemnifying Party shall not, and shall require its representatives to not, use (except in connection with such Third Party Claim) or disclose to any third party other than the Indemnifying Party’s representatives (except as may be required by applicable Law) any information obtained pursuant to this Section 9.03(d).

Section 9.04 Limitation on Indemnity Payments. Notwithstanding anything else contained herein to the contrary, no indemnification payable by an Indemnifying Party in this Article IX shall be required from an Indemnifying Party until the aggregate amount of Damages incurred by an Indemnified Party exceeds $500,000 (the “Deductible”); provided, however, that the Deductible shall be reduced, on a dollar for dollar basis, for any decreases in assets or stockholders equity or increases in liabilities shown in the New Audit when compared with such amounts set forth on the Company Financial Statements that have not been previously taken into account when calculating the Adjusted Working Capital. In the event that an Indemnified Party’s Damages exceed the Deductible, the Indemnifying Party’s obligations will include all Damages from the first dollar. In no event shall the aggregate liability under this Article IX for which the Parent Indemnified Parties may seek indemnification for all claims hereunder exceed the Stock Escrow Amount.

Section 9.05 Calculations of Amounts; Other Limitations.

(a) The amounts for which an Indemnifying Party shall be liable under this Article IX shall be net of any insurance proceeds received by a party to be indemnified in respect of such party’s Damages.

(b) Without prejudice to the rights of any Parent Indemnified Party to be indemnified, held harmless and reimbursed when and as required by this Article IX, if any Damages sustained by a Parent Indemnified Party are covered by an insurance policy, the Parent Indemnified Party shall use commercially reasonable efforts to collect such insurance. To the extent that indemnity payments sunder this Article IX do not give rise to a currently realized Tax Benefit but do give rise to a subsequently realized Tax Benefit to the party that receives such indemnity payment, then the party receiving such indemnity payment shall refund the amount of such Tax Benefit when as, and if realized to the party making the indemnity payment. For purposes of this Agreement, a “Tax Benefit” means the reduction of tax liabilities resulting from an increase in deductions, losses or tax credits or decrease in the income, gains or recapture of tax credits that the party to be indemnified would have reported or taken into account in the current taxable or a future taxable period subsequent to the Closing Date had the indemnity payment not been made.

(c) The amounts for which an Indemnifying Party shall be liable under this Article IX shall not include any amounts for which an adjustment to the Merger Consideration has already been made pursuant to Section 2.04.

Section 9.06 Effect on Liability. Neither (a) the consummation of the transactions contemplated by this Agreement, or (b) the delay or omission of any party to exercise any of its rights under this Agreement, shall (i) affect the liability of the parties to one another for any breach of this Agreement or (ii) prevent any party from relying on the representations or warranties contained in this Agreement, provided, however, that no party may make a claim for a breach of any representation or warranty or for the breach of covenant that occurred prior to the Effective Time, if such party had actual knowledge of such breach prior to the Effective Time.

Section 9.07 Exclusive Remedy. Except in the case of fraud or willful misrepresentation, the provisions of this Article IX shall constitute the sole and exclusive remedy of the Parent Indemnified Parties from and after the Closing with respect to the matters referred to herein.

Section 9.08 Waivers.

(a) Parent and Merger Sub waive and will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to waive and to not assert, any conflict of interest arising out of or relating to the representation, after the Effective Time (the “Post-Closing Representation”), of the Stockholders’ Representative, any former stockholder of the Company or other officer, employee or director of the Company or any Company Subsidiary (any such Person, a “Designated Person”) in any matter involving any litigation, arbitration, mediation or other proceeding, by any legal counsel that is currently representing the Company or any Company Subsidiary in connection with the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby (the “Current Representation”).

(b) Parent and Merger Sub will not assert, and each agrees to cause the Surviving Corporation and each of its Subsidiaries to not assert, any attorney-client privilege with respect to any communication between any legal counsel and any Designated Person occurring during the Current Representation in connection with any Post-Closing Representation in connection with a dispute with Parent, and following the Closing, with the Surviving Corporation or any of its Subsidiaries, it being the intention of the parties hereto that all such rights to such attorney-client privilege and to control such attorney-client privilege shall be retained by such Designated Person; provided that the foregoing agreement of non-assertion and acknowledgement of retention shall not extend to any communication not involving the Transaction Agreements or any other agreements or transactions contemplated hereby and thereby, or to communications with any person other than the Designated Persons and their advisors; provided, further, that nothing in this Section 9.08 shall be construed as a waiver of any attorney-client privilege.

ARTICLE X

GENERAL PROVISIONS

Section 10.01 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to

Sand Hill IT Security Acquisition Corp.
3000 Sand Hill Road
Building 1, Suite 240
Menlo Park, California 94025
Attention: Humphrey P. Polanen
Telecopy No.: (650) 234-7223

with a copy to:

Jenkens & Gilchrist, P.C.
1445 Ross Avenue
Suite 3700
Dallas, Texas 75202
Attention: Gregory J. Schmitt
Telecopy No.: (214) 855-4300

(b)	if to the Company, to

St. Bernard Software Inc.
15015 Avenue of Science
San Diego, California 92128
Attention: John E. Jones
Telecopy No.: (858) 676-3678

with a copy to:

Duane Morris LLP
101 West Broadway
Suite 900
San Diego, California 92101
Attention: Robert G. Copeland
Telecopy No.: (619) 744-2201

Section 10.02 Definitions. For purposes of this Agreement:

An “affiliate” of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

A “Company Triggering Event” means: (i) the failure of the board of directors of the Company to recommend that the Company’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the Company Board Recommendation in a manner adverse to the Parent, or any other action taken by the board of directors of the Company or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the board of directors of the Company or such member does not support the Merger or does not believe that the Merger is in the best interests of the Company’s stockholders; (ii) the Company shall have failed to include in the Company Proxy Statement the Company Board Recommendation or a statement to the effect that the board of directors of the Company has determined and believes that the Merger is in the best interests of the Company’s stockholders; (iii) the board of directors of the Company fails to reaffirm, unanimously and without qualification, the Company Board Recommendation, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of the Company’s stockholders, within five (5) Business Days after Parent requests in writing that such action be taken; (iv) the board of directors of the Company shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have failed to comply with Section 5.02; (vi) an Acquisition Proposal is publicly announced, and the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within ten (10) Business Days after such Acquisition Proposal is announced; or (vii) the board of directors of the Company determines that it has received a Superior Proposal that in the exercise of its fiduciary obligations to the Company’s stockholders under applicable Law it is required to submit to the Company’s stockholders for their consideration.

“Lien” means any mortgage, deed of trust, lien (statutory or other), pledge, hypothecation, assignment, claim, charge, security interest, conditional sale agreement, option, right of first offer or refusal, transfer restriction, or any other right of another to or adverse claim of any kind.

A “Parent Triggering Event” means: (i) the failure of the Parent Board to recommend that Parent’s stockholders vote to adopt this Agreement, or the withdrawal or modification of the recommendation of the Parent Board in a manner adverse to the Company, or any other action taken by the Parent Board or any member thereof that is or becomes disclosed publicly or to a third party and which can reasonably be interpreted to indicate that the Parent Board or such member does not support the Merger or does not believe that the Merger is in the best interests of the Parent’s stockholders; (ii) Parent shall have failed to include in the Proxy Statement recommendation of the Parent Board in favor of this Agreement or a statement to the effect that the Parent Board has determined and believes that the Merger is in the best interests of Parent’s stockholders; (iii) the Parent Board fails to reaffirm, unanimously and without qualification, recommendation of the Parent Board in favor of this Agreement, or fails to publicly state, unanimously and without qualification, that the Merger is in the best interests of Parent’s stockholders, within five (5) Business Days after the Company requests in writing that such action be taken; (iv) the Parent Board shall have approved, endorsed or recommended any Parent Acquisition Proposal; (v) Parent shall have failed to comply with Section 6.02; (vi) a Parent Acquisition Proposal is publicly announced, and Parent fails to issue a press release announcing its opposition to such Parent Acquisition Proposal within ten (10) Business Days after such Parent Acquisition Proposal is announced; or (vii) the Parent Board determines that it has received a superior proposal that in the exercise of its fiduciary obligations to Parent’s stockholders under applicable Law it is required to submit to Parent’s stockholders for their consideration.

A “person” means any individual, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity.

A “subsidiary” of any person means another person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first person.

Section 10.03 Interpretation; Disclosure Letters. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Any matter disclosed in any Section of either the Company Disclosure Letter or the Parent Disclosure Letter shall be deemed disclosed for all purposes and all sections of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, if it is readily apparent that such disclosure applies to such section.

Section 10.04 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 10.06 Entire Agreement; No Third-Party Beneficiaries. The Transaction Agreements, taken together with the Confidentiality Agreement, the Company Disclosure Letter and the Parent Disclosure Letter, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the Transactions.

Section 10.07 Governing Law. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, applicable to contracts made and to be performed entirely within the State of Delaware.

Section 10.08 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 10.09 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of any Transaction Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of any Transaction Agreement and to enforce specifically the terms and provisions of each Transaction Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any state court or any federal court located in the State of Delaware in the event any dispute arises out of any Transaction Agreement or any Transaction, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to any Transaction Agreement or any Transaction in any court other than any Delaware state court or any federal court sitting in the State of Delaware and (d) waives any right to trial by jury with respect to any action related to or arising out of any Transaction Agreement or any Transaction.

Section 10.10 Stockholders’ Representative

(a) To administer efficiently the rights and obligations of the former stockholders of the Company under this Agreement, the former stockholders of the Company have designated and appointed Mr. Bart A. M. van Hedel, as the Stockholders’ Representative (the “Stockholders’ Representative”), to serve as their agent and attorney in fact for the limited purposes set forth in this Agreement.

(b) Mr. Bart A. M. van Hedel shall serve as the Stockholders’ Representative until such person resigns or is otherwise unable or unwilling to serve. If the Stockholders’ Representative shall resign or otherwise become unable or unwilling to serve, then a successor representative shall be appointed by the departing Stockholders’ Representative or if such person is not available, by majority vote of the former stockholders of the Company. The substitute Stockholders’ Representative shall provide prompt written notice to the Parent and the former stockholders of the Company of such change and such substituted representative shall then be deemed to be the sole Stockholders’ Representative for all purposes of this Agreement. Any substitute Stockholders’ Representative shall execute an acceptance of such appointment, which shall be included in the written notice to the Parent and the former stockholders of the Company of the change in Stockholders’ Representative.

(c) The duties of the Stockholders’ Representative shall be only those which are specifically provided in this Agreement and the agreement appointing the Stockholders’ Representative, and the Stockholders’ Representative shall not be personally liable for actions or decisions taken or made in good faith in managing or discharging his duties and responsibilities in accordance with the terms hereof and thereof.

(d) To the extent that the Stockholders’ Representative incurs costs or expenses in the exercise of its office, any amounts remaining in the Stock Escrow subsequent to the Claims Period and that are not subject to any claim that has been made prior to the end of the Claims Period shall be used first to reimburse the Stockholders’ Representative for such costs and expenses and then disbursed to the former holders of Company Common Stock.

Section 10.11 Parent Indemnified Parties’ Representative.

(a) To administer efficiently the rights and obligations of the Parent Indemnified Parties under this Agreement, Parent has designated and appointed Humphrey Polanen and Scott Broomfield, as the Parent Indemnified Parties’ Representative (each, a “Parent Indemnified Parties’ Representative”), to serve as the Parent Indemnified Parties’ agent and attorney in fact for the limited purposes set forth in this Agreement.

(b) Humphrey Polanen and Scott Broomfield shall together serve as the Parent Indemnified Parties’ Representatives until such persons resigns or is otherwise unable or unwilling to serve. Each Parent Indemnified Parties’ Representative may act on his own on behalf of the Parent Indemnified Parties with full authority. If a Parent Indemnified Parties’ Representative shall resign or otherwise become unable or unwilling to serve, then a successor representative shall be appointed to fill such vacancy, shall provide prompt written notice to the former stockholders of the Company and Parent of such change and such substituted representative shall then be deemed to be a Parent Indemnified Parties’ Representative for all purposes of this Agreement. Any substitute Parent Indemnified Parties’ Representative shall execute an acceptance of such appointment if requested to do so by the former stockholders of the Company and Parent, which shall be included in the written notice to the Parent and the former stockholders of the Company of the change in Parent Indemnified Parties’ Representative.

(c) The duties of the Parent Indemnified Parties’ Representative shall be only those which are specifically provided in this Agreement and the agreement appointing the Parent Indemnified Parties’ Representative, and the Parent Indemnified Parties’ Representative shall not be personally liable for actions or decisions taken or made in good faith in managing or discharging his duties and responsibilities in accordance with the terms hereof and thereof.

(d) Parent shall make available such resources, including, without limitation, financial resources, as the Parent Indemnified Parties’ Representative feels are reasonably necessary to fulfill its rights and obligations hereunder.

IN WITNESS WHEREOF, Parent, Merger Sub, and the Company have duly executed this Agreement, all as of the date first written above.

SAND HILL IT SECURITY ACQUISITION CORP.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

SAND HILL MERGER CORP.

By:	/s/ Humphrey P. Polanen
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

ST. BERNARD SOFTWARE, INC.

By:	/s/ John E. Jones
Name:	John E. Jones
Title:	Chief Executive Officer and President

[SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER]

Exhibit A

Directors and Officers of Parent

To be agreed upon by the Company and Parent prior to the Effective Time

Exhibit B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

ST. BERNARD SOFTWARE, INC.

Pursuant to the provisions of Section 102

of the General Corporation Law of

the State of Delaware

St. Bernard Software, Inc. (formerly known as Sand Hill IT Security Acquisition Corp.) (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

First: The name of the Corporation is St. Bernard Software, Inc. A Certificate of Incorporation of the Corporation was originally filed by the Corporation with the Secretary of State of Delaware on April 15, 2004. The Corporation was originally incorporated under the name Sand Hill IT Security Acquisition Corp.

Second: This Amended and Restated Certificate of Incorporation which restates, amends and supersedes the Certificate of Incorporation of the Corporation as originally filed and thereafter amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL, and was approved by a vote of the stockholders of the Corporation entitled to vote thereon in accordance with the DGCL.

Third: The text of the Certificate of Incorporation of the Corporation is hereby amended, restated and superseded to read in its entirety as follows:

ARTICLE I

NAME OF CORPORATION

The name of this corporation (the “Corporation”) is St. Bernard Software, Inc.

ARTICLE II

REGISTERED OFFICE

The address, including street, number, city, and county, of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, Wilmington, County of New Castle, Delaware 19801. The name of its registered agent at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

The total number of shares of all classes of stock which the Corporation shall have authority to issue shall be fifty five million (55,000,000) shares, of which fifty million (50,000,000) shares shall be common stock, par value $0.01 per share (the “Common Stock”), and five million (5,000,000) shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”). All of the shares of Common Stock shall be of one class.

The shares of Preferred Stock shall be undesignated Preferred Stock and may be issued from time to time in one or more series pursuant to a resolution or resolutions providing for such issuance and duly adopted by the Board of Directors of the Corporation, authority to do so being hereby expressly vested in the Corporation’s Board of Directors. The Board of Directors is further authorized to determine or alter the rights, preferences, privileges and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and to fix the number of shares of any series of Preferred Stock and the designation of any such series of Preferred Stock. The Board of Directors of the Corporation, within the limits and restrictions stated in any resolution or resolutions of the Board of Directors originally fixing the number of shares constituting any series, may increase or decrease (but not below the number of shares in any such series when outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

The authority of the Board of Directors of the Corporation with respect to each such class or series of Preferred Stock shall include, without limitation of the foregoing, the right to determine and fix:

(a) the distinctive designation of such class or series and the number of shares to constitute such class or series;

(b) the rate at which dividends on the shares of such class or series shall be declared and paid or set aside for payment, whether dividends at the rate so determined shall be cumulative or accruing, and whether the shares of such class or series shall be entitled to any participating or other dividends in addition to dividends at the rate so determined, and if so, on what terms;

(c) the right or obligation, if any, of the Corporation to redeem shares of the particular class or series of Preferred Stock and, if redeemable, the price, terms and manner of such redemption;

(d) the special and relative rights and preferences, if any, and the amount or amounts per share, which the shares of such class or series of Preferred Stock shall be entitled to receive upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation;

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(e) the terms and conditions, if any, upon which shares of such class or series shall be convertible into, or exchangeable for, shares of capital stock of any other class or series, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;

(f) the obligation, if any, of the Corporation to retire, redeem or purchase shares of such class or series pursuant to a sinking fund or fund of a similar nature or otherwise, and the terms and conditions of such obligations;

(g) voting rights, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock;

(h) limitations, if any, on the issuance of additional shares of such class or series or any shares of any other class or series of Preferred Stock; and

(i) such other preferences, powers, qualifications, special or relative rights and privileges thereof as the Board of Directors of the Corporation, acting in accordance with this Certificate of Incorporation, may deem advisable and are not inconsistent with the law and the provisions of this Certificate of Incorporation.

ARTICLE V

ELECTION OF DIRECTORS

A. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors.

B. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class A, Class B and Class C, respectively. Promptly following the effectiveness of this Section C, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the Class A directors shall expire at the annual meeting of stockholders to be held in 2006, and, at that meeting, Class A directors shall be elected for a full term of three years. At the annual meeting of stockholders to be held in 2007, the term of office of the Class B directors shall expire, and Class B directors shall be elected for a full term of three years. At the annual meeting of stockholders to be held in 2008, the term of office of the Class C directors shall expire, and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, an increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

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C. Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

D. No stockholder shall be entitled to cumulate votes in the election of directors. Directors may only be removed for cause, as provided in Section 141(k)(1) of the DGCL.

E. Subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

F. If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

G. Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the Corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Article VI unless expressly provided by such terms.

ARTICLE VI

BYLAWS

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the Corporation or adopt new Bylaws, without any action on the part of the stockholders; provided, however, that no such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

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ARTICLE VII

NUMBER OF DIRECTORS

The number of directors that constitutes the entire Board of Directors of the Corporation shall be fixed exclusively by one or more resolutions adopted by the Board of Directors.

ARTICLE VIII

MEETINGS OF STOCKHOLDERS

A. Meetings of stockholders of the Corporation may be held within or without the State of Delaware, as the Bylaws of the Corporation may provide. The books of the Corporation may be kept (subject to any provisions of applicable statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors of the Corporation.

B. No action shall be taken by the stockholders of the Corporation except at an annual or special meeting of stockholders called in accordance with the Bylaws.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

D. Special meetings of the stockholders of the Corporation may only be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

ARTICLE IX

LIMITATION ON LIABILITY OF DIRECTORS;

INDEMNIFICATION OF DIRECTORS AND OFFICERS;

PERSONAL LIABILITY OF DIRECTORS

The Corporation shall indemnify each of the Corporation’s directors and officers in each and every situation where, under Section 145 of the DGCL, as amended from time to time (“Section 145”), the Corporation is permitted or empowered to make such indemnification. The Corporation may, in the sole discretion of the Board of Directors of the Corporation, indemnify any other person who may be indemnified pursuant to Section 145 to the extent that the Board of Directors deems advisable, as permitted by Section 145.

No director shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided, however, that the foregoing shall not eliminate or limit the liability of a director of the Corporation (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit. If the DGCL is subsequently amended to further eliminate or limit

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the liability of a director, then a director of the Corporation, in addition to the circumstances in which a director is not personally liable as set forth in the preceding sentence, shall not be liable to the fullest extent permitted by the amended DGCL. For purposes of this Article IX, “fiduciary duty as a director” shall include any fiduciary duty arising out of service at the Corporation’s request as a director of another corporation, partnership, joint venture or other enterprise, and “personal liability to the Corporation or its stockholders” shall include any liability to such other corporation, partnership, joint venture, trust or other enterprise and any liability to the Corporation in its capacity as a securityholder, joint venturer, partner, beneficiary, creditor or investor of or in any such other corporation, partnership, joint venture, trust or other enterprise.

Neither any amendment nor repeal of this Article IX nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article IX shall eliminate or reduce the effect of this Article IX in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article IX, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

ARTICLE X

COMPROMISE OR ARRANGEMENT

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or on the application of any receiver or receivers appointed for this Corporation under Section 291 of the DGCL or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under Section 279 of the DGCL, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation as the case may be, and also on this Corporation.

ARTICLE XI

AMENDMENT OF PROVISIONS OF

CERTIFICATE OF INCORPORATION

The Corporation shall have the right, subject to any express provisions or restrictions contained in the Certificate of Incorporation or Bylaws of the Corporation, from time to time, to amend this Certificate of Incorporation or any provision thereof in any manner now or hereafter provided by law, and all rights and powers of any kind conferred upon a director or stockholder of the Corporation by the Certificate of Incorporation or any amendment thereof are conferred subject to such right.

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IN WITNESS WHEREOF, the undersigned has caused this Amended and Restated Certificate of Incorporation to be duly executed on behalf of the Corporation on                     , 2005.

By:
Name:	Humphrey P. Polanen
Title:	Chief Executive Officer

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Exhibit C

AMENDED AND RESTATED BYLAWS

OF

ST. BERNARD SOFTWARE, INC.

(Formerly known as Sand Hill IT Security Acquisition Corp.)

Effective as of                     , 2005

i

ii

BYLAWS

OF

ST. BERNARD SOFTWARE, INC.

(A DELAWARE CORPORATION)

(Formerly known as Sand Hill IT Security Acquisition Corp.)

ARTICLE I.

OFFICES

Section 1.01 Registered Office. The registered office of the corporation in the State of Delaware shall be in the City of Wilmington, County of New Castle.

Section 1.02 Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Delaware as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II.

CORPORATE SEAL

Section 2.01 Corporate Seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, “Corporate Seal-Delaware.” Said seal may be, but is not required to be, used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III.

STOCKHOLDERS’ MEETINGS

Section 3.01 Place Of Meetings. Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Delaware, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 1.02 hereof.

Section 3.02 Annual Meetings.

(a) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

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Nominations of persons for election to the Board of Directors of the corporation shall be, and the proposal of business to be considered by the stockholders may be, made at an annual meeting of stockholders pursuant to the corporation’s notice of meeting of stockholders (i) by or at the direction of the Board of Directors; or (ii) by any stockholder of the corporation who was a stockholder of record at the time of giving of notice provided for in the following paragraph, who is entitled to vote at the meeting and who complied with the notice procedures set forth in this Section 3.02.

(b) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (ii) of Section 3.02(a) of these Bylaws, (i) the stockholder must have given timely notice thereof in writing to the Secretary of the corporation, (ii) such other business must be a proper matter for stockholder action under the Delaware General Corporation Law (“DGCL”), (iii) if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided the corporation with a Solicitation Notice (as defined in this Section 3.02(b)), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage of the corporation’s voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of the corporation’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice, and (iv) if no Solicitation Notice relating thereto has been timely provided pursuant to this section, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice under this Section 3.02. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced more than thirty (30) days prior to or delayed by more than thirty (30) days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above. Such stockholder’s notice shall set forth: (A) as to each person whom the stockholder proposed to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “1934 Act”) and Rule 14a-11 thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting

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such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the corporation’s books, and of such beneficial owner, (ii) the class and number of shares of the corporation which are owned beneficially and of record by such stockholder and such beneficial owner, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of the proposal, at least the percentage of the corporation’s voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of the corporation’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

(c) Notwithstanding anything in the second sentence of Section 3.02(b) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the corporation at least one hundred (100) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 3.02 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement is first made by the corporation.

(d) Only such persons who are nominated in accordance with the procedures set forth in this Section 3.02 shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 3.02. Except as otherwise provided by law, the Chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made, or proposed, as the case may be, in accordance with the procedures set forth in these Bylaws and, if any proposed nomination or business is not in compliance with these Bylaws, to declare that such defective proposal or nomination shall not be presented for stockholder action at the meeting and shall be disregarded.

(e) Notwithstanding the foregoing provisions of this Section 3.02, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy prepared by the corporation for a stockholder’s meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Nothing in these Bylaws shall be deemed to affect any rights of stockholders to request inclusion of proposals in the corporation’s proxy statement pursuant to Rule 14a-8 under the 1934 Act or the disclosure obligations of the corporation arising under Regulation 14A under the 1934 Act, including without limitation those arising under Item 7 of Schedule 14A.

(f) For purposes of this Section 3.02, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the 1934 Act.

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Section 3.03 Special Meetings.

(a) Special meetings of the stockholders of the corporation may only be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption).

(b) The Board of Directors shall determine the time and place of each special meeting. Upon determination of the time and place of the meeting, the Chairman of the Board, Chief Executive Officer, President or Secretary shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 3.04 of these Bylaws. No business may be transacted at a special meeting except for the business specified in the notice of the meeting.

(c) In the event a special meeting of stockholders is called for the purpose of electing one or more directors to the Board of Directors, nominations of persons for election to the Board of Directors may be made (i) by or at the direction of the Board of Directors or (ii) by any stockholder of the corporation who is a stockholder of record at the time of giving notice provided for in these Bylaws who shall be entitled to vote at the meeting and who complies with the notice procedures set forth in the next sentence. Any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as specified in the corporation’s notice of meeting, by giving the notice required by Section 3.02(b) of these Bylaws to the Secretary at the principal executive offices of the corporation except that such notice will be deemed to be timely received by the corporation only if it is received by the Secretary not later than the close of business on the tenth (10th) day following the earlier of (i) the day on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting, or (ii) the mailing by the corporation to stockholders of the notice for the meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholder’s notice as described above.

Section 3.04 Notice Of Meetings. Except as otherwise provided by law or the Certificate of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

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Section 3.05 Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Certificate of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holders of a majority of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute, the Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by statute or by the Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

Section 3.06 Adjournment and Notice Of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 3.07 Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 3.09 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Delaware law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

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Section 3.08 Joint Owners Of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; or (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Delaware Court of Chancery for relief as provided in the DGCL, Section 217(b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 3.09 List Of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 3.10 Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, and no action shall be taken by the stockholders by written consent.

Section 3.11 Organization.

(a) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

(b) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and

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such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV.

DIRECTORS

Section 4.01 Number. The authorized number of directors of the corporation shall be fixed in accordance with the Certificate of Incorporation. Directors need not be stockholders unless so required by the Certificate of Incorporation.

Section 4.02 Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Certificate of Incorporation.

Section 4.03 Classes of Directors.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the Board of Directors shall be divided into three classes designated as Class A, Class B and Class C, respectively. Promptly following the effectiveness of this Section C, directors shall be assigned to each class in accordance with a resolution or resolutions adopted by the Board of Directors. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors. The term of office of the Class A directors shall expire at the annual meeting of stockholders to be held in 2006, and, at that meeting, Class A directors shall be elected for a full term of three years. At the annual meeting of stockholders to be held in 2007, the term of office of the Class B directors shall expire, and Class B directors shall be elected for a full term of three years. At the annual meeting of stockholders to be held in 2008, the term of office of the Class C directors shall expire, and Class C directors shall be elected for a full term of three years. At each succeeding annual meeting of stockholders, directors shall be elected for a full term of three years to succeed the directors of the class whose terms expire at such annual meeting. If the number of directors is changed, an increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case shall a decrease in the number of directors remove or shorten the term of any incumbent director.

(b) Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

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(c) In the event that the corporation is unable to have a classified Board of Directors under applicable law, Section 4.03(a) of these Bylaws shall not apply and all directors shall be elected at each annual meeting of stockholders to hold office until the next annual meeting.

(d) Notwithstanding the foregoing provisions of this section, each director shall serve until his successor is duly elected and qualified or until his death, resignation or removal.

(e) No stockholder shall be entitled to cumulate votes in the election of directors.

(f) Notwithstanding the foregoing, whenever the holders of any one or more series of Preferred Stock issued by the corporation shall have the right, voting separately by series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of the series of Preferred Stock applicable thereto, and such directors so elected shall not be divided into classes pursuant to this Section 4.03 unless expressly provided by such terms.

Section 4.04 Vacancies.

(a) Unless otherwise provided in the Certificate of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholders, except as otherwise provided by law, be filled only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Section 4.04 in the case of the death, removal or resignation of any director.

(b) If at the time of filling any vacancy or any newly created directorship, the directors then in office shall constitute less than a majority of the whole board (as constituted immediately prior to any such increase), the Delaware Court of Chancery may, upon application of any stockholder or stockholders holding at least ten percent (10%) of the total number of the shares at the time outstanding having the right to vote for such directors, summarily order an election to be held to fill any such vacancies or newly created directorships, or to replace the directors chosen by the directors then in offices as aforesaid, which election shall be governed by Section 211 of the DGCL.

Section 4.05 Resignation. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each Director so chosen shall hold office for the unexpired portion of the term of the Director whose place shall be vacated and until his successor shall have been duly elected and qualified.

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Section 4.06 Removal. Directors may only be removed for cause, as provided in Section 141(k)(1) of the DGCL.

Section 4.07 Meetings.

(a) Regular Meetings. Unless otherwise restricted by the Certificate of Incorporation, regular meetings of the Board of Directors may be held at any time or date and at any place within or without the State of Delaware which has been designated by the Board of Directors and publicized among all directors. No formal notice shall be required for regular meetings of the Board of Directors.

(b) Special Meetings. Unless otherwise restricted by the Certificate of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Delaware whenever called by the Chairman of the Board, the President or any two of the directors.

(c) Telephone Meetings. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

(d) Notice of Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, including a voice messaging system or other system or technology designed to record and communicate messages, facsimile, telegraph or telex, or by electronic mail or other electronic means, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each director by first class mail, charges prepaid, at least three (3) days before the date of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

(e) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 4.08 Quorum And Voting.

(a) Unless the Certificate of Incorporation requires a greater number, a quorum of the Board of Directors shall consist of a majority of the total number of directors fixed from time to

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time by the Board of Directors in accordance with the Certificate of Incorporation; provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

(b) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Certificate of Incorporation or these Bylaws.

Section 4.09 Action Without Meeting. Unless otherwise restricted by the Certificate of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 4.10 Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefor.

Section 4.11 Committees.

(a) The Board of Directors may, by resolution adopted by a majority of the members of the Board of Directors, designate one or more committees, each committee to consist of two or more of the directors of the corporation. The Board may designate one or more directors as alternate members of any committee. The alternate members of any committee may replace any absent or disqualified member at any meeting of the committee. Any such committee, to the extent provided in a resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have such power or authority in reference to amending the Certificate of Incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation’s property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the Bylaws of the corporation; and, unless the resolution or the Certificate of Incorporation expressly so provide, no committee shall have the power or authority to declare a dividend or to authorize the issuance of stock. Such committee or committees shall have such name or names as may be determined from time to time by resolution adopted by the Board of Directors. Each committee shall keep regular minutes of its meetings and report the same to the Board of Directors when required. Members of special or standing committees shall be entitled to receive such compensation for serving on such committees as the Board of Directors shall determine.

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Section 4.12 Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President (if a director), or if the President is absent, the most senior Vice President (if a director), or, in the absence of any such person, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, any Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V.

OFFICERS

Section 5.01 Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer and the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Directors. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefrom by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

Section 5.02 Tenure And Duties Of Officers.

(a) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

(b) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. If there is no Chief Executive Officer or President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 5.02.

(c) Duties of Chief Executive Officer. If the corporation has a Chief Executive Officer, the Chief Executive Officer shall be the chief executive officer of the corporation and shall have all of the authority, powers and duties provided for or reserved to the President in paragraph (d) of this Section 5.02 in lieu of the President, and the President shall be the Chief

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Operating Officer of the corporation charged with the duty and power to manage the operations of the business of the corporation but subject to the overall direction of the Chief Executive Officer and the Board of Directors. In the absence or disability of the Chief Executive Officer, or in the event of his inability or refusal to act, the President shall perform the duties and have the authority and exercise the powers of the Chief Executive Officer.

(d) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors or the Chief Executive Officer has been appointed and is present. Unless some other person has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time.

(e) Duties of Chief Operating Officer. Unless the Board of Directors appoints a Chief Operating Officer that is separate from the President, the President shall be the Chief Operating Officer of the Corporation charged with the duty and power to manage the operations of the business of the Corporation but subject to the overall direction of the Chief Executive Officer and the Board of Directors. If the Board of Directors appoints a Chief Operating Officer that is separate from the President, the Board of Directors shall determine the relative duties and powers of the President and the Chief Operating Officer, and each will be subject to the overall direction of the Chief Executive Officer and the Board of Directors.

(f) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, in his absence or disability, the President, shall designate from time to time.

(g) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties given him in these Bylaws and other duties commonly incident to his office and shall also perform such other duties and have such other powers, as the Board of Directors shall designate from time to time. The Chief Executive Officer or, in his absence or disability, the President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, in his absence or disability, the President, shall designate from time to time.

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(h) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the Chief Executive Officer, or, in his absence or disability, the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, in his absence or disability, the President, shall designate from time to time. The Chief Executive Officer, or, in his absence or disability, the President, may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the Chief Executive Officer, or, in his absence or disability, the President, shall designate from time to time.

Section 5.03 Delegation Of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

Section 5.04 Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

Section 5.05 Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI.

EXECUTION OF CORPORATE INSTRUMENTS AND

VOTING OF SECURITIES OWNED BY THE CORPORATION

Section 6.01 Execution Of Corporate Instruments.

(a) The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

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(b) All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

(c) Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 6.02 Voting Of Securities Owned By The Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII.

SHARES OF STOCK

Section 7.01 Form And Execution Of Certificates. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Certificate of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

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Section 7.02 Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to agree to indemnify the corporation in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 7.03 Transfers.

(a) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

(b) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the DGCL.

Section 7.04 Fixing Record Dates.

(a) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall, subject to applicable law, not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

(b) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.

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Section 7.05 Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Delaware.

ARTICLE VIII.

OTHER SECURITIES OF THE CORPORATION

All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 7.01), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX.

DIVIDENDS

Section 9.01 Declaration Of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Certificate of Incorporation and applicable law, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Certificate of Incorporation and applicable law.

Section 9.02 Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

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ARTICLE X.

FISCAL YEAR

The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI.

INDEMNIFICATION

Section 11.01 Indemnification Of Directors, Officers, Employees And Other Agents.

(a) Directors And Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the DGCL or any other applicable law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the DGCL or any other applicable law or (iv) such indemnification is required to be made under subsection (d).

(b) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the DGCL or any other applicable law. The Board of Directors shall have the power to delegate the determination of whether indemnification shall be given to any such person to such officers or other persons as the Board of Directors shall determine, to the extent not prohibited by the DGCL.

(c) Expenses. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefor, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under this Section 11.01 or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph (e) of this Section 11.01, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of

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disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

(d) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Section 11.01 to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefor. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standards of conduct that make it permissible under the DGCL or any other applicable law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such executive officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or any other applicable law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Section 11.01 or otherwise shall be on the corporation.

(e) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any applicable statute, provision of the Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Delaware General Corporation Law, or by any other applicable law.

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(f) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

(g) Insurance. To the fullest extent permitted by the DGCL or any other applicable law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Section 11.01.

(h) Amendments. Any repeal or modification of this Section 11.01 shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

(i) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Section 11.01 that shall not have been invalidated, or by any other applicable law. If this Section 11.01 shall be invalid due to the application of the indemnification provisions of another jurisdiction, then the corporation shall indemnify each director and officer to the full extent under any other applicable law.

(j) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

(i) The term “proceeding” shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

(ii) The term “expenses” shall be broadly construed and shall include, without limitation, court costs, attorneys’ fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

(iii) The term “corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Section 11.01 with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

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(iv) References to a “director,” “executive officer,” “officer,” “employee,” or “agent” of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

(v) References to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this Section 11.01.

ARTICLE XII.

NOTICES

Section 12.01 Notices.

(a) Notice To Stockholders. Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, it shall be given in writing, timely and duly deposited in the United States mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent.

(b) Notice To Directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or by overnight delivery service, facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

(c) Affidavit Of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

(d) Time Notices Deemed Given. All notices given by mail or by overnight delivery service, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex or telegram shall be deemed to have been given as of the sending time recorded at time of transmission.

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(e) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

(f) Failure To Receive Notice. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him in the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

(g) Notice To Person With Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Certificate of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be required and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(h) Notice To Person With Undeliverable Address. Whenever notice is required to be given, under any provision of law or the Certificate of Incorporation or Bylaws of the corporation, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the DGCL, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.

ARTICLE XIII.

AMENDMENTS

In furtherance of, and not in limitation of, the powers conferred by statute, the Board of Directors is expressly authorized to adopt, amend or repeal the Bylaws of the corporation or adopt new Bylaws, without any action on the part of the stockholders; provided, however, that no

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such adoption, amendment, or repeal shall be valid with respect to Bylaw provisions that have been adopted, amended, or repealed by the stockholders; and further provided, that Bylaws adopted or amended by the Board of Directors and any powers thereby conferred may be amended, altered, or repealed by the stockholders.

ARTICLE XIV.

EFFECTIVENESS OF AMENDED AND RESTATED BYLAWS

These Amended and Restated Bylaws shall be effective as of the effectiveness of the filing of the corporation’s Amended and Restated Certificate of Incorporation dated as of                     , 2005, which shall be filed with the Delaware Secretary of State following the effective time of the merger of the corporation’s wholly-owned subsidiary, Sand Hill Merger Sub, Inc., a Delaware corporation, with and into St. Bernard Software, Inc., a Delaware corporation.

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EXHIBIT D

LETTER OF TRANSMITTAL

To Accompany Certificates Representing

Shares of Common Stock of

ST. BERNARD SOFTWARE, INC.

_____________________________________

_____________________________________

_____________________________________

_____________________________________

Dear	_________________________________:

The undersigned surrenders herewith the following described certificate(s) representing shares of Common Stock of St. Bernard Software, Inc. (the “Company”) in exchange for certificates representing the number of shares of Common Stock of Sand Hill IT Security Acquisition Corp. (“Parent”) to which the undersigned is entitled pursuant to the Agreement and Plan of Merger dated                     , 2005, by and among the Company, Parent and Sand Hill Merger Corp. (the “Merger Agreement”). It is understood that the undersigned will receive Parent Common Stock at the rate of              shares of Parent Common Stock for each share of the Company Common Stock so surrendered, and, in addition, one (1) whole share of Parent Common Stock in lieu of any fractional share which the undersigned would have been otherwise entitled to receive in the exchange.

The undersigned, by execution of this Letter of Transmittal:

(i) represents that he, she or it has read the Merger Agreement and its Exhibits, including, but not limited to, Article II of the Merger Agreement and the Stock Escrow Agreement referred to therein and attached to the Merger Agreement as Exhibit E;

(ii) represents that he, she or it understands the terms and conditions of the Merger Agreement and his, hers or its obligations thereunder;

(iii) represents that he, she or it has the legal authority to convey the shares of Company Common Stock listed below;

(iv) agrees for himself, herself, or itself and for his or her estate, his or her personal representative, and his, her or its successors and assigns that he, she or it agrees to be bound by the terms of the Merger Agreement related to the Stockholders’ Representative;

(v) agrees that without the prior written consent of Parent (which consent may be withheld in its sole discretion) he, she or it will not, directly or indirectly during a period between the date hereof and six (6) months after the date hereof, offer, sell, contract to sell, grant any option for the purchase of, pledge, assign or otherwise dispose of, all or any portion of the shares of Parent Common Stock which he, she or it owns or receives in the Merger;

(vi) authorizes the Exchange Agent and transfer agent of Parent to place a legend on any certificates representing, and to decline to transfer and to note stop transfer restrictions on the transfer books and records of Parent with respect to, the shares of Parent Common Stock that are restricted from transfer by this Letter of Transmittal; and

(vii) designates and appoints Bart A.M. Van Hedel to serve as the agent and attorney-in-fact (the “Stockholders’ Representative”), in connection with all matters under or in any manner involving the Stock Escrow Agreement and specifically authorizes the Stockholders’ Representative to perform all of the acts and exercise all of the powers for the undersigned in his, her or its name, place and stead in connection with the Stock Escrow Agreement and for the limited purposes set forth in the Merger Agreement. Furthermore, the undersigned agrees that a portion of the Merger Consideration equal to              shares of Parent Common Stock otherwise payable to the stockholders of the Company shall be allocated to expenses incurred by the Stockholders’ Representative in performing his duties and obligations granted by the Merger Agreement.

Please issue certificate(s) for shares of Parent Common Stock in the name of, and mail such certificates to, the undersigned to the address now shown on your records, unless special mailing or issuance instructions, or both are shown on the reverse.

Name and Address of Registered Shareholders as now shown on Records of the Company (Type or Print)	Certificate Numbers (Attach rider if necessary)	Numbers of Shares

Total Shares

FILL IN ONLY IF ISSUANCE OR DELIVERY IS TO BE MADE TO

OTHER THAN THE NAME AND ADDRESS SHOWN ON THE REVERSE

SPECIAL ISSUANCE INSTRUCTIONS	SPECIAL MAILING INSTRUCTIONS
(See “Endorsement of the Company Common Stock Certificates” Below) Issue To:	Mail To:
Name:	Name:
(Type or Print)	(Type or Print)

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Address:	Address:

(Zip Code)	(Zip Code)

Taxpayer Identification No. (Social Security Number)

Date:

Phone: Area Code Number
Please Sign

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INSTRUCTIONS

This Letter of Transmittal, completely filled in, dated and signed, together with the certificate for the Company Common Stock described on the face hereof, should be delivered or sent by mail to:

An envelope addressed to the Exchange Agent is enclosed for your convenience.

A. Delivery of the Company Common Stock Certificates. The method of delivery of the Company Common Stock certificates and the completed Letter of Transmittal is at the option and risk of the holder, but registered mail, properly insured, is recommended.

B. Signing of Letter of Transmittal. The signature on the Letter of Transmittal must correspond with the name of the registered owner of the Company Common Stock certificates surrendered as written on the face of the certificates without alteration, enlargement or any change whatsoever. If the Company Common Stock certificates are owned of record by two or more joint owners, all such owners must sign the Letter of Transmittal. If the Letter of Transmittal is executed by an officer on behalf of a corporation, or by an executor, administrator, trustee, guardian, attorney, agent or other person acting in a fiduciary or representative capacity, proper evidence of the authority to assign, sell and transfer the shares should be forwarded with the surrendered certificates. Questions regarding such evidence of authority may be referred to the Exchange Agent.

C. Endorsement of the Company Common Stock Certificates. If the certificates for Parent Common Stock are to be issued in a name other than that which appears on the face of the certificates surrendered, the name and address of the transferee should be entered in the “Special Issuance Instructions” section above and the certificates surrendered must be duly endorsed or assigned by the registered holder to transferee. Signatures on the assignment must correspond exactly with the names which appear on the face of the certificates and must be guaranteed by a commercial bank or trust company or by a firm having a membership on the New York or American Stock Exchanges. Stock transfer tax stamps if required, must be affixed to any certificates so surrendered, or funds sufficient to cover the cost of such stamps must be furnished to the Exchange Agent.

D. DENOMINATION OF PARENT COMMON STOCK CERTIFICATES. UNLESS SPECIFIC DENOMINATIONS ARE REQUESTED AT THE TIME OF EXCHANGE, A SINGLE CERTIFICATE FOR PARENT’S COMMON STOCK WILL BE ISSUED IN EXCHANGE FOR THOSE SURRENDERED WITH THIS LETTER OF TRANSMITTAL.

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E. Fractional Shares. Any fractions resulting from the conversion shall be rounded to the next whole number.

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Exhibit E

ESCROW AGREEMENT

This Escrow Agreement (this “Escrow Agreement”), is dated as of                     , 2005, by and among St. Bernard Software, Inc., a Delaware corporation (the “Company”), Sand Hill Security Acquisition Corp., a Delaware corporation (“Parent”),                     , a                     (the “Stockholders’ Representative”),                     (the “Parent Indemnified Parties’ Representative”), and                     , as escrow agent (“Escrow Agent”).

Company, Parent, Sand Hill Merger Corp., a Delaware corporation (the “Merger Sub”), and the other parties signatory thereto are parties to an Agreement and Plan of Merger, dated as of                     , 2005 (the “Agreement”), providing for, among other things, the merger of Merger Sub with and into the Company (the “Merger”). Capitalized terms used in this Escrow Agreement, but not otherwise defined herein, have the respective meanings given to them in the Agreement. This is the Stock Escrow Agreement contemplated by Section 2.03 of the Agreement.

The parties hereto wish, pursuant to this Escrow Agreement, to deliver an aggregate of             shares of the common stock, par value $.01 per share (the “Parent Common Stock”), of Parent (the “Stock Escrow Amount”), for the purpose of providing (i) a fund to reimburse the Parent Indemnified Parties for the payment of any Damages pursuant to the terms of Article IX of the Agreement and (ii) a fund to be utilized by the Stockholders’ Representative for fees and expenses incurred in fulfilling its role pursuant to the Agreement and this Escrow Agreement.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Establishment of Escrow.

(a) Pursuant to the Agreement, at Closing, Parent shall, on behalf of the holders of the capital stock of the Company immediately prior to the effective time of the Merger (the “Former Stockholders”), deposit with Escrow Agent (i)             shares of Parent Common Stock with the Escrow Agent (the “Indemnity Fund”), and (ii)             shares of Parent Common Stock with the Escrow Agent (the “Expense Fund”). The Indemnity Fund and the Expense Fund shall be collectively referred to as the “Escrow Fund”.

(b) The parties hereby designate and appoint Escrow Agent to serve in accordance with the terms, conditions and provisions of this Escrow Agreement, and Escrow Agent hereby agrees to act as escrow agent and to hold, safeguard, invest and disburse the Escrow Fund, pursuant to the terms and conditions hereof.

(c) Cash dividends, if any, and any shares of Parent Common Stock or other equity securities issued or distributed by Parent (including shares issued upon a stock split) (the

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“New Shares”) in respect of shares of Parent Common Stock in the Escrow Fund which have not been released from the Escrow Fund as of the time of such issuance or distribution by Parent shall not be added to the Escrow Fund but shall be distributed to the Former Stockholders in proportion to their Pro Rata Interest (as defined herein) in the Escrow Fund.

(d) Voting and granting consents with respect to shares of Parent Common Stock in the Escrow Fund shall be as determined by the Stockholders’ Representative in his absolute discretion.

(e) To the extent that any portion of the Escrow Fund constitutes cash, the Escrow Agent shall invest and reinvest such cash portion of the Escrow Fund at the joint written instructions of the Parent Indemnified Parties’ Representative and the Stockholders’ Representative. In the absence of joint written directions from the Parent Indemnified Parties’ Representative and the Stockholders’ Representative, any cash in the Escrow Fund shall be invested in a U.S. Bank Money Market account. The joint written instructions shall specify that the Escrow Fund shall be invested in any one or combination of the following: (a) readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or readily marketable obligations unconditionally guaranteed by the full faith and credit of the Government of the United States, (b) insured certificates of deposit, of or time deposits with, any commercial bank that issues commercial paper (rated as described in clause (c) below), is organized under the laws of the United States or any State thereof and has combined capital and surplus of at least $1 billion, (c) commercial paper issued by any corporation organized under the laws of any State of the United States, rated at least “Prime-1” (or then equivalent grade) by Moody’s Investors Services, Inc. or “A-1” (or then equivalent grade) by Standard & Poors, Inc. or (d) money market funds that invest solely in direct obligations of the U.S. government.

(f) For purposes of this Escrow Agreement, “Pro Rata Interest” for each Former Stockholder shall mean the interest determined by dividing the number of shares of Parent Common Stock issued to such Former Stockholder in the Merger by the total number of shares of Parent Common Stock issued in the Merger.

2. Claims.

(a) Claims for indemnification made pursuant to Article IX of the Agreement to be paid from the Indemnity Fund shall be made, and only made, on or prior to the 270th day following the Closing of the Merger (the “Indemnity Termination Date”). The Parent Indemnified Parties’ Representative shall give a written notice (a “Notice”) to the Stockholders’ Representative (with a copy to Escrow Agent) specifying in reasonable detail the nature and dollar amount of any claim (a “Claim”) which could reasonably be expected to result in Damages for which indemnification to Parent Indemnified Parties has been provided under the Agreement (the “Indemnification Amount”). If the Stockholders’ Representative gives notice to the Parent Indemnified Parties’ Representative (with a copy to Escrow Agent) disputing any Claim (a “Counter Notice”) within thirty (30) days following receipt by the Stockholders’ Representative of a Notice regarding such Claim, such Claim shall be resolved as provided in Section 2(b) of this Escrow Agreement. If no Counter Notice is received by Escrow Agent

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within such thirty (30) day period, then the Indemnification Amount claimed by the Parent Indemnified Parties’ Representative in the Notice shall be deemed established for purposes of this Escrow Agreement, and, at the end of such thirty (30) day period, Escrow Agent shall promptly return to Parent from the Indemnity Fund shares of Parent Common Stock with a value equal to the Indemnification Amount as claimed in the Notice.

(b) (i) If a Counter Notice is given by the Stockholders’ Representative with respect to a Claim, Escrow Agent shall disburse the appropriate number of shares of Parent Common Stock from the Indemnity Fund only in accordance with (A) joint written instructions of the Parent Indemnified Parties’ Representative and the Stockholders’ Representative, (B) the written award of the arbitrators pursuant to Section 2(b) below, or (C) final judgment with no further right to appeal, upon an award rendered by a court of competent jurisdiction.

(ii) If the Parent Indemnified Parties’ Representative and the Stockholders’ Representative are unable to resolve any dispute within thirty (30) days of the Stockholders’ Representative’s delivery of a Counter Notice, such dispute shall be resolved by final and binding arbitration in San Diego, California pursuant to the Commercial Rules of the American Arbitration Association as in effect from time to time. The parties agree that any party requesting arbitration of any dispute under this section must give formal written notice of the party’s demand for arbitration. The parties further agree that each party may be represented by counsel in any proceeding under this section, and that all expenses and fees incurred in connection with any proceeding under this section shall be paid by the non-prevailing party (as determined by the arbitrators). Each party to this Agreement consents, on behalf of himself, herself or itself and his, hers or its respective successors, heirs and assigns, to such binding arbitration in accordance with the terms of this section. The duty to arbitrate will survive the termination of this Agreement.

(c) In the event that (i) the Stockholders’ Representative and the Parent Indemnified Parties’ Representative reach a settlement with respect to any Claim made by the Parent Indemnified Parties’ Representative pursuant to this Section 2, or (ii) the arbitrators determine the amount of any such Claim pursuant to Section 2(b)(ii), the Stockholders’ Representative and the Parent Indemnified Parties’ Representative shall jointly deliver written notice of such settlement to Escrow Agent, including (if applicable) instructions to Escrow Agent to disburse the appropriate number of shares of Parent Common Stock from the Indemnity Fund to Parent, and Escrow Agent shall act in accordance with such instructions.

(d) For all purposes in this Escrow Agreement, when determining the number of shares of Parent Common Stock to be disbursed, the value of such shares shall be determined by dividing the value of the applicable Claim by the average of the bid/ask prices of shares of Parent Common Stock on the OTC Bulletin Board for the last five (5) trading days immediately preceding the closing of the Merger.

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3. Expense Fund. The Stockholders’ Representative will utilize the Expense Fund to (a) pay any fees and expenses related to Claims made by the Parent Indemnified Parties’ Representative against the Company, (b) pay any out-of-pocket fees and expenses related to indemnity or other claims against the Indemnity Fund, and (c) pay any out-of-pocket fees and expenses related to any other post-Closing matters or activities of the Stockholders’ Representative under or relating to the Agreement and as the Stockholders’ Representative may deem appropriate in fulfilling its role as Stockholders’ Representative and exercising the rights, powers and duties of the Stockholders’ Representative under the Agreement and this Escrow Agreement (collectively, the “Expenses”). Without limiting the generality of the foregoing, Expenses shall include fees and disbursements of attorneys, certified public accountants, expert witnesses or other professionals engaged by the Stockholders’ Representative, court costs, postage, telephone charges and travel expenses, including air fare and lodging.

4. Termination of Escrow.

(a) On the second business day following the Indemnity Termination Date and subject to Section 4(c) of this Escrow Agreement, unless any Claims have previously been asserted by delivery of a Notice under Section 2(a) and continue to be pending, Escrow Agent shall promptly disburse the shares of Parent Common Stock in the Escrow Fund to the Stockholders’ Representative (on behalf of the Former Stockholders). If, as of the Indemnity Termination Date, any Claims have previously been asserted by delivery of a Notice under Section 2(a) prior to the Indemnity Termination Date and then continue to be pending, Escrow Agent shall disburse the shares of Parent Common Stock in the Indemnity Fund to the Stockholders’ Representative (to be distributed to the Former Stockholders); provided, however, that Escrow Agent shall exclude from such disbursement to the Stockholders’ Representative (on behalf of the Former Stockholders), and shall continue to hold in the Indemnity Fund hereunder, such number of shares of Parent Common Stock having an aggregate value equal to the maximum amount of all such pending Claims under Section 2(a) (as shown in the Notices relating to such Claims, the “Indemnity Holdback Amount”). Escrow Agent will thereafter disburse or continue to hold as the Indemnity Fund the Indemnity Holdback Amount in accordance with the provisions of Section 3(b) of this Escrow Agreement.

(b) From and after the Indemnity Termination Date, each Claim that has been previously asserted prior to the Indemnity Termination Date by delivery of a Notice under Section 2(a) and continues to be pending on the Indemnity Termination Date (“Pending Claims”), and for which an amount was included in the Indemnity Holdback Amount, shall be treated as follows:

(i) if a Counter Notice relating to such Pending Claim was not delivered by the Stockholders’ Representative prior to the Indemnity Termination Date and is not delivered by the Stockholders’ Representative within the applicable period following receipt by Escrow Agent and the Stockholders’ Representative of the Notice relating to such Pending Claim, then Escrow Agent shall promptly thereafter deliver to Parent such number of shares of Parent Common Stock having an aggregate value equal to the amount claimed in the Notice relating to such Pending Claim from the Indemnity Holdback Amount; and

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(ii) if a Counter Notice relating to such Pending Claim was delivered by the Stockholders’ Representative prior to the Indemnity Termination Date or is delivered by the Stockholders’ Representative within the applicable period following receipt by Escrow Agent and the Stockholders’ Representative of the Notice relating to such Pending Claim, then Escrow Agent shall disburse the shares of Parent Common Stock in the Indemnity Fund in accordance with the provisions of Section 2(b) of this Escrow Agreement.

(c) Notwithstanding any obligation to distribute to the Former Stockholders under other provisions of this Escrow Agreement, the Stockholders’ Representative, may retain, and not distribute, such funds in the Expense Fund, as it may reasonably determine, to fulfill the Stockholders’ Representative’s obligations as the Stockholders’ Representative under the Agreement and this Escrow Agreement, including, without limitation, such funds as it reasonably determines may be necessary to cover any Claims and the related fees and expenses.

5. Duties of Escrow Agent.

(a) Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property.

(b) Escrow Agent shall be entitled to rely upon any order, judgment, certification, demand, notice, instrument or other writing delivered to it hereunder without being required to determine the authenticity or the correctness of any fact stated therein or the propriety or validity of the service thereof. Escrow Agent may act in reliance upon any instrument or signature believed by it to be genuine and may assume that the person purporting to give receipt or advice or make any statement or execute any document in connection with the provisions hereof has been duly authorized to do so. Escrow Agent may conclusively presume that the undersigned representative of any party hereto which is an entity other than a natural person has full power and authority to instruct Escrow Agent on behalf of that party unless written notice to the contrary is delivered to Escrow Agent.

(c) Escrow Agent shall provide the Stockholders’ Representative and the Parent Indemnified Parties’ Representative with quarterly reports of the status of the Escrow Fund, and shall permit the Stockholders’ Representative and the Parent Indemnified Parties’ Representative to inspect and obtain copies of the records of Escrow Agent regarding the Escrow Fund, during normal business hours and upon one business day’s prior written notice.

(d) Escrow Agent may act pursuant to the advice of counsel with respect to any matter relating to this Escrow Agreement and shall not be liable for any action taken or omitted by it in good faith in accordance with such advice.

(e) Escrow Agent does not have any interest in the Escrow Fund deposited hereunder but is serving as escrow holder only and having only possession thereof. Any payments of income due by the Stockholders’ Representative upon release to the Stockholders’ Representative of any shares of Parent Common Stock held in the Escrow Fund shall be subject to withholding regulations then in force with respect to United States taxes.

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(f) Escrow Agent makes no representation as to the validity, value, genuineness or the collectability of any security or other document or instrument held by or delivered to it.

(g) Escrow Agent shall not be called upon to advise any party as to the wisdom in selling or retaining or taking or refraining from any action with respect to any securities or other property deposited hereunder.

(h) Escrow Agent may resign as Escrow Agent by notice to the other parties hereto (the “Resignation Notice”). If, prior to the expiration of sixty (60) business days after the delivery of the Resignation Notice, Escrow Agent shall not have received written instructions from the Stockholders’ Representative and the Parent Indemnified Parties’ Representative designating a banking corporation or trust company organized either under the laws of the United States or of any state as successor escrow agent and consented to in writing by such successor escrow agent, Escrow Agent may apply to a court of competent jurisdiction to appoint a successor escrow agent. Alternatively, if Escrow Agent shall have received such written instructions from the Parent Indemnified Parties’ Representative and the Stockholders’ Representative, it shall promptly transfer the Escrow Fund to such successor escrow agent. Upon the appointment of a successor escrow agent and the transfer of the Escrow Fund thereto, the duties of Escrow Agent hereunder shall terminate.

(i) In the event of any disagreement between the other parties hereto resulting in adverse claims or demands being made in connection with the Escrow Fund or in the event that Escrow Agent is in doubt as to what action it should take hereunder, Escrow Agent shall be entitled to (A) retain the Escrow Fund until Escrow Agent shall have received (i) judgment upon an award rendered by a court of competent jurisdiction directing delivery of the Escrow Fund, (ii) a written agreement executed by the Stockholders’ Representative and the Parent Indemnified Parties’ Representative directing delivery of the Escrow Fund, or (iii) written award of the arbitrators, in which event Escrow Agent shall disburse the Escrow Fund in accordance with such order, agreement or instructions; or (B) be permitted to interplead all of the Escrow Fund held hereunder into a court of competent jurisdiction, and thereafter be fully relieved from any and all liability or obligation with respect to such interpleaded assets. The parties hereto other than the Escrow Agent further agree to pursue any redress or recourse in connection with such a dispute, without making the Escrow Agent a party to same.

(j) No printed or other matter in any language (including, without limitation, prospectuses, notices, reports and promotional material) that mentions Escrow Agent’s name or the rights, powers, or duties of Escrow Agent shall be issued by the other parties hereto or on such parties’ behalf unless Escrow Agent shall first have given its specific written consent thereto.

(k) The Escrow Agent shall not be liable for any action taken or omitted under this Escrow Agreement so long as it shall have acted in good faith and without gross negligence.

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(l) The Escrow Agent shall never be required to use or advance its own funds or otherwise incur personal financial liability in the performance of any of its duties or the exercise of any of its rights and powers hereunder.

(m) The Escrow Agent shall have the right to perform any of its duties hereunder through agents, attorneys, custodians or nominees.

Any banking association or corporation into which the Escrow Agent may be merged, converted or with which the Escrow Agent may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any banking association or corporation to which all or substantially all of the corporate trust business of the Escrow Agent shall be transferred, shall succeed to all the Escrow Agent’s rights, obligations and immunities hereunder without the execution or filing of any paper or any further act on the part of any of the parties hereto, anything herein to the contrary notwithstanding.

6. Limited Responsibility.

This Escrow Agreement expressly sets forth all the duties of Escrow Agent which shall be deemed purely ministerial in nature with respect to any and all matters pertinent hereto and shall under no circumstance be deemed a fiduciary for any of the parties to this Escrow Agreement. No implied duties or obligations shall be read into this Escrow Agreement against Escrow Agent. Escrow Agent shall not be bound by the provisions of any agreement among the other parties hereto except this Escrow Agreement. IN NO EVENT SHALL THE ESCROW AGENT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (i) DAMAGES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES WHICH RESULT FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, OR (ii) SPECIAL OR CONSEQUENTIAL DAMAGES, EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

7. Notices.

All notices, consents, waivers and other communications under this Escrow Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by telecopier (with written confirmation of receipt) provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and telecopier numbers set forth below (or to such other addresses and telecopier numbers as a party may designate by notice to the other parties):

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If to Company or Parent:

Attention:
Facsimile:

With a copy to:

Attention:
Facsimile:

If to the Stockholders’ Representative:

Attention:
Facsimile:

With a copy to:

Attention:
Facsimile:

If to the Parent Indemnified Parties’ Representative:

Attention:
Facsimile:

With a copy to:

Attention:
Facsimile:

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If to Escrow Agent:

Attention:
Facsimile:

8. Counterparts.

This Escrow Agreement may be executed in one or more counterparts, each of which will be deemed to be an original and all of which, when taken together, will be deemed to constitute one and the same.

9. Fees.

Parent shall pay Escrow Agent the fees set forth on Schedule A attached hereto (the “Fee”) for its services hereunder and shall reimburse Escrow Agent for all reasonable expenses, disbursements and advances incurred or made by it in the performance of its duties hereunder (including, without limitation, the reasonable out-of-pocket fees, expenses and disbursements of its counsel. Parent shall indemnify and hold Escrow Agent harmless from and against any and all taxes, out-of-pocket expenses (including reasonable counsel fees, assessments, liabilities, claims, damages, actions, suits or other charges (collectively, “Costs”) incurred by or assessed against it for any thing done or omitted by it in the performance of its duties hereunder, except as a result of its own gross negligence or willful misconduct. Parent shall bear all of such Costs. Escrow Agent shall collect all other reimbursable expenses from Parent. The agreements contained in this Section 9 shall survive any termination of the duties of Escrow Agent hereunder or its resignation.

10. Section Headings.

The headings of sections in this Escrow Agreement are provided for convenience only and will not affect its construction or interpretation.

11. Waiver.

The rights and remedies of the parties to this Escrow Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Escrow Agreement or the documents referred to in this Escrow Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Escrow Agreement or the documents referred to in this Escrow Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for

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which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Escrow Agreement or the documents referred to in this Escrow Agreement.

12. Exclusive Agreement and Modification.

This Escrow Agreement supersedes all prior agreements among the parties with respect to its subject matter and constitutes a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Escrow Agreement may not be amended except by a written agreement executed by all of the parties hereto.

13. Governing Law.

This Escrow Agreement and the legal relations between the parties arising hereunder shall be governed by and interpreted in accordance with the laws of the State of Delaware (but not the rules governing conflicts of laws). It is the intention of the parties hereto that the situs of the Escrow Fund is and shall be administered in the state in which the principal office of Escrow Agent from time to time acting hereunder is located.

14. Expenses.

In the event of a dispute between Parent, the Company, the Parent Indemnified Parties’ Representation and/or the Stockholders’ Representative in connection with this Escrow Agreement and the transactions contemplated hereby, each of Parent, the Company, the Parent Indemnified Parties’ Representative and/or the Stockholders’ Representative hereby agrees that the prevailing party as determined in such proceeding shall be entitled to reimbursement by the other party of reasonable fees and expenses (including, without limitation, attorney’s fees) incurred in connection with any such action, arbitration or proceeding.

10

IN WITNESS WHEREOF, the parties have caused this Escrow Agreement to be duly executed as of the day and year first above written.

ST. BERNARD SOFTWARE, INC.

By:
Name:
Title:

SAND HILL SECURITY ACQUISITION CORP.

By:
Name:
Title:

as Parent Indemnified Parties’ Representative

By:
Name:
Title:

as Stockholders’ Representative

By:
Name:
Title:

as Escrow Agent

By:
Name:
Title:

Schedule A

Exhibit F

Form of Affiliate Letter

Dear Sirs:

The undersigned party (referred to herein as the “Undersigned”) is delivering this letter to you in connection with and as a condition to the Agreement and Plan of Merger (the “Merger Agreement”) dated as of                     , 2005, by and among Sand Hill IT Security Acquisition Corp., a Delaware corporation (“Parent”), Sand Hill Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent, and St. Bernard Software, Inc., a Delaware corporation (the “Company”). Capitalized terms used but not defined in this letter have the meanings given such terms in the Merger Agreement.

The Undersigned, a stockholder of the Company, is entitled to receive in connection with the Merger shares of Parent Common Stock. The Undersigned acknowledges that the Undersigned may be deemed an “affiliate” of the Company within the meaning of Rule 145 (“Rule 145”) promulgated under the Securities Act, although nothing contained herein should be construed as an admission of such fact.

The Undersigned has been advised that (i) the issuance of shares of Parent Common Stock in connection with the Merger is expected to be effected pursuant to a registration statement on Form S-4 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the resale of such shares shall be subject to restrictions set forth in Rule 145 under the Securities Act, and (ii) the Undersigned may be deemed to be an affiliate of the Company. The Undersigned accordingly agrees not to sell, transfer or otherwise dispose of any Parent Common Stock issued in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the requirements of Rule 145(d) promulgated under the Securities Act, (ii) such sale, transfer or other disposition is made pursuant to an effective registration statement under the Securities Act or an appropriate exemption from registration, (iii) the Undersigned delivers to Parent a written opinion of counsel, reasonably acceptable to Parent in form and substance, that such sale, transfer or other disposition is otherwise exempt from registration under the Securities Act, or (iv) an authorized representative of the SEC shall have rendered written advice to the Undersigned to the effect that the SEC would take no action, or that the staff of the SEC would not recommend that the SEC take any action, with respect to the proposed disposition if consummated (the “No Action Correspondence”).

Parent shall give stop transfer instructions to its transfer agent with respect to any Parent Common Stock received by the Undersigned in the Merger and there shall be placed on the certificates representing such Parent Common Stock, or any substitutions therefor issued to the Undersigned prior to the end of the Restricted Period, a legend stating in substance:

“THE SHARES REPRESENTED BY THIS CERTIFICATE WERE ISSUED IN A TRANSACTION TO WHICH RULE 145 APPLIES AND MAY ONLY BE TRANSFERRED (A) IN CONFORMITY WITH RULE 145(d), OR (B) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (C) IN ACCORDANCE WITH A WRITTEN

OPINION OF COUNSEL, REASONABLY ACCEPTABLE TO THE ISSUER IN FORM AND SUBSTANCE, THAT SUCH TRANSFER IS EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED.”

The legend set forth above shall be removed (by delivery of a substitute certificate without such legend) and Parent shall instruct its transfer agent to remove such legend, if the Undersigned delivers to Parent (i) satisfactory written evidence that the shares have been sold in compliance with Rule 145 (in which case, the substitute certificate shall be issued in the name of the transferee), (ii) the No Action Correspondence, (iii) an opinion of counsel, in form and substance reasonably satisfactory to Parent, to the effect that public sale of the shares by the holder thereof is no longer subject to Rule 145, or (iv) a written request for removal of such legend after the first anniversary of the Effective Time.

The Undersigned acknowledges that he has carefully read this letter and understands the requirements hereof and the limitations imposed upon the distribution, sale, transfer or other disposition of Parent Common Stock.

Very truly yours,

FOR ENTITY:		FOR INDIVIDUAL:

By:		Signature
Its:
Printed Name
Dated:	___________

2

Exhibit G-1

Lock-Up Agreement

(SBS Affiliates)

Sand Hill IT Security Acquisition Corp.

3000 Sand Hill Road, Building 1, Suite 240

Menlo Park, California 94025

St. Bernard Software, Inc.

15015 Avenue of Science

San Diego, California 92128

Re:	Lock-Up of Shares of Common Stock

Ladies and Gentlemen:

The undersigned party or parties (whether one or more, referred to collectively herein as the “Undersigned”) is delivering this letter agreement (this “Letter Agreement”) to you in connection with and as a condition to the Agreement and Plan of Merger, dated as of                     , 2005, by and among Sand Hill IT Security Acquisition Corp., a Delaware corporation (“Parent”), Sand Hill Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and St. Bernard Software, Inc., a Delaware corporation (the “Company”), whereby Merger Sub will merge with and into the Company (the “Merger”).

In connection with the Merger, the Undersigned has been advised that the issuance of shares of common stock of Parent, par value $.01 per share (the “Parent Common Stock”), to existing stockholders of the Company, including the Undersigned, as consideration for the Merger is expected to be effectuated pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”). As a condition to the consummation of the Merger, Parent and the Company have required, that the Undersigned enter into a lock up agreement with Parent by which he, she or it agrees not to transfer certain of his shares of Parent Common Stock for specified periods following consummation of the Merger (the “Closing Date”).

In consideration of the foregoing, to induce Parent and the Company to consummate the Merger, the Undersigned hereby:

(i) agrees that, subject to applicable law, without the prior written consent of Parent (which consent may be withheld in its sole discretion), the Undersigned will not, directly or indirectly, during a period between the Closing Date and six (6) months after the Closing Date (the “Initial Lock-Up Period”), (a) offer, sell, contract to sell, grant any option for the purchase of, pledge, assign or otherwise dispose of any Parent Common Stock or other securities of the Company convertible or exchangeable for Parent Common Stock, all or any portion of the shares of Parent Common Stock which the Undersigned beneficially owns, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock or other securities owned by the Undersigned, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of the Parent Common Stock or such other securities, in cash or otherwise;

(ii) agrees that, subject to applicable law, without the prior written consent of Parent (which consent may be withheld in its sole discretion), the Undersigned will not, directly or indirectly, during a period between the end of the Initial Lock-Up Period and one (1) year after the Closing Date (the “Second Lock-Up Period”), (a) offer, sell, contract to sell, grant any option for the purchase of, pledge, assign or otherwise dispose of any Parent Common Stock or other securities of the Company convertible or exchangeable for Parent Common Stock, more than              shares of Common Stock which the Undersigned beneficially owns, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock or other securities owned by the Undersigned, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of the Parent Common Stock or such other securities, in cash or otherwise; and

(iii) authorizes the Company during the Initial Lock-Up Period and Second Lock-Up Period to cause the Company’s transfer agent to place a legend on any certificates representing, and to decline to transfer and to note stop transfer restrictions on the transfer books and records of the Company with respect to, the shares of Parent Common Stock that are restricted from transfer by this letter agreement.

The Undersigned represents and warrants that the Undersigned has full power and authority to enter into the agreements set forth in this letter agreement, and that, upon request, the Undersigned will execute any additional documents necessary in connection with its enforcement. The Undersigned understands that the obligations set forth in this letter agreement are irrevocable on the part of the Undersigned and shall survive the Undersigned’s death or incapacity. Any obligations created by this Letter Agreement shall be binding upon the heirs, devisees, personal representatives, successors and assigns of the Undersigned.

Very truly yours,

FOR ENTITY:	FOR INDIVIDUAL:

By:	Signature
Its:
Printed Name

ADDITIONAL SIGNATURE:

(If held jointly)

Printed Name
Dated:

Exhibit G-2

Lock-Up Agreement

(Jones and van Hedel)

Sand Hill IT Security Acquisition Corp.

3000 Sand Hill Road, Building 1, Suite 240

Menlo Park, California 94025

St. Bernard Software, Inc.

15015 Avenue of Science

San Diego, California 92128

Re:	Lock-Up of Shares of Common Stock

Ladies and Gentlemen:

The undersigned party or parties (whether one or more, referred to collectively herein as the “Undersigned”) is delivering this letter agreement (this “Letter Agreement”) to you in connection with and as a condition to the Agreement and Plan of Merger, dated as of                     , 2005, by and among Sand Hill IT Security Acquisition Corp., a Delaware corporation (“Parent”), Sand Hill Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and St. Bernard Software, Inc., a Delaware corporation (the “Company”), whereby Merger Sub will merge with and into the Company (the “Merger”).

In connection with the Merger, the Undersigned has been advised that the issuance of shares of common stock of Parent, par value $.01 per share (the “Parent Common Stock”), to existing stockholders of the Company, including the Undersigned, as consideration for the Merger is expected to be effectuated pursuant to a Registration Statement on Form S-4 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (“SEC”). As a condition to the consummation of the Merger, Parent and the Company have required, that the Undersigned enter into a lock up agreement with Parent by which he, she or it agrees not to transfer certain of his shares of Parent Common Stock for specified periods following consummation of the Merger (the “Closing Date”).

In consideration of the foregoing, to induce Parent and the Company to consummate the Merger, the Undersigned hereby

(i) agrees that, subject to applicable law, without the prior written consent of Parent (which consent may be withheld in its sole discretion), the Undersigned will not, directly or indirectly, during a period between the Closing Date and July 27, 2007 (the “Lock-Up Period”), (a) offer, sell, contract to sell, grant any option for the purchase of, pledge, assign or otherwise dispose of any Parent Common Stock or other securities of the Company convertible or exchangeable for Parent Common Stock, all or any portion of the shares of Parent Common Stock which the Undersigned beneficially owns, or (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Parent Common Stock or other securities owned by the Undersigned, whether any such transaction described in clauses (a) or (b) above is to be settled by delivery of the Parent Common Stock or such other securities, in cash or otherwise; provided, however, that following six (6) months after the Closing Date, the Undersigned may, subject to applicable law, enter into transactions during the Lock-Up Period otherwise prohibited by (a) and (b) above, provided that such transactions involve no more than 600,000 shares of Parent Common Stock in the aggregate for all such transactions; and

(ii) authorizes the Company during the Lock-Up Period to cause the Company’s transfer agent to place a legend on any certificates representing, and to decline to transfer and to note stop transfer restrictions on the transfer books and records of the Company with respect to, the shares of Parent Common Stock that are restricted from transfer by this letter agreement.

The Undersigned represents and warrants that the Undersigned has full power and authority to enter into the agreements set forth in this letter agreement, and that, upon request, the Undersigned will execute any additional documents necessary in connection with its enforcement. The Undersigned understands that the obligations set forth in this letter agreement are irrevocable on the part of the Undersigned and shall survive the Undersigned’s death or incapacity. Any obligations created by this Letter Agreement shall be binding upon the heirs, devisees, personal representatives, successors and assigns of the Undersigned.

Very truly yours,

FOR ENTITY:		FOR INDIVIDUAL:

By:		Signature
Its:
Printed Name

ADDITIONAL SIGNATURE:

(If held jointly)

Printed Name
Dated:	__________

EXHIBIT H

                    , 200

Sand Hill IT Security Acquisition Corp

_____________________________________

_____________________________________

_____________________________________

Re:	Agreement and Plan of Merger

Ladies and Gentlemen:

We have acted as counsel to St. Bernard Software, Inc., a Delaware corporation (the “Company”), for the purpose of rendering certain opinions in connection with the Agreement and Plan of Merger dated as of October     , 2005 (“Merger Agreement”) by and among Sand Hill IT Security Acquisition Corp., a Delaware corporation (“Parent”), Sand Hill Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent, and the Company. We are rendering this opinion pursuant to Section 7.02(g) of the Merger Agreement.

We understand that you are and have been represented in this transaction by independent counsel of your own choosing, with expertise in the subject matter of this transaction, in connection with the delivery by the undersigned of this opinion letter, and that such counsel has explained to you (i) the reasons for the delivery of this opinion, and (ii) the content hereof, including without limitation, the assumptions, limitations and qualifications set forth herein.

1.	Factual Examination.

1.1 Transaction Documents. In connection with this opinion, we have examined and relied upon copies of the following documents (collectively, the “Transaction Documents”):

(a)	the Merger Agreement;

(b)	form of Amended and Restated Certificate of Incorporation of Parent;

(c)	form of Amended and Restated Bylaws of Parent;

(d)	form of Letter of Transmittal;

(e)	form of Stock Escrow Agreement;

(f)	form of Affiliate Letter; and

Sand Hill IT Security Acquisition Corp

                    , 200

(g)	form of Lock-Up Agreement.

1.2 Company Documents. In connection with this opinion we have also examined and relied upon the following documents (collectively, the “Company Documents”):

(a) the Amended and Restated Articles of Incorporation of the Company, certified by the Secretary of State of Delaware on                     , 2005 (the “Articles of Incorporation”);

(b) the Bylaws of the Company, as amended to date, certified by the Secretary of the Company on     ,              (the “Bylaws”);

(c) Unanimous Written Consent of the Board of Directors of the Company dated October     , 2005 and certified by the Secretary of the Company on                     , 200  ;

(d) Written Consent of the shareholders of the Company dated                     , 2005 and certified by the Secretary of the Company on                     , 2005;

(e) a Certificate of Good Standing from the Delaware Secretary of State for the Company, certifying the Company’s good standing in the State of Delaware, dated                     , 200  ;

(f) a Certificate of Good Standing from                     , certifying the Company Subsidiary is in good standing in its jurisdiction of formation;

(g) a Certificate of the President of the Company, dated                     , 200   (the “Officer’s Certificate”);

(h) a Certificate of the Secretary of the Company, dated                     , 200   (the “Secretary’s Certificate”); and

(i) the Company Disclosure Letter defined in Article III of the Merger Agreement.

1.3 Scope of Inquiry; Certain Assumptions.

(a) For purposes of this opinion, we have examined only the Transaction Documents and the Company Documents (collectively, the “Opinion Documents”). We have assumed the correctness of all factual matters set forth in the Opinion Documents, and we have conducted no independent investigation or examination of factual matters, including, but not limited to, factual matters contained in representations, warranties and/or acknowledgments in any documents. Further, we have not conducted any investigation of the title to, or nature or extent of, any real or personal property described or referred to in any documents nor inspected

Sand Hill IT Security Acquisition Corp

                    , 200

any such property. We specifically advise you that we have made no docket or other search of the records of any court, administrative tribunal or other similar entity or body to determine the existence of pending litigation. As used herein, the phrase “to our knowledge” means the actual knowledge of Robert Copeland, Stuart Sorenson, Blake Allen and Paul Dechary.

(b) In rendering this opinion, we have assumed without independent verification (i) the genuineness of all signatures on all documents reviewed by us; (ii) that the Opinion Documents have been delivered to the parties to whom they are to be delivered; (iii) that the Opinion Documents reviewed and relied upon by us in preparing this opinion have been or will be duly authorized (except as to the Company), executed and delivered by and on behalf of the parties thereto and will be the legal, valid and binding obligations of the parties (except as to the Company) once executed and delivered; (iv) the conformity to authentic original documents of all documents submitted to us as copies; (v) that the copies of the Opinion Documents provided to us are complete and correct copies and contain the entire agreement of the parties thereto necessary for us to render the opinions contemplated herein, and that there are no other documents nor any oral agreements or other circumstances that would in any way alter or vary the provisions of the Opinion Documents; (vi) that each natural person executing or who has executed the Opinion Documents is or was competent to do so; (vii) the accuracy, completeness and authenticity of certificates of public officials; (viii) that the certificates of public officials dated as of an earlier date are still accurate as of the date hereof; (ix) that the Company has filed all required franchise tax returns, if any, and paid all required taxes, if any, under applicable law and under any other applicable governmental rule; (x) there has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence; (xi) all statutes, judicial and administrative decisions, and rules and regulations of governmental agencies, constituting the laws of the United States of America, the laws of the State of Delaware are generally available (i.e., in terms of access and distribution following publication or other release) to lawyers practicing in the State of Delaware, and are in a format that makes legal research reasonably feasible; (xii) the constitutionality or validity of a relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the State of Delaware has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity; (xiii) the Company will obtain all permits and governmental approvals required in the future, and take all actions similarly required, relevant to subsequent consummation of the transactions contemplated by the Opinion Documents or performance of the Opinion Documents; and (xiv) all parties to the Opinion Documents will act in accordance with, and will refrain from taking action that is forbidden by, the terms and conditions of the Opinion Documents.

(c) We have also assumed without independent verification (i) that Parent and Merger Sub are duly formed, validly existing and in good standing under the laws of the jurisdiction of its respective formation; (ii) that Parent and Merger Sub are fully authorized and qualified under their respective charters and organizational documents and under federal law and any applicable laws and regulations of the jurisdiction of its formation to transact business

Sand Hill IT Security Acquisition Corp

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generally, and in particular, to engage in the transactions provided for in the Transaction Documents; (iii) that each of Parent and Merger Sub has the corporate power and corporate authority to execute, deliver and carry out the terms of the Transaction Documents and has duly and validly authorized the execution, delivery and performance by such party of the Transaction Documents to which it is a party; (iv) that the execution, delivery and performance of the Transaction Documents by Parent and Merger Sub will not violate any law, rule, regulation, writ or order to which such party is subject; and (v) that all other conditions precedent to the execution, effectiveness and performance under the Transaction Documents to which each of Parent and Merger Sub is subject or by which such party is benefited have been or will be satisfied or waived and that each of Parent and Merger Sub will fulfill its respective obligations under the Transaction Documents.

2. Opinion. On the basis of the foregoing, but subject to the additional qualifications and assumptions set forth below, we are of the opinion that, as of the date hereof:

2.1 The Company is a corporation duly organized, validly existing and, based solely on our review of the Good Standing Certificate, in good standing under the laws of its jurisdiction of incorporation.

2.2 Each Company Subsidiary is a corporation (or other entity) duly organized, validly existing and, based solely on our review of the Company Subsidiary Good Standing Certificate, in good standing under the laws of the jurisdiction of its incorporation or organization.

2.3 The Company has all requisite corporate power and corporate authority necessary to enter into and to perform its obligations under the Transaction Documents.

2.4 The Transaction Documents to which the Company is a party have been duly executed and delivered by, and constitute valid and binding obligations of the Company, enforceable in accordance with their terms.

2.5 The execution and delivery by the Company of the Merger Agreement and the other documents related thereto to which it is a party and the performance of its obligations thereunder and the consummation of the transactions contemplated by the Merger Agreement do not and will not (a) conflict with or result in any breach or violation of any provision of the charter, by-laws, or other organizational documents of the Company, (b) to our knowledge, violate any law, statute, rule, or regulation applicable to the Company or any of the Company Subsidiaries, or (c) to our knowledge, violate any order or other restriction of any governmental agency or court applicable to the Company.

Sand Hill IT Security Acquisition Corp

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2.6 To the best of our knowledge and except as set forth in the Company’s Disclosure Letter, there are no actions, suits, proceedings (including any arbitration proceedings), orders, investigations or claims pending or threatened against or affecting the Company or any Company Subsidiary.

2.7 The Company’s authorized capitalization consists of (i)              shares of Company Common Stock and (ii)              shares of Company Preferred Stock. As of the date hereof, (a)              shares of Company Common Stock are issued and outstanding (treating any treasury shares as not outstanding); (b)              shares of Company Preferred Stock are issued and outstanding, (c)              shares of Company Common Stock are reserved for issuance upon exercise of warrants; and (d)              shares of Company Common Stock in the aggregate are issuable as of the date hereof pursuant to options that have been granted under the Option Plans that have not been exercised and that remain in effect. No other shares of capital stock of the Company are authorized, issued or outstanding. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights. To our knowledge, there are no other options, calls, warrants or other securities or rights outstanding that are convertible into or exercisable for any shares of the capital stock of the Company.

3. Qualifications and Assumptions. Our opinion above is subject to and limited by the following qualifications and assumptions, in addition to those set forth above:

3.1 The effect of bankruptcy, insolvency, reorganization, moratorium, liquidation, receivership, assignment for the benefit of creditors, fraudulent conveyance or transfer, marshaling and other laws relating to or affecting the rights and remedies of creditors generally or relating to equitable principles of general application, including but not limited to, those matters set forth specifically herein.

3.2 Limitations of law or equity upon the availability of specific enforcement, injunctive relief, other equitable remedies or any particular remedy at law.

3.3 The unenforceability or ineffectiveness under certain circumstances of contractual provisions relating to: attorneys’ fees to the extent inconsistent with Delaware Civil Code Section 1717 or other equivalent law of another jurisdiction; indemnity and release, limitations upon liability, exculpation and related provisions, to the extent contrary to public policy or prohibited by law or providing for indemnity, release, limitations upon liability or exculpation of a party against or with respect to its own wrongful or negligent acts; cumulation, election or non-exclusivity of remedies, or non-waiver of remedies by a failure or delay of exercise; waiver of defense, setoff, counterclaim, recoupment or marshaling rights; integration, and ineffectiveness of oral modifications; restraints on trade; survival of terms, provisions or agreements after termination of agreements or satisfaction of obligations; or waiver or relinquishment of (i) broadly or vaguely stated rights, (ii) unknown future rights or defenses, (iii) defenses to

Sand Hill IT Security Acquisition Corp

                    , 200

obligations, including, but not limited to, statutes of limitation, rights of redemption, notices of acceleration and default, or (iv) the benefits of statutory, regulatory or constitutional law or other rights granted by law, where any of the foregoing is contrary to public policy or otherwise prohibited, limited or made unenforceable by law.

3.4 The unenforceability of contractual provisions or contracts found by a court to be or to have been unconscionable or against public policy.

3.5 The assumption that each of Parent and Merger Sub will enforce any rights and remedies that it has under the Transaction Documents in good faith and in a commercially reasonable manner and that each such party’s rights and remedies will be enforced in accordance with applicable law, notwithstanding any contrary provision in the Transaction Documents, which contrary provisions may be unenforceable.

3.6 We advise you that an opinion as to enforceability of remedies means only that some remedies are available under the agreement in question, and not necessarily that every provision in the agreement will be enforced by a court in all circumstances.

3.7 The effect of provisions in the Transaction Documents which purport to be absolute or irrevocable assignments or transfers of property or interests therein, as to which you should be aware that such provisions may be construed as assignments or transfers for security purposes under applicable law.

3.8 We render no opinion as to the effect on the enforceability of rights and/or remedies under the Transaction Documents of enforcement of rights and/or remedies under other documents or the enforcement of rights and/or remedies of the Transaction Documents under the laws of states or other jurisdictions other than California and Delaware.

3.9 We have not examined and do not express any opinion on any other document, irrespective of whether we have received a draft or copy of it. We have assumed that other documents do in fact exist as necessary to duly and sufficiently document all elements of this transaction.

3.10 We express no opinion regarding the provisions of the Transaction Documents, to the extent they purport to incorporate provisions of, obligate any person under or secure any obligations, under other documents or as to any matter concerning the effect of other documents. We draw your attention to the fact, however, that to the extent other documents may be unenforceable, the Transaction Documents, to the extent they purport to incorporate provisions of other documents, or obligate persons, secure obligations or have the effect of a guaranty of obligations under other documents, may also to that extent be unenforceable.

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3.11 We express no opinion as to the effect or enforceability as to any provision involving consent to or establishment of jurisdiction and/or venue, choice of law or stipulations with respect thereto, mandatory arbitration, consent to or waiver of service of process or establishment of a method therefor, waiver of the doctrine of forum non conveniens, waiver of the right to attack or appeal a judgment, the irrevocable appointment of an agent for service of process, the establishment or waiver of measures or methods of proof or waiver of jury trial.

3.12 No opinion is expressed as to the enforceability of provisions purporting to bind persons that are not parties to the Transaction Documents.

3.13 We assume that each of the Officer’s Certificate and the Secretary’s Certificate referred to herein and on which we rely continue to remain accurate from such earlier date through the date hereof.

3.14 In rendering the opinions set forth in Paragraph 1.2 with respect to the good standing of the Company, we have relied exclusively on the good standing certificates referred to in Paragraph 1.2.

3.15 In rendering the opinions expressed in Paragraph 2.4 insofar as they require interpretation of any document, contract or other agreement (i) we have assumed with your permission that all courts of competent jurisdiction would enforce such documents, contracts and agreements as written but would apply the internal laws of the State of California, without giving effect to any choice of law provisions contained therein or any choice of law principles which would result in application of the internal laws of any other state, (ii) to the extent that any questions of legality or legal construction have arisen in connection with our review, we have applied the laws of the State of California in resolving such questions, and (iii) we express no opinion with respect to the effect of any discretionary action or inaction by the Company under the Transaction Documents or the documents, contracts and agreements which may result in a breach or default under any document, contract or agreement and (iv) we express no opinion with respect to any matters which require us to perform or make a financial or accounting determination. We advise you that certain of the documents, contracts and agreements may be governed by other laws, that such laws may vary substantially from the law assumed to govern for purposes of this opinion, and that this opinion may not be relied upon as to whether or not a breach or default would occur under the law actually governing such documents, contracts and agreements.

3.16 We express no opinion as to (i) your compliance with any state or federal law, rule or regulation that may, because of the nature of your business, be applicable to the transactions contemplated by the Transaction Documents; (ii) compliance with or the effect of any (a) income tax, franchise or other laws, rules or regulations relating to taxation, or (b) export control, trade regulation or antitrust laws; (i) the accuracy or effect of any matter of fact or law set forth in the Transaction Documents, except to the extent that any such matter is also set forth as part of our opinion above or (ii) any documents, or the effect thereof, other than the enumerated Opinion Documents.

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This opinion relates solely to the laws of the State of California and Delaware (other than laws relating to conflicts of law or choice of law) and applicable federal law in effect on the date hereof. We express no opinion as to (i) which states’ law governs the Transaction Documents and under which states’ law they would be interpreted, or (ii) the enforceability of any choice of law provisions in any Transaction Documents. This opinion presumes, but does not opine, that the Transaction Documents and each and every provision of the Transaction Documents are governed by and would be interpreted and enforced under California law and we have not examined and do not opine with respect to the laws of any other jurisdiction.

We express no opinion with respect to laws becoming effective after the date hereof or the effect or applicability of the laws of other jurisdictions. This opinion relates only to matters as of the date hereof, and we express no opinion with respect to any transaction, transfer, conveyance, obligation or performance occurring after the date hereof. We disclaim any obligation to advise you of any events occurring or coming to our attention or any developments in areas covered by this opinion that occur after the date of this opinion.

This opinion is provided at your request and solely to you for use in connection with the Merger Agreement. This opinion may not be relied upon or used by any other person or for any other purpose, nor may it be exhibited, quoted from or referred to, or copies delivered to any other person, without our prior written consent.

Very truly yours,

Duane Morris LLP